Exhibit 10.19

EXECUTION COPY

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

MASTER REPURCHASE AGREEMENT

Dated as of September 4, 2019

Between:

CITIBANK, N.A., as Buyer,

and

QUICKEN LOANS INC., as Seller

TABLE OF CONTENTS

1.	APPLICABILITY	1
2.	DEFINITIONS AND ACCOUNTING MATTERS	1
3.	THE TRANSACTIONS	23
4.	PAYMENTS; COMPUTATION	29
5.	TAXES; TAX TREATMENT	30
6.	MARGIN MAINTENANCE	31
7.	INCOME PAYMENTS	32
8.	SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT	32
9.	CONDITIONS PRECEDENT	36
10.	RELEASE OF PURCHASED LOANS	40
11.	RELIANCE	40
12.	REPRESENTATIONS AND WARRANTIES	40
13.	COVENANTS OF SELLER	46
14.	REPURCHASE DATE PAYMENTS	54
15.	REPURCHASE OF PURCHASED LOANS	54
16.	SUBSTITUTION	54
17.	RESERVED	54
18.	EVENTS OF DEFAULT	55
19.	REMEDIES	57
20.	DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE	61
21.	NOTICES AND OTHER COMMUNICATIONS	61
22.	USE OF EMPLOYEE PLAN ASSETS	62
23.	INDEMNIFICATION AND EXPENSES.	62
24.	WAIVER OF DEFICIENCY RIGHTS	63
25.	REIMBURSEMENT	63
26.	FURTHER ASSURANCES	64
27.	TERMINATION	64
28.	SEVERABILITY	64
29.	BINDING EFFECT; GOVERNING LAW	64
30.	AMENDMENTS	64
31.	SUCCESSORS AND ASSIGNS	65
32.	CAPTIONS	65
33.	COUNTERPARTS	65
34.	SUBMISSION TO JURISDICTION; WAIVERS	65
35.	WAIVER OF JURY TRIAL	66
36.	ACKNOWLEDGEMENTS	66
37.	HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.	66

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38.	ASSIGNMENTS	66
39.	SINGLE AGREEMENT	67
40.	INTENT	67
41.	CONFIDENTIALITY	68
42.	SERVICING	70
43.	PERIODIC DUE DILIGENCE REVIEW	71
44.	SET-OFF	72
45.	ENTIRE AGREEMENT	72

SCHEDULES

SCHEDULE 1	Representations and Warranties re: Loans
SCHEDULE 2	Subsidiaries
SCHEDULE 12(c)	Litigation
SCHEDULE 13(i)	Related Party Transactions

EXHIBITS

EXHIBIT A	Form of Quarterly Certification
EXHIBIT B	Form of Instruction Letter
EXHIBIT C	Buyer’s Wire Instructions
EXHIBIT D	Form of Security Release Certification

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MASTER REPURCHASE AGREEMENT, dated as of September 4, 2019 between Quicken Loans Inc., a Michigan corporation as seller (the “Seller”), and CITIBANK, N.A., a national banking association as buyer (“Buyer”).

1.            APPLICABILITY

Buyer shall, with respect to the Committed Amount, and may agree to, with respect to the Uncommitted Amount, from time to time enter into transactions in which the Seller sells to Buyer Eligible Loans against the transfer of funds by Buyer, with a simultaneous agreement by Buyer to sell to the Seller Purchased Loans by a date certain, against the transfer of funds by the Seller. Each such transaction shall be referred to herein as a “Transaction”, and, unless otherwise agreed in writing, shall be governed by this Agreement.

2.                                      DEFINITIONS AND ACCOUNTING MATTERS

(a)           Defined Terms. As used herein, the following terms have the following meanings (all terms defined in this Section 2 or in other provisions of this Agreement in the singular to have the same meanings when used in the plural and vice versa):

“Ability to Repay Rule” shall mean 12 CFR 1026.43(c), or any successor rule or regulation, including all applicable official staff commentary.

“Accepted Servicing Practices” shall mean with respect to any Loan, those accepted mortgage servicing practices (including collection procedures) of prudent mortgage lending institutions which service mortgage loans, as applicable, of the same type as the Loans in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with applicable Agency servicing practices and procedures for Agency mortgage backed securities pool mortgages, as defined in the Agency Guidelines including future updates.

“Adjustable Rate Loan” shall mean a Loan which provides for the adjustment of the Mortgage

Interest Rate payable in respect thereto.

“Adjusted Tangible Net Worth” shall mean, with respect to any Person at any date, the excess of the total assets over the total liabilities of such Person on such date, each to be determined in accordance with GAAP consistent with those applied in the preparation of the Seller’s financial statements less the sum of the following (without duplication): (a) the book value of all investments in non-consolidated subsidiaries, and (b) any other assets of the Seller and consolidated Subsidiaries that would be treated as intangibles under GAAP including, without limitation, goodwill, research and development costs, trademarks, trade names, copyrights, patents, rights to refunds and indemnification and unamortized debt discount and expenses. Notwithstanding the foregoing, servicing rights shall be included in the calculation of total assets.

“Adjustment Date” shall mean with respect to each Adjustable Rate Loan, the date set forth in the related Note on which the Mortgage Interest Rate on the Loan is adjusted in accordance with the terms of the Note.

“Affiliate” shall mean, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person, and which shall include any Subsidiary of such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agency” shall mean Fannie Mae, Ginnie Mae, Freddie Mac, FHA, VA or RHS, as the context may require.

“Agency Approval” shall have the meaning provided in Section 13(bb).

“Agency Audit” shall mean any Agency or HUD audits, examinations, evaluations, monitoring reviews and reports of its origination and servicing operations (including those prepared on a contract basis for any such Agency).

“Agency Eligible Loan” shall mean a Loan (other than a Government Loan, but including a Relief

Refinance Loan) that is originated in compliance with the applicable Agency Guidelines (other than for exceptions to the Agency Guidelines provided by the applicable Agency to Seller) and is eligible for sale to or securitization by (or guaranty of securitization by) an Agency.

“Agency Guidelines” shall mean the Ginnie Mae Guide, the Fannie Mae Guide and/or the Freddie Mac Guide, the FHA Regulations, the VA Regulations and/or the Rural Housing Service Regulations, as the context may require, in each case as such guidelines have been or may be amended, supplemented or otherwise modified from time to time by Ginnie Mae, Fannie Mae, Freddie Mac, FHA, VA or RHS, as applicable.

“Agency Security” shall mean a mortgage-backed security issued or guaranteed by an Agency.

“Agreement” shall mean this Master Repurchase Agreement (including all exhibits, schedules and other addenda hereto or thereto), as supplemented by the Pricing Side Letter, as it may be amended, restated, further supplemented or otherwise modified from time to time.

“ALTA” shall mean the American Land Title Association.

“Anti-Money Laundering Laws” shall have the meaning provided in Section 12(ee) hereof.

“Anti-Terrorism Laws” shall mean any Requirements of Law relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Requirements of Law, all as amended, supplemented or replaced from time to time.

“Applicable Margin” shall have the meaning set forth in the Pricing Side Letter.

“Applicable Percentage” shall have the meaning assigned thereto in the Pricing Side Letter.

“Appraised Value” shall mean, with respect to any Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a Loan the proceeds of which are not used for the purchase of the Mortgaged Property, such value shall be based solely on the appraisal made in connection with the origination of such Loan.

“Approvals” shall mean, with respect to the Seller, the approvals granted by the applicable Agency or HUD, as applicable, designating the Seller as a Ginnie Mae-approved issuer, a Ginnie Mae-approved servicer, an FHA-approved mortgagee, a VA-approved lender, an RHS lender, an RHS servicer, a Fannie

Mae-approved seller/servicer or a Freddie Mac-approved seller/servicer, as applicable, in good standing to the extent necessary for Seller to conduct its business in all material respects as it is then being conducted.

“Approved Title Insurance Company” shall mean a title insurance company as to which Buyer has not otherwise provided written notice to Seller that such title insurance company is not reasonably satisfactory to Buyer, provided, however, that Seller shall provide a list of Approved Title Insurance Companies at the reasonable request of Buyer.

“Assignment and Acceptance” shall have the meaning provided in Section 38(a).

“Assignment of Mortgage” shall mean, with respect to any Mortgage, an assignment of the

Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the assignment of the Mortgage to Buyer.

“ATR Checklist” shall have the meaning assigned to such term in paragraph (hhh) of Schedule 1.

“Authoritative Copy” shall mean with respect to an eNote, the unique copy of such eNote that is within the Control of the Controller.

“Bankruptcy Code” shall mean Title 11 of the United States Code, Section 101 et seq., as amended from time to time.

“Basel III” means “A Global Regulatory Framework for More Resilient Banks and Banking Systems” developed by the Basel Committee on Banking Supervision (or any successor or similar authority), initially published in December 2010.

“Business Day” shall mean any day other than (i) a Saturday or Sunday, (ii) a day on which the

New York Stock Exchange, the Federal Reserve Bank of New York, the Custodian’s offices, banking and savings and loan institutions in the State of New York, Connecticut, Michigan or Delaware, the City of New York or the State of California are closed, or (iii) a day on which trading in securities on the New York Stock Exchange or any other major securities exchange in the United States is not conducted.

“Capital Adequacy Notice” shall have the meaning assigned thereto in Section 3(i) hereof.

“Capital Lease Obligations” shall mean, for any Person, all obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) Property to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP, and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

“Cash Equivalents” shall mean (a) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of [***] or less from the date of acquisition and overnight bank deposits of any commercial bank having capital and surplus in excess of [***] (c) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than seven days with respect to securities issued or fully guaranteed or insured by the United States Government, (d) commercial paper of a domestic issuer rated at least A-1 or the equivalent thereof by Standard and Poor’s Ratings Group (“S&P”) or P-1 or the equivalent thereof by Moody’s Investors Service, Inc. (“Moody’s”) and in either case maturing within [***] after the day of acquisition, (e) securities with maturities of [***] or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s, (f) securities with maturities of [***] or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the requirements of clause (b) of this definition, (g) shares of money market mutual or similar funds, (h) [***] of the unencumbered marketable securities in

Seller’s accounts (or the account of Seller’s Affiliates), or (i) the aggregate amount of unused capacity available (taking into account applicable haircuts) under committed and uncommitted mortgage loan and mortgage-backed securities warehouse and servicing and servicer advance facilities, or lines of credit collateralized by mortgage or mortgage servicing rights assets for which the seller or borrower thereunder has adequate eligible collateral pledged or to pledge thereunder, or under unsecured lines of credit available to Seller.

“CEMA Consolidated Note” shall mean the original executed consolidated promissory note or other evidence of the consolidated indebtedness of a mortgagor/borrower with respect to a CEMA Loan and a Consolidation, Extension and Modification Agreement.

“CEMA Loan” shall mean a Loan originated in connection with a refinancing subject to a Consolidation, Extension and Modification Agreement and with respect to which the related Mortgaged Property is located in the State of New York.

“Change in Law” means the occurrence after the date of this Agreement of (i) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment, mandate or treaty, (ii) any change in any law, rule, regulation, mandate or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, mandate, regulation or treaty, or (iii) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that, notwithstanding anything herein to the contrary (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as amended and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued (each of (x) and (y), a “DF/Basel Change”), it being agreed and understood that, notwithstanding any of the foregoing, to the extent that (A) any DF/Basel Change has been fully enacted, adopted and issued prior to the Closing Date and (B) there is no change in the terms of such DF/Basel Change or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof after the date hereof, then such DF/Basel Change shall not be deemed to be a “Change in Law.

“Change of Control” shall mean, with respect to the Seller, the acquisition by any other Person, or two or more other Persons acting as a group, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of outstanding shares of voting stock of the Seller at any time if after giving effect to such acquisition Rock Holdings Inc. does not own, directly or indirectly, more than [***] of Seller’s outstanding voting equity interests.

“Closing Agent” shall mean, with respect to any Wet-Ink Transaction, an entity reasonably satisfactory to Buyer (which may be a title company or its agent, escrow company, attorney or other closing agent in accordance with local law and practice in the jurisdiction where the related Wet-Ink Loan is being originated) and which maintains a fidelity bond acceptable to Buyer, to which the proceeds of such Wet-

Ink Transaction are to be wired pursuant to the instructions of Seller. Unless Buyer notifies Seller (electronically or in writing) that a Closing Agent is unsatisfactory, each Closing Agent utilized by Seller shall be deemed satisfactory; provided, that each of Title Source, Inc. and its Subsidiaries shall be deemed satisfactory to Buyer while it is an Affiliate of Seller and eligible to act as a closing agent under applicable Agency Guidelines, and provided further that Buyer shall instruct Custodian that no funds shall be transferred to the account of any Closing Agent after the date that is five (5) Business Days following the date that notice is delivered to Seller that such Closing Agent is unsatisfactory, and provided, further, that the Market Value shall be deemed to be zero with respect to each Loan, for so long as such Loan is a Wet-Ink Loan, as to which the proceeds of such Loan were wired to a Closing Agent with respect to which Buyer has notified Seller at least five (5) Business Days before funds are transferred to the account of such Closing Agent that such Closing Agent is not satisfactory.

“COBRA” shall have the meaning assigned thereto in Section 12(p) hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collection  Account”  shall  mean  the  account  identified  in  the  Collection  Account  Control

Agreement.

“Collection Account Control Agreement” shall mean the blocked account control agreement among Buyer, the Seller and JPMorgan Chase Bank, N.A., in form and substance acceptable to Buyer to be entered into with respect to the Collection Account, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Committed Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Confirmation” shall have the meaning assigned thereto in Section 3(a) hereof.

“Consolidation, Extension and Modification Agreement” shall mean the original executed consolidation, extension and modification agreement executed by a mortgagor/borrower in connection with a CEMA Loan.

“Contractual Obligation” shall mean as to any Person, any material provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or any material provision of any security issued by such Person.

“Control” shall mean with respect to an eNote, the “control” of such eNote within the meaning of

UETA and/or, as applicable, E-SIGN, which is established by reference to the MERS eRegistry and any party designated therein as the Controller.

“Control Failure” shall mean with respect to an eNote, (i) if the Controller status of the eNote shall not have been transferred to Buyer, (ii) Buyer shall otherwise not be designated as the Controller of such eNote in the MERS eRegistry, (iii) if the eVault shall have released the Authoritative Copy of an eNote in contravention of the requirements of the Custodial Agreement, or (iv) if the Custodian initiated any changes on the MERS eRegistry in contravention of the terms of the Custodial Agreement.

“Controller” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Controller”, and who in such capacity shall be deemed to be “in control” or to be the “controller” of such eNote within the meaning of UETA or E-SIGN, as applicable.

“Cooperative Corporation” shall mean the cooperative apartment corporation that holds legal title to a Cooperative Project and grants occupancy rights to units therein to stockholders through Proprietary Leases or similar arrangements.

“Cooperative Loan” shall mean a Loan that is secured by a First Lien perfected security interest in

Cooperative Shares and the related Proprietary Lease granting exclusive rights to occupy the related Cooperative Unit in the building owned by the related Cooperative Corporation.

“Cooperative  Loan  Documents”  shall  have  the  meaning  assigned  thereto  in  the  Custodial

Agreement.

“Cooperative Note” shall mean the original executed promissory note or other evidence of the indebtedness of a Mortgagor with respect to a Cooperative Loan.

“Cooperative Project” shall mean all real property owned by a Cooperative Corporation including the land, separate dwelling units and all common elements.

“Cooperative Shares” shall mean the shares of stock issued by a Cooperative Corporation and allocated to a Cooperative Unit and represented by a stock certificate.

“Cooperative Unit” shall mean a specific unit in a Cooperative Project.

“Costs” shall have the meaning provided in Section 23(a) hereof.

“Covered Entity” shall mean (a) Seller and each of its Subsidiaries, all owners of the foregoing and all brokers or other agents of Seller acting in any capacity in connection with the Servicing Agreement and

(b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding Equity Interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of Equity Interests, contract or otherwise.

“Custodial Agreement” shall mean the Custodial Agreement, dated as of the date hereof, between the Seller, Buyer, Custodian and Disbursement Agent as the same shall be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Custodian” shall mean Deutsche Bank National Trust Company, or its successors and permitted assigns, or such other custodian as may be mutually agreed to by Buyer and the Seller.

“Custodial  Loan  Transmission”  shall  have  the  meaning  assigned  thereto  in  the  Custodial

Agreement.

“Default” shall mean an Event of Default or any event that, with the giving of notice or the passage of time or both, would become an Event of Default.

“Delegatee” shall mean with respect to an eNote, the party designated in the MERS eRegistry as the “Delegatee” or “Delegatee for Transfers”, who in such capacity is authorized by the Controller to perform certain MERS eRegistry transactions on behalf of the Controller such as Transfers of Control and Transfers of Control and Location.

“Disbursement Account” shall mean the account established by Buyer pursuant to the Custodial Agreement for the purpose of funding any Loan.

“Disbursement Agent” shall mean Deutsche Bank National Trust Company, or such other entity appointed by Buyer to act as disbursement agent from time to time, or its successors and permitted assigns.

“Documentation Capsule” shall have the meaning assigned to such term in paragraph (hhh) of

Schedule 1.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Pub. L. No. 111-203 and any successor statute.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Dry Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Due Date” shall mean the day of the month on which the Monthly Payment is due on a Loan, exclusive of any days of grace.

“Due Diligence Review” shall mean the performance by Buyer of any or all of the reviews permitted under Section 43 hereof with respect to any or all of the Loans or the Seller or related parties, as desired by Buyer from time to time.

“Effective Date” shall mean the date upon which the conditions precedent set forth in Section 9(a) have been satisfied.

“Electronic Agent” shall mean MERSCORP Holdings, Inc., or its successor in interest or assigns.

“Electronic Record” shall mean with respect to an eMortgage Loan, the related eNote and all other documents comprising the Mortgage File electronically created and that are stored in an electronic format, if any.

“Electronic Security Failure” shall have the meaning assigned thereto in the Custodial Agreement.

“Electronic Tracking Agreement” shall mean the electronic tracking agreement among Buyer, the

Seller, MERSCORP Holdings, Inc. and MERS, in form and substance acceptable to Buyer to be entered into in the event that any of the Loans become MERS Loans, as the same may be amended, restated, supplemented or otherwise modified from time to time; provided that if no Loans are or will be MERS Loans, all references herein to the Electronic Tracking Agreement shall be disregarded.

“Electronic Transmission” shall mean the delivery of information in an electronic format acceptable to the applicable recipient thereof. An Electronic Transmission shall be considered written notice for all purposes hereof (except when a request or notice by its terms requires execution).

“Eligible Loan” shall have the meaning assigned thereto in the Pricing Side Letter.

“eMortgage Loan” shall mean a Loan with respect to which there is an eNote and as to which some or all of the other documents comprising the related Mortgage File may be created electronically and not by traditional paper documentation with a pen and ink signature.

“eNote” shall mean with respect to any eMortgage Loan, the electronically created and stored Note that is a Transferable Record.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and administrative rulings issued thereunder.

“ERISA Affiliate” shall mean any entity, whether or not incorporated, that is a member of any group of organizations described in Section 414(b), (c), (m) or (o) of the Code of which the Seller is a member.

“Escrow Payments” shall mean, with respect to any Loan, the amounts constituting ground rents, taxes, assessments, water charges, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the Mortgagee pursuant to the terms of any Note or Mortgage or any other document.

“E-SIGN” shall mean the Electronic Signatures in Global and National Commerce Act, 15 U.S.C.

§ 7001 et seq.

“eVault” shall have the meaning assigned to it in the Custodial Agreement.

“Event of Default” shall have the meaning provided in Section 18 hereof.

“Event of ERISA Termination” means, with respect to Seller or any ERISA Affiliate, (i) a

Reportable Event with respect to any Plan, (ii) the withdrawal of Seller or any ERISA Affiliate from a Plan during a plan year in which it is a substantial employer, as defined in Section 4001(a)(2) of ERISA), (iii) the failure by Seller or any ERISA Affiliate to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA with respect to any Plan, including, without limitation, the failure to make on or before its due date a required installment under Section 412(m) of the Code (or Section 430(j) of the Code) or Section 302(e) of ERISA (or Section 303(j) of ERISA), (iv) the distribution under Section 4041 of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or any ERISA Affiliate to terminate any Plan; (v) the failure to meet the requirements of Section 436 of the Code, (vi) the institution by the PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, (vii) the receipt by Seller or any ERISA Affiliate of a notice from a Multiemployer Plan that action of the type described in clause (vi) has been taken by the PBGC with respect to such Multiemployer Plan, or (viii) any event or circumstance exists which may reasonably be expected to constitute grounds for Seller or any ERISA Affiliate to incur liability under Title IV of ERISA or under Sections 412(b) or 430(k) of the Code with respect to any Plan.

“Exception” shall have the meaning assigned thereto in the Custodial Agreement.

“Exception Report” shall mean the report of Exceptions included as part of the Custodial Loan Transmission.

“Excess Margin Notice” shall have the meaning provided in Section 4(a)(ii) hereof.

“Executive Order” shall mean Executive Order 13224— Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism.

“Fannie Mae” shall mean Fannie Mae, or any successor thereto.

“Fannie Mae Guide” shall mean the Fannie Mae MBS Selling and Servicing Guide, as the same may hereafter from time to time be amended.

“FDIA” shall have the meaning provided in Section 40(c) hereof.

“FDICIA” shall have the meaning provided in Section 40(d) hereof.

“Federal Funds Rate” shall mean, for any day, the rate set forth in H.15 (519) for that day opposite the caption “Federal Funds (Effective)”. If on any day such rate is not yet published in H.15 (519), the rate for such day will be the Federal Funds Effective rate set forth in the Federal Funds Data for that day under the column “Daily”. If on any day the appropriate rate for such day is not yet published in either H.15 (519) or Federal Funds Data, the rate for such day will be the arithmetic mean of the rates for the last transaction in overnight U.S. Dollar Federal funds arranged by three leading brokers of U.S. Dollar Federal funds transactions in New York City selected by Buyer consistent with Buyer’s selection with respect to Buyer’s other comparable facilities prior to 9:00 a.m., Eastern time, on such day.

“FHA” shall mean the Federal Housing Administration, an agency within HUD, or any successor thereto and including the Federal Housing Commissioner and the Secretary of Housing and Urban Development where appropriate under the FHA Regulations.

“FHA §203(k) Loan” shall mean a closed-end first lien FHA Loan with the following characteristics:

(a)           a portion of the proceeds of which will be used for the purpose of rehabilitating or repairing the related single family property;

(b)           which satisfies the definition of “rehabilitation loan” under 24 C.F.R. 203.50(a); and

(c)           the payment of which is insured by the FHA under the National Housing Act or with respect to which a commitment for such insurance has been issued by the FHA.

“FHA Act” shall mean the Federal Housing Administration Act.

“FHA Loan” shall mean a Loan that is eligible to be the subject of an FHA Mortgage Insurance Contract and with respect to which a commitment for such insurance has been issued by the FHA.

“FHA Mortgage Insurance” shall mean mortgage insurance authorized under Sections 203(b), 213, 221(d), 222, and 235 of the FHA Act and provided by the FHA.

“FHA Mortgage Insurance Contract” shall mean the contractual obligation of the FHA to insure a Loan.

“FHA Regulations” shall mean regulations promulgated by HUD under the Federal Housing Administration Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to FHA Loans, including the related handbooks, circulars, notices and mortgagee letters.

“Final Repurchase Date” shall mean any Repurchase Date on which the applicable Purchased Asset does not become subject to a Rollover Transaction.

“First Lien” shall mean with respect to each Mortgaged Property, the lien of the mortgage, deed of trust or other instrument securing a mortgage note which creates a first lien on the Mortgaged Property.

“Foreign Buyer” shall have the meaning set forth in Section 5(c) hereof.

“Freddie Mac” shall mean Freddie Mac, or any successor thereto.

“Freddie Mac Guide” shall mean the Freddie Mac Single-Family Seller/Servicer Guide, as the same may hereafter from time to time be amended.

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the

United States of America.

“Ginnie Mae” shall mean the Government National Mortgage Association and its successors in interest, a wholly-owned corporate instrumentality of the government of the United States of America.

“Ginnie Mae Guide” shall mean the Ginnie Mae Mortgage-Backed Securities Guide I or II, as applicable, as the same may hereafter from time to time be amended.

“Governmental Authority” shall mean with respect to any Person, any nation or government, any state or other political subdivision, agency or instrumentality thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person, any of its Subsidiaries or any of its properties.

“Government Loan” a Loan, other than an Agency Eligible Loan, that is (a) an FHA Loan; (b) a

VA Loan; (c) an RHS Loan, or (d) is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool.

“Guarantee” shall mean, as to any Person, any obligation of such Person directly or indirectly guaranteeing any Indebtedness of any other Person or in any manner providing for the payment of any Indebtedness of any other Person or otherwise protecting the holder of such Indebtedness against loss (whether by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, or to take-or-pay or otherwise), provided that the term “Guarantee” shall not include

(i) endorsements for collection or deposit in the ordinary course of business, or (ii) obligations to make servicing advances for delinquent taxes and insurance, or other obligations in respect of a Mortgaged Property. The amount of any Guarantee of a Person shall be deemed to be the amount of the corresponding liability shown on such Person’s consolidated balance sheet calculated in accordance with GAAP as determined by such Person in good faith. The terms “Guarantee” and “Guaranteed” used as verbs shall have correlative meanings.

“H.15 (519)” means the weekly statistical release designated as such at http://www.federalreserve.gov/releases/h15/update/default.htm, or any successor publication, published by the Board of Governors of the Federal Reserve System.

“Hash Value” shall mean with respect to an eNote, the unique, tamper-evident digital signature of such eNote that is stored with MERS.

“Hedging Arrangement” means any forward sales contract, forward trade contract, interest rate swap agreement, interest rate cap agreement or other contract pursuant to which Seller has protected itself from the consequences of a loss in the value of a Loan or its portfolio of Loans because of changes in interest rates or in the market value of mortgage loan assets.

“High Cost Loan” shall mean a Loan (a) classified as a “high cost” loan under the Home Ownership and Equity Protection Act of 1994; (b) classified as a “high cost,” “threshold,” “covered,” or “predatory” loan under any other applicable state, federal or local law (or a similarly classified loan using different terminology under a law, regulation or ordinance imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees); or (c) having a percentage listed under the Indicative Loss Severity Column (the column that appears in the S&P Anti-Predatory Lending Law Update Table, included in the then-current S&P’s LEVELS® Glossary of Terms on Appendix E).

“HUD” shall mean the Department of Housing and Urban Development, or any federal agency or official thereof which may from time to time succeed to the functions thereof with regard to FHA Mortgage Insurance. The term “HUD,” for purposes of this Agreement, is also deemed to include subdivisions thereof such as the FHA and Ginnie Mae.

“Income” shall mean, with respect to any Purchased Loan at any time until such Loan is repurchased by Seller in accordance with the terms of this Agreement, any principal and/or interest thereon and all dividends, sale proceeds (including, without limitation, any proceeds from the liquidation or securitization of such Purchased Loan or other disposition thereof) and other collections and distributions thereon (including, without limitation, any proceeds received in respect of mortgage insurance), but not including any commitment fees, origination fees and/or servicing fees accrued in respect of periods on or after the initial Purchase Date with respect to such Purchased Loan.

“Indebtedness” shall mean, for any Person: (a) obligations created, issued or incurred by such Person for borrowed money (whether by loan, the issuance and sale of debt securities or the sale of Property to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such Property from such Person); (b) obligations of such Person to pay the deferred purchase or acquisition price of Property or services, other than trade accounts payable (other than for borrowed money) arising, and accrued expenses incurred, in the ordinary course of business; (c) indebtedness of others secured by a Lien on the Property of such Person, whether or not the respective indebtedness so secured has been assumed by such Person; (d) obligations (contingent or otherwise) of such Person in respect of letters of credit or similar instruments issued or accepted by banks and other financial institutions for account of such Person; (e) Capital Lease Obligations of such Person; (f) obligations of such Person under repurchase agreements or like arrangements; (g) indebtedness of others Guaranteed by such Person; (h) all obligations of such Person incurred in connection with the acquisition or carrying of fixed assets by such Person; (i) indebtedness of general partnerships of which such Person is a general partner; and (j) any other indebtedness of such Person evidenced by a note, bond, debenture or similar instrument, provided that, for purposes of this definition, the following shall not be included as “Indebtedness”: loan loss reserves, deferred taxes arising from capitalized excess service fees, operating leases, liabilities associated with Seller’s or its Subsidiaries’ securitized Home Equity Conversion Mortgage (HECM) loan inventory where such securitization does not meet the GAAP criteria for sale treatment, obligations under Hedging Arrangements, obligations related to treasury management, brokerage or trading-related arrangements, or transactions for the sale and/or repurchase of Loans.

“Indemnified Party” shall have the meaning provided in Section 23(a) hereof.

“Instruction Letter” shall mean a letter agreement between the Seller and each Subservicer substantially in the form of Exhibit B attached hereto.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of April 4, 2012, by and among the Seller, One Reverse Mortgage, LLC, Credit Suisse First Boston Mortgage

Capital LLC, UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York, JP Morgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Morgan Stanley Bank, N.A., and Morgan Stanley Mortgage Capital Holdings LLC, as amended, as the same shall be further amended, restated, supplemented or otherwise modified and in effect from time to time, and, as the context requires, the Joint Account Control Agreement and the Joint Securities Account Control Agreement.

“Investment Company Act” shall mean the Investment Company Act of 1940, as amended, including all rules and regulations promulgated thereunder.

“IRS” shall have the meaning set forth in Section 5(c) hereof.

“Joint Account Control Agreement” shall mean the Joint Account Control Agreement, dated as of

April 4, 2012, among Seller, One Reverse Mortgage, LLC, Credit Suisse First Boston Mortgage Capital LLC, UBS AG by and through its branch office at 1285 Avenue of the Americas, New York, New York, JP Morgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, and Deutsche Bank National Trust Company, as paying agent, as amended, as the same shall be further amended, restated, supplemented or modified and in effect from time to time.

“Joint Securities Account Control Agreement” shall mean the Joint Securities Account Control

Agreement, dated as of April 4, 2012, among Seller, Credit Suisse First Boston Mortgage Capital LLC, UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, JPMorgan Chase Bank, National Association, Royal Bank of Canada, Bank of America, N.A., Morgan Stanley Bank, N.A., Morgan Stanley Mortgage Capital Holdings LLC, One Reverse Mortgage, LLC and Deutsche Bank National Trust Company, as securities intermediary, as amended, as the same shall be further amended, restated, supplemented or modified and in effect from time to time.

“Jumbo Loan” shall mean a Loan that has an original principal balance which exceeds Agency

Guidelines for maximum general conventional loan amount but otherwise satisfies Agency Guidelines.

“LIBOR” shall mean the rate of interest per annum, which is equal to the greater of (a) 0.00% and

(b) the rate determined daily by Buyer on the basis of the “BBA’s Interest Settlement Rate” offered for one-month U.S. dollar deposits, as such rate appears on Bloomberg L.P.’s page “BBAM” as of 11:00 a.m. (London time) on such date provided that if such rate does not appear on Bloomberg L.P.’s page “BBAM” as of such time on such date, the rate for such date will be the rate determined by reference to the most recently published rate on Bloomberg L.P.’s page “BBAM”; provided further that if such rate is no longer set on Bloomberg L.P.’s page “BBAM”, the rate of such date will be determined by reference to such other comparable publicly available service publishing such rates as may be selected by Buyer in its sole discretion acting in good faith, which rates have performed or are reasonably expected by Buyer to perform in a manner substantially similar to the rate appearing on Bloomberg L.P.’s page “BBAM”, and which rate will be communicated to the Seller. Notwithstanding anything to the contrary, Buyer shall have the sole discretion to reset LIBOR on a daily basis.

“Lien” shall mean any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Loan” shall mean a First Lien mortgage loan (including an eMortgage Loan) together with the

Servicing Rights thereon, which the Custodian has been instructed to hold for Buyer pursuant to the Custodial Agreement, and which Loan includes, without limitation, (i) a Note, the related Mortgage and all other Loan Documents and (ii) all right, title and interest of the Seller in and to the Mortgaged Property covered by such Mortgage.

“Loan Documents” shall mean, with respect to a Loan, the documents comprising the Mortgage File for such Loan, including any Cooperative Loan Documents.

“Loan Schedule” shall mean a list in electronic format setting forth as to each Eligible Loan the fields mutually agreed to by Buyer and Seller, any other information reasonably required by Buyer and any other additional applicable information to be provided in the Loan Schedule pursuant to the Custodial Agreement.

“Loan-to-Value Ratio” or “LTV” shall mean with respect to any Loan, the ratio of the outstanding principal amount of such Loan at the time of origination to the Appraised Value of the related Mortgaged Property at origination of such Loan.

“Location” shall mean with respect to an eNote, the location of such eNote which is established by reference to the MERS eRegistry.

“Margin Call” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Deficit” shall have the meaning assigned thereto in Section 6(a) hereof.

“Margin Excess” shall have the meaning provided in Section 4(a)(ii) hereof.

“Market Value” shall mean, with respect to any Purchased Loan as of any date of determination, the whole loan servicing released fair market value of such Purchased Loan on such date as determined in good faith by Buyer based on the pricing that Buyer (or an Affiliate thereof) uses for comparable mortgage loans, taking into account such factors as Buyer deems appropriate, including, without limitation, available objective indications of value, to the extent deemed by Buyer to be reliable and applicable to the related Purchased Loan and the related Seller. Buyer’s good faith determination of Market Value will be conclusive and binding on the parties absent manifest error.

“Material Adverse Effect” shall mean (a) a material adverse change in Seller’s consolidated financial condition or business operations or Property, (b) any event which adversely affects the Seller’s ability to perform under the Program Documents to which it is a party or satisfy, in all material respects, its obligations, representations, warranties and covenants under the Program Documents to which it is a party, taken as a whole, or (c) any material adverse effect on the Purchased Items, taken as a whole.

“Maturity Date” shall have the meaning assigned to such term in the Pricing Side Letter.

“Maximum Aggregate Purchase Price” shall have the meaning assigned thereto in the Pricing Side Letter.

“Maximum Leverage Ratio” shall have the meaning assigned thereto in the Pricing Side Letter.

“MERS” shall mean Mortgage Electronic Registration Systems, Inc., a Delaware corporation, or any successor in interest thereto.

“MERS eDelivery” shall mean the transmission system operated by the Electronic Agent that is used to deliver eNotes, other Electronic Records and data from one MERS eRegistry member to another using a system-to-system interface and conforming to the standards of the MERS eRegistry.

“MERS eRegistry” shall mean the electronic registry operated by the Electronic Agent that acts as the legal system of record that identifies the Controller, Delegatee and Location of the Authoritative Copy of registered eNotes.

“MERS System” shall mean the mortgage electronic registry system operated by the Electronic

Agent that tracks changes in Mortgage ownership, mortgage servicers and servicing rights ownership.

“MERS Loan” shall mean any Loan as to which the related Mortgage or Assignment of Mortgage has been recorded in the name of MERS, as agent for the holder from time to time of the Note.

“Minimum Adjusted Tangible Net Worth” shall have the meaning assigned to such term in the Pricing Side Letter.

“Minimum Liquidity Amount” shall have the meaning assigned to such term in the Pricing Side Letter.

“Monthly Payment” shall mean the scheduled monthly payment of principal and interest on a Loan as adjusted in accordance with changes in the Mortgage Interest Rate pursuant to the provisions of the Note for an Adjustable Rate Loan.

“Mortgage” shall mean with respect to a Loan, the mortgage, deed of trust or other instrument, which creates a First Lien on the fee simple or leasehold estate in such real property, which secures the Note.

“Mortgage File” shall have the meaning assigned thereto in the Custodial Agreement.

“Mortgage Interest Rate” shall mean the annual rate of interest borne on a Note, which shall be adjusted from time to time with respect to Adjustable Rate Loans.

“Mortgaged Property” shall mean the real property (including all improvements, buildings and fixtures thereon and all additions, alterations and replacements made at any time with respect to the foregoing) securing repayment of the debt evidenced by a Note or, in the case of any Cooperative Loan, the Cooperative Shares and the Proprietary Lease.

“Mortgagee” shall mean the record holder of a Note secured by a Mortgage.

“Mortgagor” shall mean the obligor or obligors on a Note, including any person who has assumed or guaranteed the obligations of the obligor thereunder.

“MSR Financing Facility” shall mean that certain credit facility to be entered into between Seller and Buyer within six (6) months of the execution hereof for the financing of certain mortgage servicing rights.

“Multiemployer Plan” shall mean a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been or are required to be made by the Seller or any ERISA Affiliate or as to which the Seller or any ERISA Affiliate has any actual or potential liability or obligation and that is covered by Title IV of ERISA.

“Net Income” shall mean, for any period, the net income of the applicable Person for such period as determined in accordance with GAAP.

“Non-Exempt Person” shall mean any Person other than a Person who is either (a) a U.S. Person or (b) has provided for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (i) any income tax treaty between the United States and the country of residence of such Person, (ii) the Code, or (iii) any applicable rules or regulations in effect under clauses (a) or (b) above, permit the Servicer to make such payments free of any obligation or liability for withholding.

“Note” shall mean, with respect to any Loan, the related promissory note, including an eNote, together with all riders thereto and amendments thereof or other evidence of such indebtedness of the related

Mortgagor. For the avoidance of doubt, with respect to any Loan which is a CEMA Loan, the “Note” with respect to such Loan shall be the CEMA Consolidated Note.

“Obligations” shall mean (a) the Seller’s obligation to pay the Repurchase Price on the Repurchase Date and other obligations and liabilities of the Seller to Buyer, its Affiliates, or the Custodian arising under, or in connection with, the Program Documents, whether now existing or hereafter arising; (b) any and all sums paid by Buyer or on behalf of Buyer pursuant to the Program Documents in order to preserve any Purchased Loan or its interest therein; (c) in the event of any proceeding for the collection or enforcement of the Seller’s indebtedness, obligations or liabilities referred to in clause (a), the reasonable out-of-pocket expenses of retaking, holding, collecting, preparing for sale, selling or otherwise disposing of or realizing on any Purchased Loan, or of any exercise by Buyer or any Affiliate of Buyer of its rights under the Program

Documents, including without limitation, reasonable attorneys’ fees and disbursements and court costs; and

(d) the Seller’s indemnity obligations to Buyer pursuant to the Program Documents.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any excise, sales, goods and services or transfer taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Program Document.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Non-Qualified Mortgage Loan” shall have the meaning assigned to such term in the Pricing Side Letter.

“Person” shall mean any individual, corporation, company, voluntary association, partnership, joint venture, limited liability company, trust, unincorporated association or government (or any agency, instrumentality or political subdivision thereof).

“Plan” shall mean an employee benefit or other plan established, maintained, or contributed to by the Seller or any ERISA Affiliate that is covered by Title IV of ERISA or Section 412 of the Code, other than a Multiemployer Plan.

“PMI Policy” or “Primary Insurance Policy” shall mean a policy of primary mortgage guaranty insurance issued by a Qualified Insurer.

“Post-Default Rate” shall mean, in respect of the Repurchase Price for any Transaction or any other amount under this Agreement, or any other Program Document that is not paid when due to Buyer (whether at stated maturity, by acceleration or mandatory prepayment or otherwise), a rate per annum during the period from and including the due date to but excluding the date on which such amount is paid in full equal to [***] per annum, plus (a) the Pricing Rate otherwise applicable (which amount shall include the Applicable Margin), or (b) if no Pricing Rate is otherwise applicable, (i) LIBOR plus (ii) the highest amount specified under the definition of Applicable Margin.

“Price Differential” shall mean, with respect to each Transaction as of any date of determination, the aggregate amount obtained by daily application of the Pricing Rate (or during the continuation of an Event of Default, by daily application of the Post-Default Rate) for such Transaction to the Purchase Price for such Transaction on a 360-day-per-year basis for the actual number of days elapsed during the period commencing on (and including) the Purchase Date and ending on (but excluding) the date of determination (reduced by any amount of such Price Differential in respect of such period previously paid by the Seller to Buyer with respect to such Transaction).

“Price Differential Payment Amount” shall have the meaning provided in Section 4(c) hereof.

“Pricing Rate” shall, as of any date of determination, be equal to (a) the sum of (i) the applicable

LIBOR as of such date of determination plus (ii) the Applicable Margin or (b) if applicable, the amount determined pursuant to Section 3(e) of this Agreement; provided, that Pricing Rate shall be the applicable Post-Default Rate for any Transaction and on any other amount payable by Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the date the same is paid in full, provided further, that in no event shall such rate exceed the maximum rate permitted by law. The Pricing Rate is calculated on the basis of a 360-day year and the actual number of days elapsed between the Purchase Date and the Repurchase Date.

“Pricing Side Letter” shall mean the most recently executed pricing side letter, between the Seller and Buyer referencing this Agreement and setting forth the pricing terms and certain additional terms with respect to this Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time, and the terms of which are incorporated herein as if fully set forth.

“Program Documents” shall mean this Agreement, the Custodial Agreement, any Servicing Agreement, the Pricing Side Letter, any Instruction Letter, the Intercreditor Agreement, the Joint Securities Account Control Agreement, the Joint Account Control Agreement, the Electronic Tracking Agreement, the Collection Account Control Agreement, and any other agreement entered into by the Seller, on the one hand, and Buyer and/or any of its Affiliates or Subsidiaries (or Custodian on its behalf) on the other, in connection herewith or therewith.

“Prohibited Person” shall have the meaning provided in Section 12(dd) hereof.

“Property” shall mean any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible.

“Proprietary Lease” shall mean a lease on (or occupancy agreement with respect to) a Cooperative

Unit evidencing the possessory interest of the owner of the Cooperative Shares or Seller in such Cooperative Unit.

“Purchase Date” shall mean, with respect to each Transaction, the date on which Purchased Loans are sold by the Seller to Buyer hereunder.

“Purchase Price” shall mean the price at which Purchased Loans are transferred by the Seller to

Buyer in a Transaction, which shall be equal to the product of (i) the Applicable Percentage and (ii) the lesser of (A) the outstanding principal amount of the related Purchased Loans and (B) the Market Value of the related Purchased Loans.

“Purchased Items” shall have the meaning assigned thereto in Section 8(a) hereof.

“Purchased Loans” shall mean any of the following assets sold by the Seller to Buyer in a

Transaction on a servicing-released basis: the Loans purchased by Buyer on the related Purchase Date, together with the related Servicing Records, the related Servicing Rights (which were sold by the Seller and purchased by Buyer on the related Purchase Date), and with respect to each Loan, such other property, rights, titles or interest as are specified on a related Transaction Notice, and all instruments, chattel paper, and general intangibles comprising or relating to all of the foregoing. The term “Purchased Loans” with respect to any Transaction at any time shall also include Substitute Loans delivered pursuant to Section 16 hereof.

“QM Rule” shall mean 12 CFR 1026.43(d) or (e), or any successor rule or regulation, including all applicable official staff commentary.

“Qualified Insurer” shall mean an insurance company duly qualified as such under the laws of each applicable state in which Mortgaged Property it insures is located, duly authorized and licensed in each such state to transact the applicable insurance business and to write the insurance provided, and approved as an insurer by Fannie Mae and Freddie Mac, if required, and which is approved by Buyer.

“Qualified Mortgage” shall mean a Loan that satisfies the criteria for a “qualified mortgage” as set forth in the QM Rule.

“Qualified Originator” shall mean an originator of Loans which is acceptable under the Agency Guidelines.

“Rate Change Notice” shall have the meaning assigned thereto in Section 3(e).

“Reacquired Loans” shall have the meaning assigned thereto in Section 16.

“Recognition Agreement” shall mean, with respect to a Cooperative Loan, an agreement executed by a Cooperative Corporation which, among other things, acknowledges the lien of the Mortgage on the Mortgaged Property in question.

“Records” shall mean all instruments, agreements and other books, records, and reports and data generated by other media for the storage of information maintained by the Seller or any other person or entity with respect to a Purchased Loan. Records shall include, without limitation, the Notes, any Mortgages, the Mortgage Files, the Servicing File, and any other instruments necessary to document or service a Loan that is a Purchased Loan, including, without limitation, the complete payment and modification history of each Loan that is a Purchased Loan.

“Register” shall have the meaning provided in Section 38(d) hereof.

“Related Security” shall have the meaning assigned thereto in Section 8(a) hereof.

“Relief Refinance Loan” shall mean a Loan that is eligible (including pursuant to exceptions or variances provided to Seller) for sale to, or securitization by, Fannie Mae or Freddie Mac that are (a)

refinance mortgage loans originated pursuant to the Refi Plus option applicable to “same servicers”, as amended by the applicable variances delivered by Fannie Mae to Quicken Loans, or (c) refinance mortgage loans originated pursuant to Freddie Mac’s Home Affordable Refinance Program (as such program is amended, supplemented or otherwise modified, from time to time) and referred to by Freddie Mac as a “Relief Refinance Mortgage.”

“Reportable Event” shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .21, .22, .23, .24, .28, .29, .31 or .32 of PBGC Reg. § 4043 (provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a Reportable Event regardless of the issuance of any waivers in accordance with Section 412(c) of the Code).

“Repurchase Date” shall mean the date on which the Seller is to repurchase the Purchased Loans subject to a Transaction from Buyer which shall be the earliest of (i) the 12th day of each month following the related Purchase Date (or if such date is not a Business Day, the following Business Day), (ii) the Termination Date, (iii) the date set forth in the applicable Confirmation, or (iv) any date determined by application of the provisions of Section 3(f) or Section 19.

“Repurchase Price” shall mean the price at which Purchased Loans are to be transferred from Buyer to the Seller upon termination of a Transaction, which will be determined in each case (including Transactions terminable upon demand) as the sum of the outstanding Purchase Price for such Purchased Loans and the Price Differential as of any date of determination.

“Requirement of Law” shall mean as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Required Delivery Item” shall have the meaning assigned thereto in Section 3(a) hereof.

“Required Delivery Time” shall have the meaning assigned thereto in Section 3(a) hereof.

“Required Purchase Time” shall have the meaning assigned thereto in Section 3(c) hereof.

“Required Recipient” shall have the meaning assigned thereto in Section 3(a) hereof.

“Rescission” shall mean the right of a Mortgagor to rescind the related Note and related documents pursuant to applicable law.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, general counsel or, with respect to financial matters, the chief financial officer of such Person; provided, that in the event any such officer is unavailable at any time he or she is required to take any action hereunder, Responsible Officer shall mean any officer authorized to act on such matter.

“RHS Loan” shall mean a Loan originated in accordance with the Rural Housing Service Section 502 Single Family Housing Guaranteed Loan Program, which Loan is subject to a Rural Housing Service Guaranty commitment and eligible for delivery to an Agency for sale or inclusion in a mortgage backed securities loan pool.

“Rural Housing Service” or “RHS” shall mean the Rural Housing Service of the U.S. Department of Agriculture or any successor.

“Rural Housing Service Approved Lender” shall mean a lender which is approved by Rural Housing Service to act as a lender in connection with the origination of RHS Loans.

“Rural Housing Service Guaranty” shall mean with respect to a RHS Loan, the agreements evidencing the guaranty of such Loan by the Rural Housing Service.

“Rural Housing Service Regulations” shall mean the regulations, guidelines, instructions, policies and procedures adopted and implemented by the Rural Housing Service and applicable to (i) the origination and servicing of RHS Loans and (ii) the issuance and validity of Rural Housing Service Guaranties, in each case as such regulations, guidelines, instructions, policies and procedures may be revised or modified and in effect from time to time.

“Sanctioned Country” shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Laws.

“Sanctioned Person” shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Laws.

“Scheduled Unavailability Date” shall have the meaning assigned thereto in Section 3(e).

“Section 404 Notice” shall mean the notice required pursuant to Section 404 of the Helping Families Save Their Homes Act of 2009 (P.L. 111-22), which amends 15 U.S.C. Section 1641 et seq., to be delivered by a creditor that is an owner or an assignee of a Loan to the related Mortgagor within thirty (30) days after the date on which such Loan is sold or assigned to such creditor.

“Security” shall mean a fully-modified pass-through mortgage-backed security, including a participation certificate, that is (i) (a) guaranteed by Ginnie Mae or (b) issued by Fannie Mae or Freddie Mac and (ii) backed or collateralized by, or representing an interest in, a pool of Loans.

“Security Agreement” shall mean the specific security agreement creating a security interest on and pledge of the Cooperative Shares and the appurtenant Proprietary Lease securing a Cooperative Loan.

“Security Release Certification” shall mean a security release certification in substantially the form set forth in Exhibit D attached hereto.

“Seller Termination” shall have the meaning assigned thereto in Section 3(h) hereof.

“Servicer” shall mean the Seller in its capacity as servicer or master servicer of such Loans or such other servicer as mutually acceptable to Buyer and the Seller.

“Servicing Agent” shall mean with respect to an eNote, the field entitled, “Servicing Agent” in the MERS eRegistry.

“Servicing Agreement” shall have the meaning provided in Section 42(c) hereof.

“Servicing File” shall mean with respect to each Loan, the file retained by the Seller (in its capacity as Servicer) consisting of all documents that a prudent servicer would have, including copies of all documents necessary to service the Loans.

“Servicing Records” shall have the meaning assigned thereto in Section 42(b) hereof.

“Servicing Rights” shall mean contractual, possessory or other rights of the Seller or any other Person, whether arising under the Servicing Agreement, the Custodial Agreement or otherwise, to administer or service a Purchased Loan or to possess related Servicing Records, including the right to terminate any servicing agreement upon the occurrence of any servicing termination event provided therein free and clear of any obligations (including the obligation to repay or reimburse any servicing advances), costs or fees.

“Servicing Transmission” shall mean a computer-readable magnetic or other electronic format transmission acceptable to the parties containing the information mutually agreed to by Buyer and Seller.

“Settlement Agent” shall have the meaning assigned thereto in the Custodial Agreement.

“Subservicer” shall have the meaning provided in Section 42(c) hereof.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Substitute Loans” shall have the meaning assigned thereto in Section 16.

“Successor Rate” shall have the meaning assigned thereto in Section 3(a).

“Successor Rate Conforming Changes”: shall mean with respect to any proposed Successor Rate, any spread adjustments or other conforming changes to the timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the commercially reasonable discretion of Buyer, to reflect the adoption of such Successor Rate and to permit the administration thereof by Buyer in a manner substantially consistent with market practice.

“Takeout Commitment” shall mean, with respect to any Loan, (i) a commitment issued by a Takeout Investor in favor of the Seller pursuant to which such Takeout Investor agrees to purchase such Loan or a Security at a specific price on a forward delivery basis, (ii) an assignable commitment (where available) issued by an Agency in favor of the Seller pursuant to which such Agency, as applicable, agrees to (a) purchase such Loan at a specific or formula price on a forward delivery basis or (b) swap, exchange or sell one or more identified Loans with an Agency for a Security, and (iii) an assignable commitment (where available) issued by a Takeout Investor in favor of the Seller pursuant to which the Takeout Investor, as applicable, agrees to purchase a Security from Seller.

“Takeout Investor” shall mean a third party which has agreed to purchase Loans or Securities pursuant to a Takeout Commitment.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the earliest of (i) the Maturity Date, (ii) a Seller Termination, (iii) at the option of Buyer, the date determined by application of Section 19, or (iv) such date on which this Agreement shall terminate in accordance with the provisions hereof or by operation of law.

“Transaction” shall have the meaning assigned thereto in Section 1.

“Transaction Notice” shall mean a written or electronic request by the Seller delivered to Buyer to enter into a Transaction hereunder, which may be delivered electronically in the form of a Loan Schedule.

“Transfer” shall have the meaning provided in Section 13(m) hereof.

“Transfer of Control” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller of such eNote.

“Transfer of Control and Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Controller and Location of such eNote.

“Transfer of Location” shall mean with respect to an eNote, a MERS eRegistry transfer transaction used to request a change to the current Location of such eNote.

“Transferable Record” shall mean an Electronic Record under E-SIGN and UETA that (i) would be a note under the Uniform Commercial Code if the Electronic Record were in writing, (ii) the issuer of the Electronic Record has expressly agreed is a “transferable record”, and (iii) for purposes of E-SIGN, relates to a loan secured by real property.

“Trust Receipt” shall have the meaning provided in the Custodial Agreement.

“UETA” shall mean the Official Text of the Uniform Electronic Transactions Act as approved by the National Conference of Commissioners on Uniform State Laws at its Annual Conference on July 29, 1999.

“Uncommitted Amount” shall have the meaning assigned thereto in the Pricing Side Letter.

“Underwriting Guidelines” shall mean any underwriting guidelines (in addition to the Agency Guidelines) of the Seller applicable to the Loans, in effect as of the date of this Agreement, as the same may be amended, supplemented or otherwise modified from time to time in accordance with terms of this Agreement, and which have been approved (including, to the extent required under this Agreement, any changes subsequent to the date hereof) by Buyer.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any Purchased Items is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USC” shall mean the United States Code, as amended.

“U.S. Person” shall mean (1) a citizen or resident of the United States, (2) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia (other than a partnership that is not treated as a U.S. person under any applicable U.S. Department of Treasury Regulations), (3) an estate the income of which is includible in gross income for United States tax purposes, regardless of its source, or (4) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more such U.S. persons have authority to control all substantial decisions of such trust. Notwithstanding the preceding sentence, to the extent provided in applicable U.S. Department of Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as U.S. persons prior to such date that elect to continue to be so treated also will be considered U.S. persons.

“VA” shall mean the U.S. Department of Veterans Affairs, an agency of the United States of America, or any successor thereto including the Secretary of Veterans Affairs.

“VA Loan” a Loan that is eligible to be the subject of a VA Loan Guaranty Agreement as evidenced by a VA Loan Guaranty Agreement.

“VA Loan Guaranty Agreement” shall mean the obligation of the United States to pay a specific percentage of a Loan (subject to a maximum amount) upon default of the Mortgagor pursuant to the Serviceman’s Readjustment Act, as amended.

“VA Regulations” shall mean the regulations promulgated by the Veterans Administration pursuant to the Serviceman’s Readjustment Act, as amended, codified in 36 Code of Federal Regulations, and other VA issuances relating to VA Loans, including related Handbooks, Circulars and Notices.

“Wet Aged Report” shall have the meaning assigned thereto in Section 3(a)(ii) hereof.

“Wet-Ink Loan” shall mean a Loan that is closed in part, either directly or indirectly, with the Purchase Price paid by Buyer for such Loan by delivering funds to the Disbursement Agent and for which Custodian has not yet received a complete Mortgage File. A Loan shall cease to be a Wet-Ink Loan on the date on which Buyer has received a Dry Trust Receipt from Custodian with respect to such Loan confirming that Custodian has physical possession of the related Mortgage File (as defined in the Custodial Agreement) and that there are no Exceptions (as defined in the Custodial Agreement) with respect to such Loan. No Loan that is fully table-funded by Seller or any third party shall be eligible as a Wet-Ink Loan under this Agreement.

“Wet-Ink Transaction” shall mean a Transaction in which a Wet-Ink Loan is the Purchased Loan. A Wet-Ink Transaction shall cease to be a Wet-Ink Transaction on the date that the underlying Wet-Ink Loan ceases to be a Wet-Ink Loan (in accordance with the definition thereof).

“Wet Trust Receipt” shall have the meaning assigned thereto in the Custodial Agreement.

“Yield Protection Notice” shall have the meaning assigned thereto in Section 3(i) hereof.

(b)           Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to Buyer hereunder shall be prepared, in accordance with GAAP.

(c)           Interpretation. The following rules of this subsection (c) apply unless the context requires otherwise. A gender includes all genders. Where a word or phrase is defined, its other grammatical forms have a corresponding meaning. A reference to a subsection, Section, Annex or Exhibit is, unless otherwise specified, a reference to a Section of, or annex or exhibit to, this Agreement. A reference to a party to this Agreement or another agreement or document includes the party’s successors and permitted substitutes or assigns. A reference to an agreement or document (including any Program Document) is to the agreement or document as amended, modified, novated, supplemented or replaced, except to the extent prohibited thereby or by any Program Document and in effect from time to time in accordance with the terms thereof. A reference to legislation or to a provision of legislation includes a modification or re-enactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it. A reference to writing includes a facsimile transmission and any means of reproducing words in a tangible and visible form. A reference to conduct includes, without limitation, an omission, statement or undertaking, whether or not in writing. The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “including” is not limiting and means “including without limitation”. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

A reference to a document includes an agreement (as so defined) in writing or a certificate, notice, instrument or document, or any information recorded in computer disk form.

This Agreement is the result of negotiations between, and has been reviewed by counsel to, Buyer and the Seller, and is the product of all parties. In the interpretation of this Agreement, no rule of construction shall apply to disadvantage one party on the ground that such party proposed or was involved in the preparation of any particular provision of this Agreement or this Agreement itself. Except where otherwise expressly stated, Buyer may give or withhold, or give conditionally, approvals and consents and may form opinions and make determinations at its absolute discretion. Any requirement of discretion or judgment by Buyer shall not be construed to require Buyer to request or await receipt of information or documentation not immediately available from or with respect to the Seller, a servicer of the Purchased Loans, any other Person or the Purchased Loans themselves.

3.                                      THE TRANSACTIONS

(a)           Subject to the terms and conditions of the Program Documents, Buyer shall, with respect to the Committed Amount, and may in its sole discretion, with respect to the Uncommitted Amount, from time to time, enter into Transactions with an aggregate Purchase Price for all Purchased Loans acquired by Buyer and subject to outstanding Transactions at any one time not to exceed the Maximum Aggregate Purchase Price. Buyer shall have the obligation, subject to the terms and conditions of the Program Documents, to enter into Transactions with an aggregate outstanding Purchase Price of up to the Committed Amount and shall have no obligation to enter into Transactions with respect to the Uncommitted Amount; provided that Buyer shall provide Seller with at least ten (10) Business Days’ prior written notice before exercising its discretion to cease entering into Transactions with Seller for all or any portion the Uncommitted Amount. Unless otherwise agreed to between Buyer and the Seller in writing, all purchases of Eligible Loans subject to outstanding Transactions at any one time shall be first deemed committed up to the Committed Amount and then the remainder, if any, shall be deemed uncommitted up the Uncommitted Amount. Buyer shall not have the right, however, to terminate any Transactions with respect to the Uncommitted Amount after the Purchase Date until the related Repurchase Date.

Unless otherwise agreed, with respect to any Loan other than a Wet-Ink Loan, Seller shall request that Buyer enter into a Transaction by delivering (i) to Buyer, Custodian and Disbursement Agent a Transaction Notice, (ii) to Buyer, Custodian and Disbursement Agent an estimate of the Purchase Price for Eligible Loans to be purchased on the Purchase Date (which estimate may be included in a Transaction Notice) and (iii) to Custodian, the Mortgage Files for each such Eligible Loan proposed to be included in a

Transaction by the times set forth in the Custodial Agreement, in each case by delivering to the indicated required parties (each, a “Required Recipient”) the required delivery items (each, a “Required Delivery Item”) set forth in the table below by the corresponding required delivery time (the “Required Delivery Time”):

Purchased			Required	Required
Loan Type	Required Delivery Items	Required Delivery Time	Recipient	Purchase Time
Eligible Loans	(i) a Transaction Notice,	No later than 11:00 a.m.	Buyer	No later than
	appropriately completed,	(Eastern Time) on the		4:30 p.m.
	and (ii) a Loan Schedule	Business Day of the		(Eastern Time)
		requested Purchase Date		on the requested
Purchase Date

	(i) a Loan Schedule and	No later than 2:00 p.m.	Custodian
	(ii) the Mortgage File for	(Eastern Time) on the
	each Loan proposed to be	Business Day of the
	included in such	requested Purchase Date
Transaction

In addition to the foregoing, with respect to each eNote the Seller shall cause (on or prior to 2:00 p.m. Eastern Time on the requested Purchase Date), (i) the Authoritative Copy of the related eNote to be delivered to the eVault via a secure electronic file, (ii) the Controller status of the related eNote to be transferred to Buyer, (iii) the Location status of the related eNote to be transferred to Custodian, and (iv) the Delegatee status of the related eNote to be transferred to Custodian, in each case using MERS eDelivery and the MERS eRegistry.

Each Transaction Notice shall include a Loan Schedule. Buyer will confirm the terms of such Transaction, including the proposed Purchase Date, Purchase Price and Pricing Rate, by sending to the Seller, in electronic or other format, a “Confirmation”, no later than 12:30 p.m. on the requested Purchase Date, which will be confirmed electronically (by email or otherwise) by Seller prior to Buyer entering into such Transaction. Any such Transaction Notice and the related Confirmation, together with this Agreement, shall constitute conclusive evidence, absent manifest error, of the terms agreed to between Buyer and the Seller with respect to the Transaction to which the Transaction Notice and Confirmation, if any, relates. By entering in to a Transaction with Buyer, the Seller consents to the terms set forth in any related Confirmation.

(b) Pursuant to the Custodial Agreement, the Custodian shall review the applicable documents in the applicable Mortgage Files delivered prior to 2:00 p.m. (Eastern Time) by the Seller on any Business Day on the same day. Not later than 3:00 p.m. (Eastern Time) on each Business Day, the Custodian shall deliver to Buyer, via Electronic Transmission acceptable to Buyer, the Custodian Loan Transmission showing the status of all Loans then held by the Custodian, including but not limited to an Exception Report showing all Loans which are subject to Exceptions, and the time the related Loan Documents have been released pursuant to Sections 5 or 7 of the Custodial Agreement. In addition, in accordance with the Custodial Agreement the Custodian shall deliver to Buyer upon the initial Transaction and each subsequent Transaction, the Trust Receipts for such Loans with a Custodian Loan Transmission attached thereto. Each Custodian Loan Transmission subsequently delivered by the Custodian to Buyer shall supersede and cancel the Custodian Loan Transmission previously delivered by the Custodian to Buyer under the Custodial

Agreement, and shall replace the Custodian Loan Transmission that is then appended to such Trust Receipts and shall control and be binding upon Buyer, Seller, and the Custodian. The Trust Receipts shall be delivered in accordance with the terms of the Custodial Agreement.

(c)           Upon the Seller’s request to enter into a Transaction pursuant to Section 3(a), Buyer shall, assuming all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b) have been met, and provided no Default shall have occurred and be continuing, not later than the required time on the requested Purchase Date set forth in the table above (the “Required Purchase Time”) purchase the Eligible Loans included in the related Transaction Notice by transferring to the Disbursement Agent, via wire transfer in accordance with the terms of Section 11 of the Custodial Agreement (pursuant to wire transfer instructions provided by the Seller on or prior to such Purchase Date) in immediately available funds, the Purchase Price. The Seller acknowledges and agrees that the Purchase Price paid in connection with any Purchased Loan that is purchased in any Transaction includes a premium allocable to the portion of such Purchased Loan that constitutes the related Servicing Rights. The Servicing Rights and other servicing provisions under this Agreement are not severable from or to be separated from the Purchased Loans under this Agreement, and such Servicing Rights and other servicing provisions of this Agreement constitute (a) “related terms” under this Agreement within the meaning of section 101(47)(A)(i) of the Bankruptcy Code and/or (b) a security agreement or other arrangement or other credit enhancement related to this Agreement.

(d)           With respect to any request for a Wet-Ink Transaction, the provisions of this Section 3(d) shall be applicable.

(i)                                     Unless otherwise agreed, Seller shall request that Buyer enter into a Wet-Ink Transaction with respect to any Purchased Loan that is a Wet-Ink Loan by delivering to Buyer a Transaction Notice, appropriately completed, and to Buyer and Custodian a Loan Schedule by 4:00 p.m. Eastern Time on the Business Day of the requested Purchase Date.

(ii)                                  On the requested Purchase Date for a Wet-Ink Transaction, Seller may deliver to Buyer with a copy to Custodian, no more than five (5) transmissions. The latest transmission must be received by Buyer no later than 4:00 p.m. Eastern time, on such Purchase Date. Such Transaction Notice shall specify the requested Purchase Date.

(iii)                               Seller shall deliver (or cause to be delivered) and release to Custodian the Mortgage File pertaining to each such Wet-Ink Loan subject to the requested Transaction on or before the date that is ten (10) Business Days following the applicable Purchase Date in accordance with the terms and conditions of the Custodial Agreement. Subject to the terms of the Custodial Agreement, on the applicable Purchase Date and on each Business Day following the applicable Purchase Date, no later than 5:00 p.m., Eastern time, pursuant to the Custodial Agreement, Custodian shall deliver to Buyer and Seller by email a schedule listing each Wet-Ink Loan subject to a Transaction with respect to which the complete Mortgage File has not been received by Custodian (the “Wet-Aged Report”). Buyer may confirm that the information in the Wet-Aged Report is consistent with the information provided to Buyer pursuant to Section 3(d)(i). In addition, in accordance with the Custodial Agreement, upon each Wet-Ink Transaction, the Custodian shall deliver a Wet Trust Receipt to Buyer for such Wet-Ink Loans.

(iv)                              Upon Seller’s request for a Transaction pursuant to Section 3(d)(i), Buyer shall (with  respect  to  the  Committed  Amount)  and  may  (with  respect  to  the

Uncommitted Amount), upon satisfaction of all conditions precedent set forth in this Section 3 and in Sections 9(a) and 9(b), and provided that no Default or Event of Default shall have occurred and be continuing, enter into a Transaction with Seller on the requested Purchase Date, in the amount so requested.

(v)                                 Subject to this Section 3 and Sections 9(a) and 9(b), such Purchase Price will then be made available by Custodian transferring at the direction of Buyer, via wire transfer, the amount of such Purchase Price from the account of Buyer maintained with Custodian to the account of the designated Closing Agent pursuant to disbursement instructions provided by Seller on the electronic system maintained by Custodian; provided, however, that (i) Buyer has been provided such disbursement instructions and shall not have rejected, in its reasonable discretion, any wiring location, (ii) Custodian shall not, in any event, (A) transfer funds to Seller or any Affiliate of Seller (other than Title Source, Inc. or one of its Subsidiaries in its capacity as Closing Agent) or (B) transfer funds in excess of the original principal balance of the related Wet-Ink Loan. Upon notice from the Closing Agent to Seller that the related Wet-Ink Loan was not originated, the Wet-Ink Loan shall be removed from the list of Eligible Loans and the Closing Agent shall immediately return the funds via wire transfer to the account of Buyer maintained with Custodian. Seller shall notify Buyer if a Wet-Ink Loan was not originated and has been removed from the list of Eligible Loans.

(e)           Anything herein to the contrary notwithstanding, if Buyer determines in its commercially reasonable discretion that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, LIBOR is no longer in existence, it becomes unlawful for Buyer to enter into Transactions with a Pricing Rate based on LIBOR, or a Governmental Authority having jurisdiction over Buyer has made a public statement identifying a specific date after which LIBOR shall no longer be made available or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), Buyer shall give prompt notice thereof to Seller (the “Rate Change Notice”), whereupon the Pricing Rate from the date specified in such notice (which shall be no sooner than ninety (90) days following the date of such notice, and may be the Scheduled Unavailability Date), until such time as the notice has been withdrawn by Buyer, shall be an alternative benchmark rate (including any mathematical or other adjustments to the benchmark rate (if any) incorporated therein) (any such rate, a “Successor Rate”), together with any proposed Successor Rate Conforming Changes, as determined by Buyer in its commercially reasonable discretion prior to such Scheduled Unavailability Date. The Successor Rate will be determined by Buyer with due consideration to the then prevailing market practice for determining a rate of interest for newly originated commercial loans in the United States and in a manner and format consistent with Buyer’s established business practices relating to entities similar to Buyer and to purchased assets similar to the Loans, and may reflect appropriate mathematical or other adjustments to account for the transition from the One-Month LIBOR Rate to the Successor Rate (including any Successor Rate Conforming Changes). In the event that Seller determines that either the Successor Rate or the Successor Rate Conforming Changes are unacceptable, Seller shall provide notice of same to Buyer within seventy-five (75) days of receipt of the Rate Change Notice and Seller shall have the right to terminate this Agreement, prior to the effective date specified in the Rate Change Notice, without the imposition of any form of penalty, breakage costs or exit fees. In the event that Seller elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice. In the event that Seller does not (i) provide notice that either the Successor Rate or the Successor Rate Conforming Changes are unacceptable within seventy-five (75) days of receipt of the Rate Change Notice, or (ii) pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, prior to the effective date specified in the Rate Change Notice, then the Successor Rate and the Successor Rate Conforming Changes shall become effective on the date specified in the Rate Change Notice.

(f)            The Seller shall repurchase, and Buyer shall sell, Purchased Loans from Buyer on each related Repurchase Date. Each obligation to repurchase exists without regard to any prior or intervening liquidation or foreclosure with respect to any Purchased Loan (but liquidation or foreclosure proceeds received by Buyer shall be applied to reduce the Repurchase Price for such Purchased Loan). Buyer shall provide to the Seller (to the extent such records are in its possession), or assist the Seller (by providing necessary consents, or otherwise) in obtaining the related Purchased Loans from the Buyer’s designee (including Custodian at Seller’s expense on (or after) the related Repurchase Date. Upon such transfer of the Loans back to Seller, ownership of each Loan, including each document in the related Mortgage File and Records, is vested in Seller. Notwithstanding the foregoing, if such release and termination gives rise to or perpetuates a Margin Deficit, Buyer shall notify the Seller of the amount thereof and prior to the release of any Purchased Loan, the Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 3(e). Seller shall have the right to repurchase any or all of the Purchased Loans on any day that is not a Repurchase Date upon prior written notice thereof to Buyer by 2:00 p.m. (New York City time) on the Business Day prior to the date of repurchase, without incurring breakage fees. If such notice is given, the Repurchase Price specified in such notice shall be due and payable on the date specified therein, together with the Price Differential to such date on the amount prepaid.

(g)           Provided that no Event Default shall have occurred and be continuing, unless Buyer is notified to the contrary not later than 11:00 a.m. New York City time at least two (2) Business Days prior to any such Repurchase Date, on each related Repurchase Date each Purchased Loan shall automatically become subject to a new Transaction (each a “Rollover Transaction”). In such event of a Rollover Transaction, the related Repurchase Date on which such Transaction becomes subject to a Rollover Transaction shall become the “Purchase Date” for such Rollover Transaction (except with respect to representations and warranties in Schedule 1 that are specifically made as of the Purchase Date, in which case the original Purchase Date shall remain the applicable date for purposes of such representations and warranties). Seller shall deliver an updated Servicing Transmission with respect to such Purchased Loans. For each Rollover Transaction, unless otherwise agreed, (y) the accrued and unpaid Price Differential shall be settled in cash on each related Repurchase Date, and (z) the Pricing Rate shall be as set forth in the Pricing Side Letter.

(h)           On any Repurchase Date, the Seller may, without cause and for any reason whatsoever, terminate this Agreement and effectuate a repurchase of all Purchased Loans then subject to Transactions at the related aggregate Repurchase Price (a “Seller Termination”); provided that Seller shall (i) exercise such termination rights in good faith, and (ii) remit the Repurchase Price for such Purchased Loans and satisfy all other outstanding Obligations on the Repurchase Date. The Seller hereby acknowledges and agrees that upon the occurrence of a Seller Termination, the Seller shall not be entitled to repayment or reimbursement of any fees, costs or expenses paid by the Seller to Buyer under this Agreement or any other Program Document, unless otherwise expressly provided for under this Agreement.

(i)                                     If Buyer determines in its sole discretion acting in good faith that any Change in Law:

(i)            shall subject Buyer to any tax of any kind whatsoever with respect to this Agreement or any Loans purchased pursuant to it (excluding net income taxes) or change the basis of taxation of payments to Buyer in respect thereof;

(ii)           shall impose, modify or hold applicable any reserve, special deposit, compulsory advance or similar requirement against assets held by deposits or other liabilities in or for the account of Transactions or extensions of credit by, or any other acquisition of funds by any office of Buyer which is not otherwise included in the determination of the LIBO Base Rate hereunder; or

(iii)          shall impose on Buyer any other condition affecting this Agreement or the Transactions hereunder;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount which Buyer deems to be material, of effecting or maintaining purchases hereunder, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, Buyer shall promptly notify Seller by delivering to Seller a certificate with reasonable detail as to any additional amounts payable pursuant to this subsection as calculated by Buyer in good faith (a “Yield Protection Notice”). Seller shall, within five (5) Business Days of receipt of the Yield Protection Notice, advise Buyer of its intent to either terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees (excluding all Outstanding obligations, including all unpaid fees and expenses)) or pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amounts receivable thereafter incurred (provided that Seller shall only be obligated to pay those amounts pursuant to this subpart 3(i) to the extent incurred by the Buyer (i) within ninety (90) days prior to delivery of the Yield Protection Notice to Seller and (ii) on or after delivery of the Yield Protection Notice to Seller). In the event that Seller elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, within sixty (60) days of receipt of the Yield Protection Notice; provided, that if Seller elects to terminate this Agreement, in no event shall Seller pay (i) any increased costs specified in the Yield Protection Notice or (ii) any increased costs accrued during the ninety (90) days prior to receipt of such Yield Protection Notice. Additionally, if the Seller elects to terminate this Agreement in accordance with this subpart 3(i), following such date that is five (5) Business Days after receipt of the Yield Protection Notice, the Seller shall not be permitted to effect additional Transactions whereby additional Loans are made subject to such Transaction; provided, however, that Purchased Loans that are subject to Rollover Transactions shall be permitted to remain subject to this Agreement for a period not to exceed sixty (60) days following receipt by Seller of the Yield Protection Notice.

If Buyer shall have determined in its sole discretion acting in good faith that there is a Change in Law and such change shall have the effect of reducing the rate of return on Buyer’s or such corporation’s capital to a level below that which Buyer or such corporation (taking into consideration Buyer’s or such corporation’s policies with respect to capital adequacy) by an amount deemed in good faith by Buyer to be material, then Buyer shall promptly notify Seller by delivering to Seller a certificate with reasonable detail as to any additional amounts payable pursuant to this subsection as calculated by Buyer in good faith (a “Capital Adequacy Notice”). Seller shall, within five (5) Business Days of receipt of the Capital Adequacy Notice, advise Buyer of its intent to either terminate this Agreement (without the imposition of any form of penalty, breakage costs or exit fees (excluding all Outstanding obligations, including all unpaid fees and expenses)) or pay Buyer such additional amount or amounts as will compensate Buyer for such increased cost or reduced amounts receivable thereafter incurred (provided that Seller shall only be obligated to pay those amounts pursuant to this Section 3(i) to the extent incurred by Buyer (i) within ninety (90) days prior to delivery of the Yield Protection Notice to Seller and (ii) on or after delivery of the Capital Adequacy Notice to Seller). In the event that Seller elects to terminate this Agreement in accordance with the foregoing, it shall pay the outstanding Obligations, including all unpaid fees and expenses due to Buyer, within sixty (60) days of receipt of the Capital Adequacy Notice; provided, that if Seller elects to terminate this Agreement, in no event shall Seller pay (i) any increased costs specified in the Capital Adequacy Notice or (ii) any increased costs accrued during the ninety (90) days prior to receipt of such Capital Adequacy Notice Additionally, if the Seller elects to terminate this Agreement in accordance with this subpart 3(i), following such date that is five (5) Business Days after receipt of the Capital Adequacy Notice, the Seller shall not be permitted to effect additional Transactions whereby additional Loans are made subject to such Transaction; provided, however, that Purchased Loans that are subject to Rollover Transactions shall be permitted to remain subject to this Agreement for a period not to exceed sixty (60) days following receipt by Seller of the Capital Adequacy Notice.

If Buyer becomes entitled to claim any additional amounts pursuant to this subsection, it shall promptly notify Seller of the event by reason of which it has become so entitled. A certificate containing reasonable detail as to any additional amounts payable pursuant to this subsection submitted by Buyer to Seller shall be conclusive in the absence of manifest error.

4.                                      PAYMENTS; COMPUTATION

(a)           Payments. Except to the extent otherwise provided herein, all payments to be made by the Seller under this Agreement shall be made in Dollars, in immediately available funds, without deduction, set-off or counterclaim, to Buyer in accordance with the wire instructions set forth on Exhibit C hereto, not later than 2:00 p.m., Eastern Time, on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).

(i)                                     Prepayment: Seller may remit to Buyer funds up to the then outstanding Purchase Price less the Committed Amount, to be applied as of the date such funds are received by Buyer towards the aggregate outstanding Purchase Price of Purchased Loans subject to outstanding Transactions on a pro rata basis. The Price Differential shall be applied, and shall accrue on the Purchase Price then outstanding, after such application of such funds as provided in the preceding sentence, subject to paragraph (ii) below. Buyer shall credit the entire amount of such prepayment to the outstanding Purchase Price and not to any accrued Price Differential if such prepayment of Repurchase Price is made by Seller on a day other than the Termination Date.

(ii)                                  New Transactions: If at any time the Market Value (assuming for purposes of this subsection that Market Value does not exceed the unpaid principal balance of the related Purchased Loan) of the aggregate of all Purchased Loans subject to a Transaction hereunder as of any date of determination multiplied by the Applicable Percentage is greater than the aggregate Purchase Price of all Purchased Loans subject to a Transaction hereunder as of such date (a “Margin Excess”), then Seller may, by delivery of written notice to Buyer by 11:00 a.m. (Eastern Time) on any Business Day (an “Excess Margin Notice”), request that Buyer, as Seller elects, either to (i) remit additional Purchase Price in an amount equal to the lesser of (x) such Margin Excess and (y) the amount requested by Seller, or (ii) reallocate the Purchase Price to Purchased Loans with Margin Excess in order to release Purchased Loans which, following such reallocation, will have a Purchase Price of zero. In no event shall Buyer be obligated to remit Margin Excess or release Purchased Loans pursuant to clause (i) or (ii) above to the extent (A) it would cause the outstanding Purchase Price to exceed the Maximum Aggregate Purchase Price or otherwise be inconsistent with the requirements or conditions of this Agreement; (B) a Default has occurred and is continuing or would exist after such action by Buyer or (C) such action would cause a Margin Deficit. Any Margin Excess remitted as cash shall be deemed an increase in Purchase Price. In addition, Seller shall notify Custodian by 11:00 a.m. on the Business Day of the delivery of an Excess Margin Notice that Seller has delivered to Buyer an Excess Margin Notice and, in accordance with the Custodial Agreement, Custodian shall deliver to Buyer updated Trust Receipts with respect to the Loans currently subject to a Transaction.

(b)        Computations. The Price Differential shall be computed on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day) occurring in the period for which payable.

(c)         Price Differential Payment Amount. Seller hereby promises to pay to Buyer, Price Differential on the unpaid Repurchase Price of each Transaction for the period from and including the Purchase Date of such Transaction to but excluding the Final Repurchase Date of such Transaction; provided, that in no event shall the Pricing Rate used to calculate the Price Differential exceed the maximum rate permitted by law. Notwithstanding the foregoing, Seller hereby promises to pay to Buyer, interest at the applicable Post-Default Rate on any Repurchase Price and on any other amount payable by Seller hereunder that shall not be paid in full when due (whether at stated maturity, by acceleration or by mandatory prepayment or otherwise) for the period from and including the due date thereof to but excluding the Final Repurchase Date. Accrued and unpaid Price Differential on each Transaction shall be payable on each Final Repurchase Date and on the Termination Date. No later than three (3) Business Days prior to each upcoming Final Repurchase Date, Buyer shall determine the total accrued and unpaid Price Differential (the “Price Differential Payment Amount”) payable on such upcoming Final Repurchase Date and provide a written estimate of such Price Differential Payment Amount to Seller. Buyer shall provide written notice to Seller no later than one (1) Business Day prior to the upcoming Final Repurchase Date of the final Price Differential Payment Amount and of its calculation of such Price Differential Payment Amount. All payments shall be made to Buyer in Dollars, in immediately available funds.

5.                                      TAXES; TAX TREATMENT

(a)        All payments made by the Seller to Buyer or a Buyer assignee under this Agreement or under any Program Document shall be made free and clear of, and without deduction or withholding for or on account of any Taxes, excluding income taxes, branch profits taxes, franchise taxes or any other tax imposed on the net income by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, all of which shall be paid by the Seller for its own account not later than the date when due. If the Seller is required by law or regulation to deduct or withhold any Taxes or Other Taxes from or in respect of any amount payable to Buyer or Buyer assignee, the Seller shall: (i) make such deduction or withholding; (ii) pay the full amount so deducted or withheld to the appropriate Governmental Authority in accordance with the requirements of the applicable law or regulation not later than the date when due; (iii) deliver to Buyer or Buyer assignee, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes or Other Taxes; and (iv) pay to Buyer or Buyer assignee such additional amounts as may be necessary so that after making all required deductions and withholdings (including deductions and withholding applicable to additional sums payable under this Section 5), such Buyer or Buyer assignee receives, free and clear of all Taxes and Other Taxes, an amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made.

(b)        The Seller agrees to indemnify Buyer or any Buyer assignee, promptly on reasonable demand, for the full amount of Taxes (including additional amounts with respect thereto) and Other Taxes, and the full amount of Taxes and Other Taxes of any kind imposed by any jurisdiction on amounts payable under this Section 5, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

(c)         To the extent Buyer or Buyer assignee is not organized under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”), such Foreign Buyer shall provide the

Seller whichever of the following is applicable: (I) in the case of such Foreign Buyer or Foreign Buyer assignee claiming the benefits of an income tax treaty to which the United States is a party, a properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN or W-8BEN-E or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to a zero percent or reduced rate of U.S. federal income withholding tax on payments made hereunder or (II) a properly completed IRS Form W-8ECI or any successor form prescribed by the IRS, certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. Each Foreign Buyer or Foreign Buyer assignee will deliver the appropriate IRS form on or prior to the date on which such person becomes a Foreign Buyer or Foreign Buyer assignee under this Agreement. Each Foreign Buyer or Foreign Buyer assignee further agrees that upon learning that the information on any tax form or certification it previously delivered is inaccurate or incorrect in any respect, it shall update such form or certification or promptly notify the Seller in writing of its legal inability to do so. For any period with respect to which a Foreign Buyer has failed to provide the Seller with the appropriate form or other relevant document pursuant to this Section 5(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Taxes or indemnification under Section 5(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(d)           Without prejudice to the survival or any other agreement of the Seller hereunder, the agreements and obligations of the Seller contained in this Section 5 shall survive the termination of this Agreement and any assignment of rights by, or the replacement of, Buyer or a Buyer assignee, and the repayment, satisfaction or discharge of all obligations under any Program Document. Nothing contained in this Section 5 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary.

(e)           Each party to this Agreement acknowledges that it is its intent for purposes of U.S. federal, state and local income and franchise taxes to treat each Transaction as indebtedness of the Seller that is secured by the Purchased Loans and that the Purchased Loans are owned by Seller in the absence of an Event of Default by the Seller. All parties to this Agreement agree to such treatment and agree to take no action inconsistent with this treatment, unless required by law.

6.                                      MARGIN MAINTENANCE

(a)           Buyer determines the Market Value of the Purchased Loans at such intervals as determined by Buyer in its reasonable good faith discretion consistent with its valuation practices for similar loans.

(b)           If at any time the aggregate Market Value of all Purchased Loans subject to all outstanding Transactions plus any prior Margin Call cash and Substitute Loans then held by Buyer is less than the aggregate Purchase Price for all such Transactions (a “Margin Deficit”), then subject to the last sentence of this paragraph, Buyer may, by notice to Seller (a “Margin Call”), require Seller to transfer to Buyer cash or Substitute Loans approved by Buyer in its sole discretion so that the aggregate Market Value of the Purchased Loans, including any such cash or Substitute Loans and any prior Margin Call cash and Substitute Loans then held by Buyer, will thereupon equal or exceed the aggregate Purchase Price for all outstanding Transactions. If Buyer delivers a Margin Call to Seller on or prior to 10:00 a.m. (New York City time) on any Business Day, then Seller shall transfer the required amount of cash or Substitute Loans to Buyer no later than 5:00 p.m. (New York City time) on the date that is [***] after Seller’s receipt of such Margin Call. In the event Buyer delivers a Margin Call to a Seller after 10:00 a.m. (New York City time) on any Business Day, Seller will be required to transfer the required amount of cash or Substitute Loans no later than 5:00 p.m. (New York City time) on the date that is [***] after Seller’s receipt of such Margin Call. Notwithstanding the foregoing, provided that no Default or Event of Default shall have occurred and be continuing, and provided further that the aggregate Purchase Price is equal to or greater than [***] Buyer shall not require the Seller to satisfy a Margin Call and no Margin Call shall be required to be made unless the aggregate Margin Deficit shall equal or exceed [***], as determined by Buyer in its reasonable, good faith discretion.

(c)           Buyer’s election, in its sole and absolute discretion, not to make a Margin Call at any time there is a Margin Deficit will not in any way limit or impair its right to make a Margin Call at any time a Margin Deficit exists.

(d)           Any cash transferred to Buyer pursuant to Section 6(b) above will be applied to the repayment of the Repurchase Price of outstanding Transactions pursuant to Section 4(a)(i) and any Substitute Loans will be deemed to be Purchased Loans.

7.                                      INCOME PAYMENTS

(a)           Where a particular term of a Transaction extends over the date on which Income is paid in respect of any Purchased Loan subject to that Transaction, such Income shall be the property of Buyer. The Seller shall (i) segregate all Income collected by or on behalf of the Seller on account of the Purchased Loans and shall hold such Income in trust for the benefit of Buyer that is clearly marked as such in the Seller’s records and (ii) following an Event of Default, deposit all Income with respect to each Purchased Loan after the related Purchase Date and before the related Repurchase Date into the Collection Account within three (3) Business Days of receipt. For the avoidance of doubt, so long as no Event of Default has occurred and is continuing, Buyer agrees that the Seller shall be entitled to receive an amount equal to all Income received in respect of the Purchased Loans, whether by Buyer, Custodian or any servicer or any other Person, which is not otherwise received by the Seller, to the full extent it would be so entitled if the Purchased Loans had not been sold to Buyer and shall have no obligation to deposit such amounts into the Collection Account; provided that any Income received by the Seller while the related Transaction is outstanding shall be deemed to be held by the Seller solely in trust for Buyer pending the repurchase on the related Repurchase Date.

(b)           Notwithstanding anything to the contrary set forth herein, upon receipt by Seller of any prepayment of principal in full with respect to a Purchased Loan, Seller shall (i) provide prompt written notice to Buyer of such prepayment, and (ii) remit such amount to Buyer and Buyer shall apply such amount received by Buyer plus accrued interest on such amount against the Repurchase Price of such Purchased Loan pursuant to Sections 4(a)(i) and 6(d) but not on a pro rata basis.

8.                                      SECURITY INTEREST; BUYER’S APPOINTMENT AS ATTORNEY-IN-FACT

(a)           On each Purchase Date, Seller hereby sells, assigns and conveys to Buyer all rights and interests in the Purchased Loans identified on the related Loan Schedule. The Seller and Buyer intend that the Transactions hereunder be sales to Buyer of the Purchased Loans (other than for accounting and tax purposes) and not loans from Buyer to the Seller secured by the Purchased Loans. However, in order to preserve Buyer’s rights under this Agreement in the event that a court or other forum characterizes the Transactions hereunder as other than sales, and as security for the Seller’s performance of all of its Obligations, and in any event, the Seller hereby grants Buyer a fully perfected first priority security interest in all of the Seller’s rights, title and interest in and to the following property, whether now existing or hereafter acquired, until the related Purchased Loans are repurchased by the Seller:

(i)                                     all Purchased Loans, including all related cash and Substitute Loans provided pursuant to Section 6 and held by or under the control of Buyer, identified on a Transaction Notice or related Loan Schedule delivered by the Seller to Buyer and the Custodian from time to time;

(ii)                                  any Agency Security or right to receive such Agency Security when issued in each case only to the extent specifically backed by any of the Purchased Loans;

(iii)                               the Program Documents (to the extent such Program Documents and Seller’s rights thereunder relate to the Purchased Loans);

(iv)                              any other collateral pledged to secure, or otherwise specifically relating to, such Purchased Loans, together with all files, material documents, instruments, surveys (if available), certificates, correspondence, appraisals, computer records, computer storage media, Loan accounting records and other books and records relating thereto;

(v)                                 the related Records, the related Servicing Records, and the related Servicing Rights relating to such Purchased Loans;

(vi)                              all rights of the Seller to receive from any third party or to take delivery of any Servicing Records or other documents which constitute a part of the related Mortgage File or Servicing File;

(vii)                           all rights of the Seller to receive from any third party or to take delivery of any Records or other documents which constitute a part of the related Mortgage File or Servicing File;

(viii)                        the Collection Account and all Income relating to such Purchased Loans;

(ix)                              all mortgage guaranties and insurance (including FHA Mortgage Insurance Contracts, VA Loan Guaranty Agreements and any related Rural Housing Service Guarantees (if any)) and any mortgage insurance certificate or other document evidencing such mortgage guaranties or insurance relating to any Purchased Loans and all claims and payments thereunder and all rights of the Seller to receive from any third party or to take delivery of any of the foregoing;

(x)                                 all interests in real property collateralizing any Purchased Loans;

(xi)                              all other insurance policies and insurance proceeds relating to any Purchased Loans or the related Mortgaged Property and all rights of the Seller to receive from any third party or to take delivery of any of the foregoing;

(xii)                           any purchase agreements or other agreements, contracts or Takeout Commitments to the extent specifically related to Purchased Loans subject to a Transaction (including the rights to receive the related takeout price and the portion of the Security related to Purchased Loans subject to a Transaction as evidenced by such Takeout Commitments) to the extent relating to or constituting any or all of the foregoing and all rights to receive copies of documentation relating thereto;

(xiii)                        all “accounts”, “chattel paper”, “commercial tort claims”, “deposit accounts”, “documents”, “equipment”, “general intangibles”, “goods”, “instruments”, “inventory”, “investment property”, “letter of credit rights”, and “securities’ accounts” as each of those terms is defined in the Uniform Commercial Code and all cash and Cash Equivalents and all products and proceeds, all to the extent specifically relating to or constituting any or all of the foregoing; and

(xiv)                       any and all replacements, substitutions, distributions on or proceeds of any or all of the foregoing (collectively the “Purchased Items”).

The Seller acknowledges that it has no rights to the Servicing Rights related to the Purchased Loans, until the related Purchased Loans are repurchased by the Seller. Without limiting the generality of the foregoing and for the avoidance of doubt, in the event that the Seller is deemed to retain any residual Servicing Rights, the Seller grants, assigns and pledges to Buyer a first priority security interest in all of its rights, title and interest in and to the Servicing Rights as indicated hereinabove. In addition, the Seller, in its capacity as Servicer, further grants, assigns and pledges to Buyer a first priority security interest in and to all documentation and rights to receive documentation related to the Servicing Rights and the servicing of each of the Purchased Loans, and all Income related to the Purchased Loans received by the Seller, in its capacity as Servicer, and all rights to receive such Income, and all products, proceeds and distributions relating to or constituting any or all of the foregoing (collectively, and together with the pledge of Servicing Rights in the immediately preceding sentence, the “Related Security”). The Related Security is hereby pledged as further security for the Seller’s Obligations to Buyer hereunder. The foregoing provisions are intended to constitute a security agreement or other arrangement or other credit enhancement related to the Agreement and Transactions hereunder as defined under Sections 101(47)(A)(v) and 741(7)(A)(xi) of the Bankruptcy Code.

The Seller acknowledges and agrees that its rights with respect to the Purchased Items (including without limitation, any security interest the Seller may have in the Purchased Loans and any other collateral granted by the Seller to Buyer pursuant to any other agreement) are and shall continue to be at all times junior and subordinate to the rights of Buyer hereunder.

The Seller agrees to keep computer records of the interests granted to Buyer hereunder. For the avoidance of doubt, it is acknowledged and agreed by the Seller that the grant of a security interest by Seller to Buyer in any Purchased Loan shall not be released or otherwise affected solely due to the fact that any Purchased Loan is not an Eligible Loan or that the Market Value thereof is zero dollars or is reduced, including if it is reduced to zero dollars, at any time.

(b)           At any time and from time to time, upon the written request of Buyer, and at the sole expense of the Seller, the Seller will promptly and duly execute and deliver, or will promptly cause to be executed and delivered, such further instruments and documents and take such further action as Buyer may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, the filing of any financing or continuation statements under the Uniform Commercial Code in effect in any jurisdiction with respect to the Purchased Items and the liens created hereby. The Seller also hereby authorizes Buyer to file any such financing or continuation statement to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement shall be sufficient as a financing statement for filing in any jurisdiction. This Agreement shall constitute a security agreement under applicable law.

(c)           Seller shall not (i) change its name or corporate structure (or the equivalent), or (ii) reincorporate or reorganize under the laws of another jurisdiction unless it shall have given Buyer at least thirty (30) days prior written notice thereof and shall have delivered to Buyer all Uniform Commercial

Code financing statements and amendments thereto as Buyer shall request and taken all other actions deemed reasonably necessary by Buyer to continue its perfected status in the Purchased Items with the same or better priority.

(d) The Seller hereby irrevocably constitutes and appoints Buyer and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Seller and in the name of the Seller or in its own name, from time to time in Buyer’s discretion, for the purpose of protecting, preserving and realizing upon the Purchased

Items, carrying out the terms of this Agreement, taking any and all appropriate action and executing any and all documents and instruments which may be necessary or desirable to protect, preserve and realize upon the Purchased Items, accomplishing the purposes of this Agreement, and filing such financing statement or statements relating to the Purchased Items as Buyer at its option may deem appropriate, and, without limiting the generality of the foregoing, the Seller hereby gives Buyer the power and right, on behalf of the Seller, without assent by, but with notice to, the Seller, if an Event of Default shall have occurred and be continuing, to do the following:

(i)                                      in the name of the Seller, or in its own name, or otherwise, to take possession of and endorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due with respect to any Purchased Items and to file any claim or to take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by Buyer for the purpose of collecting any and all such moneys due with respect to any Purchased Items whenever payable;

(ii)                                   to pay or discharge taxes and Liens levied or placed on or threatened against the Purchased Items;

(iii)                                (A) to direct any party liable for any payment under any Purchased Items to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct, including, without limitation, to send “goodbye” letters on behalf of the Seller and any applicable Servicer and Section 404 Notices; (B) to ask or demand for, collect, receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Purchased Items; (C) to sign and endorse any invoices, assignments, verifications, notices and other documents in connection with any Purchased Items; (D) to commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Purchased Items or any proceeds thereof and to enforce any other right in respect of any Purchased Items; (E) to defend any suit, action or proceeding brought against the Seller with respect to any Purchased Items; (F) to settle, compromise or adjust any suit, action or proceeding described in clause (E) above and, in connection therewith, to give such discharges or releases as Buyer may deem appropriate; and (G) generally, to sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Purchased Items as fully and completely as though Buyer were the absolute owner thereof for all purposes, and to do, at Buyer’s option and the Seller’s expense, at any time, and from time to time, all acts and things which Buyer deems necessary to protect, preserve or realize upon the Purchased Items and Buyer’s Liens thereon and to effect the intent of this Agreement, all as fully and effectively as the Seller might do.

The Seller hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. In addition to the foregoing, Seller agrees to execute a Power of Attorney to be delivered on the date hereof. Notwithstanding the foregoing, the power of attorney hereby granted may be exercised only during the occurrence and continuance of any Event of Default hereunder.

The Seller also authorizes Buyer, if an Event of Default shall have occurred and be continuing, from time to time, to execute, in connection with any sale provided for in Section 19 hereof, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Purchased Items.

(e)           The powers conferred on Buyer hereunder are solely to protect Buyer’s interests in the Purchased Items and shall not impose any duty upon it to exercise any such powers. Buyer shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Seller for any act or failure to act hereunder, except for its or their own gross negligence or willful misconduct.

(f)            If the Seller fails to perform or comply with any of its agreements contained in the Program Documents and Buyer may itself perform or comply, or otherwise cause performance or compliance, with such agreement, the reasonable out-of-pocket expenses of Buyer incurred in connection with such performance or compliance, together with interest thereon at a rate per annum equal to the Post-Default Rate, shall be payable by the Seller to Buyer on demand and shall constitute Obligations.

(g)           All authorizations and agencies herein contained with respect to the Purchased Items are irrevocable and powers coupled with an interest.

(h)           Buyer’s duty with respect to the custody, safekeeping and physical preservation of the Purchased Items in its possession, under Section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it in the same manner as Buyer deals with similar property for its own account. Neither Buyer nor any of its directors, officers or employees shall be liable for failure to demand, collect or realize upon all or any part of the Purchased Items or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Purchased Items upon the request of Seller or otherwise.

(i)            At Buyer’s sole option, exercisable prospectively or retrospectively with respect to the Purchased Loans in whole or in part, and without notice to Seller or any other person, (i) the sale of the Purchased Loans to Buyer on each Purchase Date may be deemed a sale of a 100% participation interest, constituting 100% beneficial ownership, of the related Purchased Loans, in lieu of a sale to Buyer of the Purchased Loans themselves, (ii) to such extent Seller is deemed to retain legal title to the Purchased Loans solely to service or supervise the servicing thereof and (iii) this Agreement will be deemed the related participation agreement in such event.

9.                                      CONDITIONS PRECEDENT

(a)           As conditions precedent to the initial Transaction, Buyer shall have received on or before the date on which such initial Transaction is consummated the following, in form and substance satisfactory to Buyer and duly executed by each party thereto (as applicable):

(i)                                     Program Documents. The Program Documents, except the Collection Account Control Agreement, duly executed and delivered by the Seller thereto and being in full force and effect, free of any modification, breach or waiver.

(ii)                                  Organizational Documents. An Officer’s Certificate in a form acceptable to Buyer together with a good standing certificate and certified copies of the charter and by-laws (or equivalent documents) of the Seller, in each case, dated as of a recent date, but in no event more than ten (10) days prior to the date of such initial Transaction and resolutions or other corporate authority for the Seller with respect to the execution, delivery and performance of the Program Documents and each other document to be delivered by the Seller from time to time in connection herewith (and Buyer may conclusively rely on such certificate until it receives notice in writing from the Seller, as the context may require to the contrary).

(iii)                               Incumbency Certificate. An incumbency certificate of the secretary of the Seller certifying the names, true signatures and titles of the Seller’s respective representatives duly authorized to request Transactions hereunder and to execute the Program Documents and the other documents to be delivered thereunder;

(iv)                              Legal Opinion. Such opinions of counsel to Seller as Buyer may require in its sole discretion as to corporate and enforceability issues, perfection and priority of security interest and “securities contract” matters under the Bankruptcy Code and Investment Company Act issues.

(v)                                 Filings, Registrations, Recordings. (i) Any documents (including, without limitation, financing statements) required to be filed, registered or recorded in order to create, in favor of Buyer, a perfected, first-priority security interest in the Purchased Items and Related Security, subject to no Liens other than those created hereunder and under the Intercreditor Agreement, shall have been properly prepared and executed for filing (including the applicable county(ies) if Buyer determines such filings are necessary in its reasonable discretion), registration or recording in each office in each jurisdiction in which such filings, registrations and recordations are required to perfect such first-priority security interest; and (ii) Uniform Commercial Code lien searches, dated as of a recent date, in no event more than thirty (30) days prior to the date of such initial Transaction, in such jurisdictions as shall be applicable to the Seller and the Purchased Items, the results of which shall be satisfactory to Buyer.

(vi)                              Fees and Expenses. Buyer shall have received all fees and expenses required to be paid by the Seller on or prior to the initial Purchase Date, which fees and expenses may be netted out of any purchase proceeds paid by Buyer hereunder.

(vii)                           Financial Statements. Buyer shall have received the financial statements referenced in Section 13(a).

(viii)                        Consents, Licenses, Approvals, etc. Buyer shall have received copies certified by the Seller of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Seller of, and the validity and enforceability of, the Loan Documents, which consents, licenses and approvals shall be in full force and effect.

(ix)                              Insurance. Buyer shall have received evidence in form and substance satisfactory to Buyer showing compliance by the Seller as of such initial Purchase Date with Section 13(s) hereof.

(x)                                 Power of Attorney. Seller shall have delivered a power of attorney with respect to the powers described in Section 8(d) in a form acceptable to Buyer.

(xi)                              Other Documents. Buyer shall have received such other documents as Buyer or its counsel may reasonably request, including the applicable Trust Receipts.

(xii)                           Collection Account. Evidence of the establishment of the Collection Account within fifteen days following the date hereof, and evidence of the execution of the Collection Account Control Agreement within thirty days following the date hereof.

(b)                                 The obligation of Buyer to enter into each Transaction with respect to the Committed Amount pursuant to this Agreement (including the initial Transaction) is subject to the further conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof. The Buyer has no obligation to enter into any Transaction on account of the Uncommitted Amount, however, to the extent Buyer elects to do so, such Transaction is subject to the conditions precedent set forth below, both immediately prior to any Transaction and also after giving effect thereto and to the intended use thereof:

(i)                                     No Default or Event of Default shall have occurred and be continuing.

(ii)                                  Both immediately prior to entering into such Transaction and also after giving effect thereto and to the intended use of the proceeds thereof, the representations and warranties made by the Seller in Section 12 and Schedule 1 hereof, and in each of the other Program Documents, shall be true and complete on and as of the Purchase Date in all material respects (in the case of the representations and warranties in Section 12(t), Section 12(v), and Schedule 1 hereof, solely with respect to Loans which have not been repurchased by the Seller) with the same force and effect as if made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date).

(iii)                               If the Transaction is with respect to the Committed Amount, the aggregate outstanding Purchase Price for all Purchased Loans then subject to Transactions with respect to the Committed Amount, when added to the Purchase Price for the requested Transaction with respect to the Committed Amount, shall not exceed the Committed Amount as of such date. If the Transaction is with respect to the Uncommitted Amount, the aggregate outstanding Purchase Price for all Purchased Loans then subject to Transactions with respect to the Uncommitted Amount, when added to the Purchase Price for the requested Transaction with respect to the Uncommitted Amount, shall not exceed the Uncommitted Amount as of such date.

(iv)                              Subject to Buyer’s right to perform one or more Due Diligence Reviews pursuant to Section 43 hereof, Buyer shall have completed its Due Diligence Review of the Mortgage File for each Loan subject to such Transaction and such other documents, records, agreements, instruments, Mortgaged Properties or information relating to such Loans as Buyer in its reasonable discretion deems appropriate to review and such review shall be satisfactory to Buyer in its reasonable discretion.

(v)                                 Buyer or its designee shall have received on or before the day of a Transaction with respect to any Purchased Loans (unless otherwise specified in this Agreement) the following, in form and substance satisfactory to Buyer and (if applicable) duly executed:

(A)                               The Transaction Notice and Loan Schedule with respect to such Purchased Loans, delivered pursuant to Section 3(a);

(B)                               a Custodian Loan Transmission with respect to such Purchased Loans, that is then appended to the Trust Receipts for such Purchased Loans; and

(C)                               If any of the Loans that are proposed to be sold will be serviced by a Servicer (which is not the Seller hereunder), Buyer shall have received an Instruction Letter in the form attached hereto as Exhibit B executed by the Seller and such Servicer, together with a completed Schedule 1 thereto and the related Servicing Agreement, or, if an Instruction Letter executed by such Servicer shall have been delivered to Buyer in connection with a prior Transaction, the Seller shall instead deliver to such Servicer and Buyer an updated Schedule 1 thereto.

(vi)                              With respect to any Loan that was funded in the name of or acquired by a Qualified Originator which is Rock Holdings Inc. or a Subsidiary of Rock Holdings Inc., other than the Seller, Buyer may, in its reasonable discretion, require the Seller to provide evidence sufficient to satisfy Buyer that such Loan was properly transferred to the Seller.

(vii)                           None of the following shall have occurred and be continuing:

(A)                               an event or events resulting in the inability of Buyer to finance its purchases of assets with traditional counterparties at rates which would have been reasonable prior to the occurrence of such event or events or a material adverse change in the financial condition of Buyer which affects (or can reasonably be expected to affect) materially and adversely the ability of Buyer to fund its obligations under or otherwise comply with the terms of this Agreement; or

(B)                               any other event beyond the control of Buyer which Buyer reasonably determines would likely result in Buyer’s inability to perform its obligations under this Agreement including, without limitation, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, fire, communication line failures, computer viruses, power failures, earthquakes, or other disasters of a similar nature to the foregoing;

provided that (x) Buyer shall not invoke subclause (A) or subclause (B) with respect to the Seller unless the Buyer generally invokes similar clauses contained in other similar agreements between Buyer and other persons, and involving substantially similar assets and (y) Buyer shall base its decision to invoke subclause (A) and/or subclause (B) on factors it deems relevant in its good faith discretion, which may include its assessment of objective factors ascertainable by it in the market and are shared with Seller at Seller’s request.

(viii)                        Buyer shall have determined that all actions necessary or, in the good faith, reasonable opinion of Buyer, desirable to maintain Buyer’s perfected interest in the Purchased Loans and other Purchased Items have been taken, including, without limitation, duly filed Uniform Commercial Code financing statements on Form UCC-1.

(ix)                              the Seller shall have paid to Buyer all fees and expenses then due and payable to Buyer in accordance with this Agreement and any other Program Document.

(x)                                 At the time immediately prior to entering into a new Transaction, no Margin Call has remained unpaid, (i) if Buyer delivered such Margin Call on or prior to 10:00 a.m. (New York City time) on such Purchase Date, as of the close of business on such Purchase Date, or (ii) if Buyer delivered such Margin Call after 10:00 a.m. (New York City time) on such Purchase Date, for one (1) Business Day following delivery of notice of such Margin Call.

Buyer shall notify the Seller as soon as practicable on the date of a purchase if any of the conditions in this Section 9 has not been satisfied and Buyer is not making the purchase.

10.                              RELEASE OF PURCHASED LOANS

Upon timely payment in full of the Repurchase Price and all other Obligations (if any) then owing with respect to a Purchased Loan, unless a Default or Event of Default shall have occurred and be continuing, then (a) Buyer shall be deemed to have terminated and released any security interest that Buyer may have in such Purchased Loan and any Purchased Items solely related to such Purchased Loan and (b) with respect to such Purchased Loan, Buyer shall direct Custodian to release such Purchased Loan and any Purchased Items solely related to such Purchased Loan to the Seller unless such release and termination would give rise to or perpetuate a Margin Deficit. Except as set forth in Section 16, the Seller shall give at least one (1) Business Day’s prior written notice to Buyer if such repurchase shall occur on any date other than the Repurchase Date in Section 3(e).

If such release and termination gives rise to or perpetuates a Margin Call that is not paid when due, Buyer shall notify the Seller of the amount thereof and the Seller shall thereupon satisfy the Margin Call in the manner specified in Section 6(b), following which Buyer shall promptly perform its obligations as set forth above in this Section 10.

11.                              RELIANCE

With respect to any Transaction, Buyer may conclusively rely, absent manifest error, upon, and shall incur no liability to the Seller in acting upon, any request or other communication that Buyer reasonably believes to have been given or made by a person authorized to enter into a Transaction on the Seller’s behalf.

12.                              REPRESENTATIONS AND WARRANTIES

The Seller represents and warrants to Buyer on each day throughout the term of this Agreement:

(a) Existence. Seller (a) is a corporation validly existing and in good standing under the laws of the State of Michigan, (b) has all requisite corporate power, and has all governmental licenses, authorizations, consents and approvals, necessary to own its assets and carry on its business as now being or as proposed to be conducted, except where the lack of such licenses, authorizations, consents and approvals would not be reasonably likely have a Material Adverse Effect, (c) is qualified to do business and is in good standing in all other jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except where failure so to qualify would not be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect, and (d) is in compliance in all material respects with all Requirements of Law.

(b)                                 Financial Condition. Seller has heretofore furnished to Buyer a copy of its audited consolidated balance sheets as at December 31, 2018 with the opinion thereon of Ernst & Young LLP, a copy of which has been provided to Buyer. Seller has also heretofore furnished to Buyer the related consolidated statements of income, of changes in Shareholders’ Equity and of cash flows for the year ended December 31, 2018. All such financial statements are complete and correct in all material respects and fairly present the consolidated financial condition of Seller and its Subsidiaries and the consolidated results of their operations for the year ended on said date, all in accordance with GAAP.

(c)                                  Litigation. Except as set forth in Schedule 12(c), there are no actions, suits, arbitrations, investigations or proceedings pending or, to its knowledge, threatened against Seller or any of its Subsidiaries or affecting any of the property thereof or the Purchased Items before any Governmental Authority, (i) as to which individually or in the aggregate there is a reasonable likelihood of an adverse decision which would be reasonably likely to result in a decrease in excess of [***] of Seller’s Adjusted Tangible Net Worth, or (ii) which challenges the validity or enforceability of any of the Program Documents.

(d)                                 No Breach. Neither (a) the execution and delivery of the Program Documents, nor (b) the consummation of the transactions therein contemplated in compliance with the terms and provisions thereof will result in a breach of the charter or by-laws (or equivalent documents) of Seller, or violate any applicable law, rule or regulation, or violate any order, writ, injunction or decree of any Governmental Authority applicable to Seller, or result in a breach of other material agreement or instrument to which Seller, or any of its Subsidiaries, is a party or by which any of them or any of their property is bound or to which any of them or their property is subject, or constitute a default under any such material agreement or instrument, or (except for the Liens created pursuant to this Agreement) result in the creation or imposition of any Lien upon any property of Seller or any of its Subsidiaries, pursuant to the terms of any such agreement or instrument.

(e)                                  Action. Seller has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under each of the Program Documents to which it is a party; the execution, delivery and performance by Seller of each of the Program Documents to which it is a party has been duly authorized by all necessary corporate action on its part; and each Program Document has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be affected by bankruptcy, by other insolvency laws, or by general principles of equity.

(f)                                   Approvals. No authorizations, approvals or consents of, and no filings or registrations with, any Governmental Authority, or any other Person, are necessary for the execution, delivery or performance by Seller of the Program Documents to which it is a party or for the legality, validity or enforceability thereof, except for filings and recordings in respect of the Liens created pursuant to this Agreement.

(g)                                  Taxes. Seller and its Subsidiaries have filed all Federal income tax returns and all other material tax returns that are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any of them, except for any such taxes, if any, that are being appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been provided. The charges, accruals and reserves on the books of Seller and its Subsidiaries in respect of taxes and other governmental charges are, in the opinion of Seller, adequate. Any taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Program Documents have been or will be paid when due. There are no Liens for Taxes, except for statutory liens for Taxes not yet delinquent.

(h)                                 Investment Company Act. Neither the Seller nor any of its Subsidiaries are required to register as (or will be required to register after giving effect to the transactions under this Agreement) an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act. Seller (i) has been structured so as not to constitute, and is not a “covered fund” for purposes of Section 619 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Volcker Rule”), and (ii) is relying upon an exception or exemption from the registration requirements of the Investment Company Act set forth in Section 3(c)(5)(C) of the Investment Company Act.

(i)                                     No Legal Bar. The execution, delivery and performance of this Agreement, the other Program Documents, the sales hereunder and the use of the proceeds thereof will not violate any Requirement of Law applicable to Seller or Contractual Obligation of Seller or of any of its Subsidiaries and will not result in, or require, the creation or imposition of any Lien (other than the Liens created hereunder) on any of its or their respective properties or revenues pursuant to any such Requirement of Law or Contractual Obligation.

(j)                                    Compliance with Law. Except as set forth in Schedule 12(c), no practice, procedure or policy employed or proposed to be employed by Seller in the conduct of its business violates any law, regulation, judgment, agreement, regulatory consent, order or decree applicable to it which, if enforced, would result in a Material Adverse Effect with respect to Seller.

(k)                                 No Default. Neither the Seller nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which should reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

(l)                                     Chief Executive Office; Chief Operating Office; Jurisdiction of Incorporation. The Seller’s chief executive and chief operating office on the Effective Date are located at 1050 Woodward Avenue, Detroit, Michigan 48226. Seller’s jurisdiction of incorporation on the Effective Date is Michigan.

(m)                             Location of Books and Records. The location where Seller keeps its books and records including all computer tapes and records relating to the Purchased Items is its chief executive office or chief operating office or the offices of the Custodian.

(n)                                 True and Complete Disclosure. The information, reports, financial statements, exhibits, schedules and certificates furnished in writing by or on behalf of Seller to Buyer in connection with the negotiation, preparation or delivery of this Agreement and the other Program Documents or included herein or therein or delivered pursuant hereto or thereto, when taken as a whole, do not contain any untrue statement of material fact or omit to state any material fact necessary to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. All written information furnished after the date hereof by or on behalf of Seller to Buyer in connection with this Agreement and the other Program Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect, or (in the case of projections) based on reasonable estimates, on the date as of which such information is stated or certified.

(o)                                 Financial Covenants. The Seller’s consolidated Adjusted Tangible Net Worth is not less than the Minimum Adjusted Tangible Net Worth. The ratio of the Seller’s consolidated Indebtedness to

Adjusted Tangible Net Worth is not greater than the Maximum Leverage Ratio. The Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity that could be drawn against (taking into account required haircuts) under warehouse and repurchase facilities and under other financing arrangements in an amount equal to not less than the Minimum Liquidity Amount. If as of the last day of any calendar month within the mostly recently ended fiscal quarter of the Seller, the Seller’s consolidated Adjusted Tangible Net Worth was less than [***], and the Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], then Seller’s consolidated Net Income for such fiscal quarter before income taxes for such fiscal quarter shall not be less than [***].

(p)                                 ERISA.  Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Plan, and, to the knowledge of Seller, each Multiemployer Plan, is in compliance in all respects with, and has been administered in all respects in compliance with, the applicable provisions of ERISA, the Code and any other Federal or State law, (ii) no Plan has incurred any “accumulated funding deficiency” as defined in Section 412(a) of the Code and Section 302(a)(2) of ERISA, whether or not waived, and Seller and each ERISA Affiliate have met all applicable minimum funding requirements under Section 412 of the Code and Section 302 of ERISA in respect of each Plan, (iii) none of Seller or any of its Subsidiaries has any expense for providing medical or health benefits to any of its respective former employees as an employer, other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law at no cost to the employer (collectively, “COBRA”), (iv) no liability under Sections 4062, 4063, 4064, or 4069 of ERISA has been incurred or is expected by Seller or any ERISA Affiliate to be incurred with respect to any Plan and (v) neither Seller, nor any ERISA Affiliate, has incurred or reasonably expects to incur any withdrawal liability as a result of a complete or partial withdrawal from a Multiemployer Plan.

(q)                                 True Sales. Any and all interest of a Qualified Originator in, to and under any Mortgage funded in the name of or acquired by such Qualified Originator which is a Subsidiary of Seller has been sold, transferred, conveyed and assigned to Seller pursuant to a legal sale and such Qualified Originator retains no interest in such Loan.

(r)                                    Filing Jurisdictions/Relevant States. Schedule 2 sets forth all of the jurisdictions and filing offices in which a financing statement should be filed in order for Buyer to perfect its security interest in the Purchased Items that can be perfected by filing. Schedule 4 sets forth all of the states or other jurisdictions in which Seller originates Loans in its own name or through brokers on the date of this Agreement.

(s)                                   No Burdensome Restrictions. No change in any Requirement of Law or Contractual Obligation of Seller or any of its Subsidiaries after the date of this Agreement has a Material Adverse Effect.

(t)                                    Subsidiaries. All of the Subsidiaries of Seller are listed on Schedule 2 to this Agreement.

(u)                                 Origination and Acquisition of Loans. The Loans were originated or acquired by Seller, and the origination and collection practices used by Seller or Qualified Originator, as applicable, with respect to the Loans have been, in all material respects, legal, proper, prudent and customary in the residential mortgage loan origination and servicing business, and in accordance with the applicable Underwriting Guidelines and the Agency Guidelines. With respect to Loans acquired by Seller, all such Loans are in conformity with the applicable Agency Guidelines. Each of the Loans complies in all material respects with the representations and warranties listed in Schedule 1 to this Agreement.

(v)                                 No Adverse Selection. Seller used no selection procedures that identified the Loans as being less desirable or valuable than other comparable Loans owned by Seller.

(w)                               Seller Solvent; Fraudulent Conveyance. As of the date hereof and immediately after giving effect to each Transaction, the fair value of the assets of Seller is greater than the fair value of the liabilities (including, without limitation, contingent liabilities if and to the extent required to be recorded as a liability on the financial statements of Seller in accordance with GAAP) of Seller and Seller is and will be solvent, is and will be able to pay its debts as they mature and, after giving effect to the transactions contemplated by this Agreement and the other Program Documents, will not be rendered insolvent or left with an unreasonably small amount of capital with which to conduct its business and perform its obligations. Seller does not intend to incur, or believe that it has incurred, debts beyond its ability to pay such debts as they mature. Seller is not contemplating the commencement of insolvency, bankruptcy, liquidation or consolidation proceedings or the appointment of a receiver, liquidator, conservator, trustee or similar official in respect of Seller or any of its assets. Seller is not transferring any Loans with any intent to hinder, delay or defraud any of its creditors.

(x)                                 No Broker. Seller has not dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, or if Seller has dealt with any broker, investment banker, agent, or other person, except for Buyer, who may be entitled to any commission or compensation in connection with the sale of Purchased Loans pursuant to this Agreement, such commission or compensation shall have been paid in full by Seller.

(y)                                 MERS. Seller is a member of MERS in good standing.

(z)                                  Agency Approvals. Seller has all requisite Approvals and is in good standing with each Agency and HUD, to the extent necessary to conduct its business as then being conducted, with no event having occurred which would make Seller unable to comply with the eligibility requirements for maintaining all such applicable Approvals.

(aa)                          No Adverse Actions. Seller has not received from any Agency or HUD a notice of extinguishment or a notice terminating any of Seller’s material Approvals.

(bb)                          Servicing. Seller has adequate financial standing, servicing facilities, procedures and experienced personnel necessary for the sound servicing of mortgage loans of the same types as may from time to time constitute Loans and in accordance with Accepted Servicing Practices. Each Loan has been serviced in all material respects in accordance with all applicable laws and Accepted Servicing Practices.

(cc)                            No Reliance. Seller has made its own independent decisions to enter into the Program Documents and each Transaction and as to whether such Transaction is appropriate and proper for it based upon its own judgment and upon advice from such advisors (including without limitation, legal counsel and accountants) as it has deemed necessary. Seller is not relying upon any advice from Buyer as to any aspect of the Transactions, including without limitation, the legal, accounting or tax treatment of such Transactions.

(dd)                          Plan Assets. Seller is not an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a plan described in and subject to Section 4975 of the Code, or an entity whose assets constitute “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, and transactions under this Agreement by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, governmental plans (within the meaning of Section 3(32) of ERISA) or church plans (within the meaning of Section 3(33) of ERISA) that are invested in Seller.

(ee)                            USA Patriot Act; OFAC. Neither Seller, nor any of their Affiliates, is a Prohibited Person and Seller is in full compliance with all applicable orders, rules, regulations and recommendations of OFAC. Neither Seller nor any of their members, directors, executive officers, parents or Subsidiaries: (1) is subject to U.S. or multilateral economic or trade sanctions currently in force; (2) is owned or controlled by, or acts on behalf of, any governments, corporations, entities or individuals that are subject to U.S. or multilateral economic or trade sanctions currently in force; (3) is a Prohibited Person or is otherwise named, identified or described on any blocked persons list, designated nationals list, denied persons list, entity list, debarred party list, unverified list, sanctions list or other list of individuals or entities with whom U.S. Persons may not conduct business, including but not limited to lists published or maintained by OFAC, lists published or maintained by the U.S. Department of Commerce, and lists published or maintained by the U.S. Department of State. Seller has established an anti-money laundering compliance program as required by all applicable anti-money laundering laws and regulations, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”) (collectively, the “Anti-Money Laundering Laws”).

(ff)                              Anti-Money Laundering. Seller has complied with all applicable Anti-Money Laundering Laws, has conducted the requisite due diligence in connection with the acquisition of each Loan for purposes of the Anti-Money Laundering Laws, and will maintain sufficient information to identify the applicable Mortgagor for purposes of the Anti-Money Laundering Laws; no Loan is subject to nullification pursuant to the Executive Order or the regulations promulgated by OFAC (the “OFAC Regulations”) or in violation of the Executive Order or the OFAC Regulations, and no Mortgagor is subject to the provisions of the Executive Order or the OFAC Regulations or listed as a “blocked person” for purposes of the OFAC Regulations.

(gg)                            Non-Exempt Person. Seller is not a Non-Exempt Person.

(hh)                          Anti-Money Laundering/International Trade Law Compliance. As of the date of this Agreement, and at all times until this Agreement has been terminated and all Obligations hereunder have been paid in full: (A) no Covered Entity (1) is a Sanctioned Person; (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; (B) the proceeds of any Program Document will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Country or Sanctioned Person in violation of any law; (C) the funds used to pay the Servicer or Buyer are not derived from any unlawful activity; and (D) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Requirements of Law, including but not limited to any Anti-Terrorism Laws. Seller covenants and agrees that it shall immediately notify Buyer in writing upon the occurrence of a Reportable Compliance Event.

(ii)                                  Assessment and Understanding. Seller is capable of assessing the merits of (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks associated with this Agreement and the Transactions associated therewith. In addition, Seller is capable of assuming and does assume the risks of this Agreement, the other Program Documents and the Transactions associated herewith and therewith.

(jj)                                Status of Parties. Seller agrees that Buyer is not acting as a fiduciary for Seller or as an advisor to Seller in respect of this Agreement, the other Program Documents or the Transactions associated therewith.

(kk) MERS eRegistry. Seller or an Affiliate of the Seller is registered on the MERS eRegistry as the Controller of an eNote designated to MERS.

13.                              COVENANTS OF SELLER

The Seller covenants and agrees with Buyer that during the term of this Agreement:

(a)                                Financial Statements and Other Information; Financial Covenants.

Subject to the provisions of Section 41 hereof, Seller shall deliver to Buyer:

(i)                                      As soon as available and in any event within forty-five (45) days after the end of each of the first three quarterly fiscal periods of each fiscal year of the Seller, a certification in the form of Exhibit A attached hereto to the attention of Ms. Bobbie Theivakumaran, Telephone: 212-723-6753, Facsimile: 646-291-3799 together with the unaudited consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such period and the related unaudited consolidated statements of income, and of cash flows for the Seller and its consolidated Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, accompanied by a certificate of a Responsible Officer of Seller, which certificate shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Seller and its Subsidiaries in accordance with GAAP, as at the end of, and for, such period (subject to normal year-end adjustments and the absence of footnotes);

(ii)                                   As soon as available and in any event within ninety (90) days after the end of each fiscal year of the Seller, the consolidated balance sheet of the Seller and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and of cash flows for the Seller and its consolidated Subsidiaries for such year, setting forth in each case in comparative form the figures for the previous year and including all footnotes thereto, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present in all material respects the consolidated financial condition and results of operations of the Seller and its consolidated Subsidiaries at the end of, and for, such fiscal year in accordance with GAAP;

(iii)                                From time to time, copies of all documentation in connection with the underwriting and origination of any Purchased Loan (other than a Purchased Loan that is an Agency Eligible Loan or a Government Loan) that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable, including without limitation all necessary third-party records that demonstrate such compliance, in each case as Buyer may reasonably request; provided that (A) any such request shall be made in writing and shall provide the Seller at least ten (10) Business Days to provide such requested information, and (B) if the Seller objects to the provision to Buyer of any such requested information, Buyer and the Seller shall work in good faith to resolve any such objection;

(iv)                               Promptly, from time to time, such other information regarding the business affairs, operations and financial condition of Seller as Buyer may reasonably request; and

(v)                                 At the time Seller furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, Seller shall provide its most recent report on its internal quality control program that evaluates and monitors, on a regular basis, the overall quality of its loan origination and servicing activities and that: ensures that the Loans are serviced in accordance with Accepted Servicing Practices; guards against dishonest, fraudulent, or negligent acts; and guards against errors and omissions by officers, employees, or other authorized persons.

The Seller will furnish to Buyer, at the time it furnishes each set of financial statements pursuant to paragraphs (i) or (ii) above, a certificate of a Responsible Officer of Seller on behalf of Seller in the form of Exhibit A hereto (each a “Compliance Certificate”) stating that, to the best of such Responsible Officer’s knowledge, as of the last day of the fiscal quarter or fiscal year for which financial statements are being provided with such certification, Seller is in compliance in all material respects with all provisions and terms of this Agreement and the other Program Documents and no Default or Event of Default has occurred under this Agreement which has not previously been waived, except as specified in such certificate (and, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action Seller has taken or proposes to take with respect thereto).

(b)                                 Litigation. Seller will promptly notify Buyer after Seller has knowledge of any legal or arbitral proceedings affecting Seller (i) that questions or challenges the validity or enforceability of any of the Program Documents, or (ii) as to which an adverse determination would result in a levy on Seller’s assets in excess of [***] of Seller’s Adjusted Tangible Net Worth, which notice shall be provided in any event within three (3) Business Days of Seller’s knowledge of any proceedings pursuant to clause (i) above and within ten (10) Business Days of Seller’s knowledge of any proceedings pursuant to clause (ii) above.

(c)                                  Existence, Etc. The Seller will:

(i)                                     (A) preserve and maintain its legal existence and all of its material rights, privileges, franchises; (B) maintain all licenses, permits or other approvals necessary to conduct its business and to perform its obligations under the Program Documents; and (C) except as would not be reasonably likely to have a Material Adverse Effect or would have a material adverse effect on the Purchased Loans or Buyer’s interest therein, remain in good standing under the laws of each state in which it conducts business or any Mortgaged Property is located;

(ii)                                  comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, truth in lending, real estate settlement procedures and all environmental laws), whether now in effect or hereinafter enacted or promulgated in all material respects;

(iii)                               keep or cause to be kept in reasonable detail records and books of account necessary to produce financial statements that fairly present, in all material respects, the consolidated financial condition and results of operations of the Seller in accordance with GAAP consistently applied;

(iv)                              not move its chief executive office or its jurisdiction of incorporation from the locations referred to in Section 12(l) unless it shall have provided Buyer five (5) Business Days written notice following such change;

(v)                                 pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its Property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(vi)                               permit representatives of Buyer, during normal business hours upon three (3) Business Days’ prior written notice at a mutually desirable time, provided that no notice shall be required at any time during the continuance of an Event of Default, to examine, copy and make extracts from its books and records, to inspect any of its Properties, and to discuss its business and affairs with its officers, all to the extent relating to Loans subject to Transactions.

(d)                                 Prohibition of Fundamental Changes. Seller shall not at any time, directly or indirectly, (i) enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets without Buyer’s prior consent, unless such merger, consolidation or amalgamation would not result in a Change in Control; or (ii) form or enter into any partnership, joint venture, syndicate or other combination which would have a Material Adverse Effect with respect to Seller.

(e)                                  Margin Deficit. If at any time there exists a Margin Deficit, Seller shall cure the same in accordance with Section 6(b) hereof.

(f)                                   Notices.

(i)                                     Seller shall give notice to Buyer in writing within (A) three (3) Business Days of knowledge by any Responsible Officer of any occurrence of any Event of Default and (B) five (5) Business Days of knowledge by any Responsible Officer of any occurrence of any Default;

(ii)                                  Seller shall give notice to Buyer in writing within ten (10) calendar days of knowledge by any Responsible Officer of any of the following:

(A)                               any litigation or proceeding that is pending against Seller in any federal or state court or before any Governmental Authority except for those set forth in Schedule 12(c) and those otherwise disclosed to Buyer, which, (1) if adversely determined, would reasonably be expected to result in a levy on Seller’s assets in excess of [***] of Seller’s Adjusted Tangible Net Worth, or (2) that questions or challenges the validity or enforceability of any of the Program Documents; and

(B)                               any non-ordinary course investigation or audit (in each case other than those that, pursuant to a legal requirement, may not be disclosed), in each case, by any Agency or Governmental Authority, relating to the origination, sale or servicing or Loans by Seller or the business operations of Seller, which, if adversely determined, would reasonably be expected to result in a Material Adverse Effect with respect to Seller; and

(C)                               any material penalties, sanctions or charges levied against Seller or any adverse change in any material Approval status.

(g)                                  Servicing. Except as provided in Section 42, Seller shall not permit any Person other than the Seller to service Loans without the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(h)                                 Lines of Business. Seller shall not materially change the nature of its business from that generally carried on by it as of the Effective Date.

(i)                                     Transactions with Affiliates. The Seller shall not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property or assets or the rendering or accepting of any service with any Affiliate, officer, director, senior manager, owner or guarantor unless (i) such transaction is with One Reverse Mortgage, LLC and/or One Mortgage Holdings, LLC, so long as One Reverse Mortgage, LLC and/or One Mortgage Holdings, LLC is directly or indirectly 100% owned by the Seller and included in consolidated financial statements of Seller, (ii) such transaction is (A) upon fair and reasonable terms no less favorable to the Seller than it would obtain in a comparable arm’s length transaction with a Person which is not an Affiliate, officer, director, senior manager, owner or guarantor, and (B) in the ordinary course of the Seller’s business, (iii) such transaction is listed on Schedule 13(i) hereto, or (iv) such transaction is a loan, guaranty or other transaction that would have been permitted under Section 13(n) if it had been made as a distribution.

(j)                                    Defense of Title. Subject to the terms of the Intercreditor Agreement, Seller warrants and will defend the right, title and interest of Buyer in and to all Purchased Items against all adverse claims and demands of all Persons whomsoever (other than any claim or demand related to any act or omission of Buyer, which claim or demand does not arise out of or relate to any breach or potential breach of a representation or warranty by Seller under this Agreement).

(k)                                 Preservation of Purchased Items. Except as otherwise set forth under the Intercreditor Agreement, Seller shall do all things necessary to preserve the Purchased Items so that such Purchased Items remain subject to a first priority perfected security interest hereunder.

(l)                                     No Assignment. Except as permitted by this Agreement, Seller shall not sell, assign, transfer or otherwise dispose of, or grant any option with respect to, or pledge, hypothecate or grant a security interest in or lien on or otherwise encumber (except pursuant to the Program Documents), any of the Purchased Items or any interest therein, provided that this Section 13(l) shall not prevent any contribution, assignment, transfer or conveyance of Purchased Items in accordance with the Program Documents.

(m)                             Limitation on Sale of Assets. Seller shall not convey, sell, lease, assign, transfer or otherwise dispose of (collectively, “Transfer”), all or substantially all of its Property, business or assets (including, without limitation, receivables and leasehold interests) whether now owned or hereafter acquired unless, following such Transfer, Seller shall be in compliance with all of the other representations, warranties and covenants set forth in this Agreement.

(n)                                 Limitation on Distributions. Without Buyer’s consent, if an Event of Default has occurred and is continuing (i) due to Seller’s failure to comply with Sections 13(e), 13(o), 13(p) or 13(q)(i) or (ii) or (ii) due to an Event of Default under Sections 18(a)(i), 18(a)(ii) or 18(a)(iii) but only to the extent that such Event of Default under Sections 18(a)(ii) or 18(a)(iii) is with respect to an amount due under such section that is deemed to be material by Buyer, in its reasonable discretion, then Seller shall not make any payment on account of, or set apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any stock of Seller, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Seller. [***]

(o)                                 Maintenance of Liquidity. Seller shall insure that, as of the end of each calendar month, Seller has, on a consolidated basis, cash and Cash Equivalents in an amount equal to not less than the Minimum Liquidity Amount.

(p)                                 Maintenance of Adjusted Tangible Net Worth. Seller shall maintain, as of the end of each calendar month, a consolidated Adjusted Tangible Net Worth not less than the Minimum Adjusted Tangible Net Worth.

(q)                                 Other Financial Covenants.

(i)                                      Maintenance of Leverage. Seller shall not, as of the end of each calendar month, permit the ratio of the Seller’s consolidated Indebtedness to consolidated Adjusted Tangible Net Worth to be greater than the Maximum Leverage Ratio.

(ii)                                   Minimum Net Income. If as of the last day of any fiscal quarter of the Seller, the Seller’s consolidated Adjusted Tangible Net Worth is less than [***] and the Seller, on a consolidated basis, has cash and Cash Equivalents in an amount that is less than [***], then the Seller’s consolidated Net Income for that fiscal quarter before income taxes for such fiscal quarter shall equal or exceed [***].

(r)                                    Servicing Transmission. Seller shall provide to Buyer on a monthly basis no later than 11:00 a.m. Eastern Time two (2) Business Days prior to the 10th of each calendar month (i) the Servicing Transmission, on a loan-by-loan basis and in the aggregate, with respect to the Loans serviced hereunder by Seller which were funded prior to the first day of the current month, summarizing Seller’s delinquency and loss experience with respect to such Loans serviced by Seller (including, in the case of such Loans, the following categories: current, 30-59, 60-89, 90-119, 120-180 and 180+) and (ii) any other information reasonably requested by Buyer with respect to the Loans.

(s)                                   Insurance. The Seller or its Affiliates, will continue to maintain, for the Seller, insurance coverage with respect to employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property (other than money and securities) and computer fraud in an aggregate amount acceptable to Fannie Mae and Freddie Mac. Seller shall notify Buyer as soon as reasonably possible after knowledge of any material change in the terms of any such insurance coverage.

(t)                                    Certificate of a Responsible Officer of Seller. At the time that Seller delivers financial statements to Buyer in accordance with Section 13(a) hereof, Seller shall forward to Buyer a certificate of a Responsible Officer of Seller which demonstrates that the Seller is in compliance with the covenants set forth in Sections 13(o), (p), and (q) of this Agreement.

(u)                                 Maintenance of Licenses. Seller shall (i) maintain all licenses, permits or other approvals necessary for Seller to conduct its business and to perform its obligations under the Program Documents, (ii) remain in good standing with respect to such licenses, permits or other approvals, under the laws of each state in which it conducts material business, and (iii) conduct its business in accordance with applicable law in all material respects.

(v)                                 Taxes, Etc. Seller shall timely pay and discharge, or cause to be paid and discharged, on or before the date they become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its income and profits or upon any of its property, real, personal or mixed (including without limitation, the Purchased Loans) or upon any part thereof, as well as any other lawful claims which, if unpaid, become a Lien upon Purchased Loans that have not been repurchased, except for any such taxes, assessments and governmental charges, levies or claims as are appropriately contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are provided. Seller shall file on a timely basis all federal, and material state and local tax and information returns, reports and any other information statements or schedules required to be filed by or in respect of it.

(w)                               Takeout Payments. With respect to each Purchased Loan and the portion of each Security related to Purchased Loans subject to a Transaction, in each case that is subject to a Takeout Commitment, the Seller shall ensure that the related portion of the purchase price and all other payments under such Takeout Commitment to the extent related to Purchased Loans subject to a Transaction or such portion of each Security related to Purchased Loans subject to a Transaction shall be paid to Buyer (or its designee) in accordance with the Joint Account Control Agreement or the Joint Securities Account Control Agreement, as applicable. Unless subject to the Joint Account Control Agreement or Joint Securities Account Control Agreement, with respect to any Takeout Commitment with an Agency, if applicable, (1) ith respect to the wire transfer instructions as set forth in Freddie Mac Form 987 (Wire Transfer Authorization for a Cash Warehouse Delivery) such wire transfer instructions are identical to Buyer’s wire instructions or Buyer has approved such wire transfer instructions in writing in its sole discretion, or (2) the Payee Number set forth on Fannie Mae Form 1068 (Fixed-Rate, Graduated-Payment, or Growing-Equity Mortgage Loan Schedule) or Fannie Mae Form 1069 (Adjustable-Rate Mortgage Loan Schedule), as applicable, will be identical to the Payee Number that has been identified by Buyer in writing as Buyer’s Payee Number or Buyer will have previously approved the related Payee Number in writing in its sole discretion; with respect to any Takeout Commitment with an Agency, the applicable agency documents will list Buyer as sole subscriber, unless otherwise agreed to in writing by Buyer, in Buyer’s sole discretion.

(x)                                 Delivery of Servicing Rights and Servicing Records. With respect to the Servicing Rights of each Purchased Loan, Buyer shall own, and Seller shall deliver (or shall cause the related Servicer or Subservicer to deliver), such Servicing Rights to Buyer on the related Purchase Date. Seller shall deliver (or cause the related Subservicer to deliver) the Servicing Records (including any FHA, Rural Housing Service or VA required records) and the physical and contractual servicing of each Purchased Loan, to Buyer or its designee upon the termination of Seller or Subservicer as the servicer or subservicer, respectively, pursuant to Section 42. In addition, with respect to the Servicing Records for each Purchased Loan and the physical and contractual servicing of each Purchased Loan, the related Seller shall deliver (or cause the related Subservicer to deliver) such Servicing Records and, to the extent applicable, the servicing to Buyer or its designee within forty-five (45) days of the earlier of (i) the termination of Seller or Subservicer as the servicer or subservicer, respectively, of the Purchased Loans and (ii) the related Purchase Date for each such Purchased Loan (the “Servicing Delivery Requirement”). Notwithstanding the foregoing, such Servicing Delivery Requirement shall be deemed restarted for each such Purchased Loan on each Repurchase Date on which such Purchased Loan becomes subject to a Rollover Transaction, and a new 30 day Servicing Delivery Requirement will be deemed to commence for such Purchased Loans as of such Repurchase Date in the absence of directions to the contrary from Buyer. Further, the Servicing Delivery Requirement will no longer apply to any Purchased Loan that is repurchased in full by the related Seller in accordance with the provisions of this Agreement and is no longer subject to a Transaction. Seller’s transfer of the Servicing Rights, Servicing Records and the physical and contractual servicing under this Section shall be in accordance with customary standards in the industry and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors.

(y)                                 Agency Audit. Seller shall at all times maintain copies of relevant portions of all Agency Audits in which there are material adverse findings, including without limitation notices of defaults, notices of termination of approved status, notices of imposition of supervisory agreements or interim servicing agreements, and notices of probation, suspension, or non-renewal.

(z)                                  Illegal Activities. Seller shall not engage in any conduct or activity that is reasonably likely to subject a material amount of its assets to forfeiture or seizure.

(aa)                          ERISA Matters.

(i)                                     Seller shall not permit any event or condition which is described in the definition of “Event of ERISA Termination” to occur or exist with respect to any Plan or Multiemployer Plan if such event or condition, together with all other events or conditions described in the definition of Event of ERISA Termination occurring within the prior twelve months, involves the payment of money by or an incurrence of liability of Seller or any ERISA Affiliate thereof, or any combination of such entities in an amount in excess of 10% of Seller’s Adjusted Tangible Net Worth.

(ii)                                  Seller shall not be an employee benefit plan as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, or a plan described in and subject to Section 4975 of the Code or an entity whose assets constitute “plan assets” within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA, to engage in this Repurchase Agreement or the Transactions hereunder, and Transactions hereunder by or with Seller are not subject to any state or local statute regulating investments of, or fiduciary obligations with respect to, any governmental plans (within the meaning of Section 3(32) of ERISA) or church plans (within the meaning of Section 3(33) of ERISA).

(bb)                          Agency Approvals; Servicing. To the extent previously approved and necessary for Seller to conduct its business in all material respects as it is then being conducted, Seller shall maintain its status with Fannie Mae and Freddie Mac as an approved seller/servicer, with Ginnie Mae as an approved issuer and an approved servicers, and as an RHS lender and an RHS Servicer in each case in good standing (each such approval, an “Agency Approval”); provided, that should Seller decide to no longer maintain an Agency Approval (as opposed to an Agency withdrawing an Agency Approval, but including an Agency ceasing to exist), (i) Seller shall notify Buyer in writing, and (ii) Seller shall provide Buyer with written or electronic evidence that the Eligible Loans are eligible for sale to another Agency. Should Seller, for any reason, cease to possess all such applicable Agency Approvals to the extent necessary, Seller shall so notify Buyer promptly in writing. Notwithstanding the preceding sentence and to the extent previously approved, Seller shall take all necessary action to maintain all of its applicable Agency Approvals at all times during the term of this Agreement and each outstanding Transaction.

(cc)                            Reserved.

(dd)                          Origination; Underwriting Guidelines. Seller shall or shall cause the related Qualified Originator to originate Loans in a manner that is consistent with sound underwriting and appraisal practices, and in compliance with applicable federal and state consumer protection laws including, without limitation, all laws with respect to unfair or deceptive practices and all laws related to predatory lending practices. Seller agrees that, with respect to any material modifications to the applicable Underwriting Guidelines for any Loan (other than, with respect to any Agency Eligible Loan or Government Loan, any modifications that are required or permitted by the applicable Agency), in each case that are likely to negatively impact such Loans, Seller shall provide notice to Buyer within ten (10) Business Days following such modifications (each, an “UG Change Notice”). Buyer shall, within five (5) Business Days of receipt of such UG Change Notice, notify Seller whether it approves or disapproves of such modifications. If Buyer approves of such modifications, then the modified guidelines shall constitute the Underwriting Guidelines hereunder (and, shall replace Exhibits B and C to the Pricing Side Letter, to the extent applicable). If Buyer disapproves of such modifications, then the unmodified guidelines shall constitute the Underwriting Guidelines for purposes of this Agreement.

(ee) OFAC. At all times throughout the term of this Agreement, Seller (a) shall be in full compliance with all applicable orders, rules, regulations and recommendations of OFAC and (b) shall not permit any Loans to be maintained, insured, traded, or used (directly or indirectly) in violation of any United States statutes, rules or regulations, in a Prohibited Jurisdiction or by a Prohibited Person.

(ff)                         MERS. Seller and Servicer are members of MERS in good standing and current in the payment of all fees and assessments imposed by MERS, and shall comply with all rules and procedures of MERS in connection with the servicing of MERS Loans for as long as such Purchased Loans are registered with MERS. Seller shall, or shall cause the Servicer to follow all instructions provided by Buyer with respect to any MERS Loans that are Purchased Loans, including without limitation, the removal of Purchased Loans from MERS and assignment out of MERS within two (2) Business Days of receipt of instructions from Buyer.

(gg)                      Maintenance of Papers, Records and Files.

(i)               Seller shall acquire, and Seller shall build, maintain and have available, a complete file in accordance with lending industry custom and practice for each Purchased Loan. Seller will maintain all such Records not in the possession of Custodian or Buyer in good and complete condition in accordance with industry practices and preserve them against loss or destruction.

(ii)                Seller shall collect and maintain or cause to be collected and maintained all Records relating to the Purchased Loans in accordance with industry custom and practice, including those maintained pursuant to subsection (i), and all such Records shall be in Custodian’s possession unless Buyer otherwise approves. Seller shall deliver to Buyer or its designee updates of such Servicing Records at least monthly, and more frequently as requested by Buyer. Seller will not cause or authorize any such papers, records or files that are an original or an only copy to leave Custodian’s possession, except for individual items removed in connection with servicing a specific Loan, in which event Seller will obtain or cause to be obtained a receipt from Custodian for any such paper, record or file.

(iii)                 For so long as Buyer has an interest in or lien on any Purchased Loan, Seller will hold or cause to be held all related Records in trust for Buyer. Seller shall notify, or cause to be notified, every other party holding any such Records of the interests and liens granted hereby.

(iv)               Upon reasonable advance notice from Custodian or Buyer, Seller shall (x) make any and all such Records available to Custodian or Buyer to examine any such Records, either by its own officers or employees, or by agents or contractors, or both, and make copies of all or any portion thereof, (y) permit Buyer or its authorized agents to discuss the affairs, finances and accounts of Seller with its respective chief operating officer and chief financial officer and to discuss the affairs, finances and accounts of Seller with its independent certified public accountants.

14.                              REPURCHASE DATE PAYMENTS

On each Repurchase Date, the Seller shall remit or shall cause to be remitted to Buyer the Repurchase Price together with any other Obligations then due and payable.

15.                              REPURCHASE OF PURCHASED LOANS

Upon discovery by the Seller of a breach in any material respect of any of the representations and warranties set forth on Schedule 1 to this Agreement, the Seller shall give prompt written notice thereof to Buyer. It is understood and agreed that the representations and warranties set forth in Schedule 1 to this Agreement with respect to the Purchased Loans shall survive delivery of the respective Mortgage Files to the Custodian and shall inure to the benefit of Buyer. The fact that Buyer has conducted or has failed to conduct any partial or complete due diligence investigation in connection with its purchase of any Purchased Loan shall not affect Buyer’s right to demand repurchase as provided under this Agreement. The Seller shall, within two (2) Business Days of the earlier of the Seller’s discovery or the Seller receiving notice with respect to any Purchased Loan of (i) any breach of a representation or warranty contained in Schedule 1 to this Agreement in any material respect, or (ii) any failure to deliver any of the items required to be delivered as part of the Mortgage File within the time period required for delivery pursuant to the Custodial Agreement, promptly cure such breach or delivery failure in all material respects. If within ten (10) Business Days after the earlier of the Seller’s discovery of such breach or delivery failure or the Seller receiving notice thereof, such breach or delivery failure has not been remedied by the Seller in all material respects, the Seller shall promptly upon receipt of written instructions from Buyer, at Buyer’s option, either (i) repurchase such Purchased Loan at a purchase price equal to the Repurchase Price with respect to such Purchased Loan by wire transfer to the account designated by Buyer, or (ii) transfer comparable Substitute Loans to Buyer, as provided in Section 16 hereof; provided, however that notwithstanding the foregoing, such obligation to repurchase such Purchased Loan shall not affect Buyer’s right to immediately reduce the Market Value of such Purchased Loan in accordance with the terms hereof.

16.                              SUBSTITUTION

The Seller may, subject to agreement with and acceptance by Buyer upon one (1) Business Day’s notice, substitute other mortgage loans, which are substantially the same as the Purchased Loans (the “Substitute Loans”) for any Purchased Loans. Such substitution shall be made by transfer to Buyer of such Substitute Loans and transfer to the Seller of such Purchased Loans (the “Reacquired Loans”) along with the other information to be provided with respect to the applicable Substitute Loan as described in the form of Transaction Notice. Upon substitution, the Substitute Loans shall be deemed to be Purchased Loans, the Reacquired Loans shall no longer be deemed Purchased Loans, Buyer shall be deemed to have terminated any security interest that Buyer may have had in the Reacquired Loans and any Purchased Items solely related to such Reacquired Loans to the Seller unless such termination and release would give rise to or perpetuate an unpaid, due and payable Margin Call. Concurrently with any termination and release described in this Section 16, Buyer shall execute and deliver to the Seller upon request and Buyer hereby authorizes the Seller to file and record such documents as the Seller may reasonably deem necessary or advisable in order to evidence such termination and release.

17.                               RESERVED

18.                              EVENTS OF DEFAULT

Each of the following events shall constitute an Event of Default (an “Event of Default”) hereunder:

(a)                         Payment Default. Seller defaults in the payment of (i) any payment of Margin Deficit, any amount due under Section 9(b)(x), Price Differential or Repurchase Price hereunder or under any other Program Document; provided, that, with respect to this clause (i), if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***], (ii) expenses or fees and amounts due and owing to the Custodian and such failure to pay Expenses or fees and amounts due and owing to the Custodian continues for more than [***] days after receipt by a Responsible Offer of notice of such default, or (iii) any other Obligations, with respect to this clause (iii), within [***] Business Days following receipt by a Responsible Officer of notice of such default;

(b)                                 Representation and Covenant Defaults.

(i)                                     The failure of the Seller to perform, comply with or observe any term, representation, covenant or agreement applicable to the Seller in any material respect, in each case, after the expiration of the applicable cure period, if any, as specified in such covenant, contained in:

(A)                               Section 13(c) (Existence) only to the extent relating to maintenance of existence; provided, that if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or such failure shall be determined by Buyer in its good faith discretion to result in a Material Adverse Effect,

(B)                               Section 13(d) (Prohibition of Fundamental Change),

(C)                               Section 13(o) (Maintenance of Liquidity) , provided Seller shall be entitled to [***] Business Days to cure any such default from the earlier of notice or knowledge of such failure,

(D)                               Section 13(p) (Maintenance of Adjusted Tangible Net Worth) , provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,

(E)                                Section 13(q) (Other Financial Covenants), provided Seller shall be entitled to [***] to cure any such default from the earlier of notice or knowledge of such failure,

(F)                                 Section 13(w) (Takeout Payments); provided, that if the Seller provides Buyer with written evidence reasonably satisfactory to Buyer that such failure is solely the result of an administrative error, such failure shall only be deemed an Event of Default if such failure to comply shall continue unremedied for a period of [***] or if such failure results in a Material Adverse Effect, or

(G)                               Section 13(z) (Illegal Activities);

(ii)                            (A) Any representation, warranty or certification made herein or in any other Program Document by Seller or any certificate furnished to Buyer pursuant to the provisions hereof or thereof shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, or (B) any representation or warranty made by Seller in Schedule 1 to this Agreement shall prove to have been untrue or misleading in any material respect as of the time made or furnished and such breach is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer, provided that each such breach of a representation or warranty made in Schedule 1 shall be considered solely for the purpose of determining the Market Value of the Loans affected by such breach, and shall not be the basis for declaring an Event of Default under this Agreement unless the Seller shall have made any such representations and warranties with actual knowledge by a Responsible Officer that they were materially false or misleading at the time made; and

(iii)                         Seller fails to observe or perform, in any material respect, any other covenant or agreement contained in this Agreement (and not identified in clause (b)(i) of this Section) or any other Program Document and such failure to observe or perform is not cured within [***] after knowledge thereof by, or notice thereof to, a Responsible Officer;

(c)                                  Judgments. Any final, judgment or judgments or order or orders for the payment of money is rendered against the Seller in excess of [***] of Seller’s Adjusted Tangible Net Worth in the aggregate shall be rendered against the Seller by one or more courts, administrative tribunals or other bodies having jurisdiction over the Seller and the same shall not be discharged (or provisions shall not be made for such discharge), satisfied, or bonded, or a stay of execution thereof shall not be procured, within [***] from the date of entry thereof and the Seller shall not, within said period of [***], or such longer period during which execution of the same has been stayed or bonded, appeal therefrom and cause the execution thereof to be stayed during such appeal;

(d)                                 Insolvency Event. The Seller (i) discontinues or abandons operation of its business; (ii) fails generally to, or admits in writing its inability to, pay its debts as they become due; (iii) files a voluntary petition in bankruptcy, seeks relief under any provision of any bankruptcy, reorganization, moratorium, delinquency, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction whether now or subsequently in effect; (iv) consents to the filing of any petition against it under any such law; (v) consents to the appointment of or taking possession by a custodian, receiver, conservator, trustee, liquidator, sequestrator or similar official for the Seller, or of all or any substantial part of its respective Property; (vi) makes an assignment for the benefit of its creditors; or (vii) has a proceeding instituted against it in a court having jurisdiction in the premises seeking (A) a decree or order for relief in respect of Seller in an involuntary case under any applicable bankruptcy, insolvency, liquidation, reorganization or other similar law now or hereafter in effect, or (B) the appointment of a receiver, liquidator, trustee, custodian, sequestrator, conservator or other similar official of Seller, or for any substantial part of its property, or for the winding-up or liquidation of its affairs (provided, however, if such proceeding or appointment is the result of the commencement of involuntary proceedings or the filing of an involuntary petition against such Person no Event of Default shall be deemed to have occurred under this clause (d) unless such proceeding or appointment is not dismissed within [***] after the initial date thereof;

(e)                                  Change of Control. A Change of Control of the Seller shall have occurred without the prior consent of Buyer, unless (i) waived by Buyer in writing, or (ii) the Seller shall have repurchased all Purchased Loans subject to Transactions within [***] thereof;

(f)                                   Liens. Subject to the terms of the Intercreditor Agreement, (i) Seller shall grant any Lien on any Purchased Item that has not been repurchased except the Liens permitted under this Agreement; or (ii) the Liens contemplated hereby shall cease to be first priority perfected Liens in favor of Buyer on the Purchased Items that have not been repurchased or shall be Liens in favor of any Person other than Buyer; or (iii) this Agreement shall for any reason cease to create a valid, first priority security interest or ownership interest upon transfer in any of the Purchased Loans or Purchased Items purported to be covered hereby and that have not been repurchased; or (iv) Seller shall suffer to exist any Lien on any Purchased Item that has not been repurchased and (A) such Lien is senior to the Liens contemplated hereby or (B) such Lien is not cured within five (5) Business Days following written discovery by, or notice to a Responsible Officer of such Lien;

(g)                                  Going Concern. The Seller’s audited financial statements delivered to Buyer shall contain an audit opinion that is qualified or limited by reference to the status of Seller as a “going concern” or reference of similar import;

(h)                                 Cross Default. Seller shall default under, or fail to perform as required under, or shall otherwise breach the terms of the MSR Financing Facility, and such default, failure or breach causes or entitles Buyer to cause acceleration or requires prepayment of such indebtedness under the MSR Financing Facility; or

(i)                                     Third Party Cross Default. Any “event of default” or any other default by Seller under any Indebtedness to which Seller is a party (after the expiration of any applicable grace or cure period under any such agreement) individually in excess of [***] outstanding, which has resulted in the acceleration of the maturity of such other Indebtedness, provided that such default or “event of default” shall be deemed automatically cured and without any action by Buyer or Seller, if, within fifteen (15) calendar days after Seller’s receipt of notice of such acceleration, (A) the Indebtedness that was the basis for such default is discharged in full, (B) the holder of such Indebtedness has rescinded, annulled or waived the acceleration, notice or action giving rise to such default, or (C) such default has been cured and no “event of default” or any other default continues under such other Indebtedness;

(j)                                    Enforceability. For any reason, this Agreement at any time shall not be in full force and effect in all material respects or shall not be enforceable in all material respects in accordance with its terms, or any Person (other than Buyer) shall contest the validity, enforceability or perfection of any Lien granted pursuant thereto, or any party thereto (other than Buyer) shall seek to disaffirm, terminate, limit or reduce its obligations hereunder.

19.                               REMEDIES

(a)                                 Upon the occurrence of an Event of Default, Buyer, at its option, shall have the right to exercise any or all of the following rights and remedies, which rights and remedies shall automatically be exercised without any further action of Buyer (or Agent on behalf of Buyer), upon the occurrence and during the continuance of an Event of Default referred to in Section 18(d):

(i)                                      Buyer has the right to cause the Repurchase Date for each Transaction hereunder, if it has not already occurred, to be deemed immediately to occur (provided that, in the event that the Purchase Date for any Transaction has not yet occurred as of the date of such exercise or deemed exercise, such Transaction may be deemed immediately canceled). Buyer shall (except for deemed exercises) give written notice to Seller of the exercise of such option as promptly as practicable.

(A)                              The  Seller’s  obligations  hereunder  to  repurchase  all Purchased Loans at the Repurchase Price therefor on the Repurchase Date (determined in accordance with the preceding sentence) in such Transactions shall thereupon become immediately due and payable; all Income then on deposit in the Collection Account and all Income paid after such exercise or deemed exercise shall be remitted to and retained by Buyer and applied to the aggregate Repurchase Price and any other amounts owing by the Seller hereunder; the Seller shall immediately deliver to Buyer or its designee any and all Purchased Loans, original papers, Servicing Records and files relating to the Purchased Loans subject to such Transaction then in the Seller’s possession and/or control; and all right, title and interest in and entitlement to such Purchased Loans and Servicing Rights thereon shall be deemed transferred to Buyer or its designee; provided, however, in the event that the Seller repurchases any Purchased Loan pursuant to this Section 19(a)(i), Buyer shall deliver to Seller any and all original papers, records and files relating to such Purchased Loan then in its possession and/or control.

(B)                               To the extent permitted by applicable law, the Repurchase Price with respect to each such Transaction shall be increased by the aggregate amount obtained by daily application of, on a 360 day per year basis for the actual number of days during the period from and including the date of the exercise or deemed exercise of such option to but excluding the date of payment of the Repurchase Price as so increased, (x) the Post-Default Rate in effect following an Event of Default to (y) the Repurchase Price for such Transaction as of the Repurchase Date as determined pursuant to subsection (a)(i)(A) of this Section (decreased as of any day by (i) any amounts actually in the possession of Buyer pursuant to clause (C) of this subsection, (ii) any proceeds from the sale of Purchased Loans applied to the Repurchase Price pursuant to subsection (a)(ii) of this Section, and (iii) any other Purchased Items, Related Security or other assets of Seller held by Buyer and applied to the Obligation.

(C)                               All Income actually received by Buyer pursuant to Section 7 or otherwise shall be applied to the aggregate unpaid Repurchase Price owed by Seller.

(ii)                           Buyer shall have the right to, at any time on or following the Business Day following the date on which the Repurchase Price became due and payable pursuant to Section 19(a)(i), (A) immediately sell, without notice or demand of any kind, at a public or private sale and at such price or prices as Buyer may deem to be commercially reasonable for cash or for future delivery without assumption of any credit risk, any or all or portions of the Purchased Loans and Purchased Items on a servicing released basis and apply the proceeds thereof to the aggregate unpaid Repurchase Prices and any other amounts owing by Seller hereunder or (B) in its reasonable good faith discretion elect, in lieu of selling all or a portion of such Purchased Loans, to give Seller credit for such Purchased Loans, Purchased Items, Related Security or other assets of Seller held by Buyer in an amount equal to the Market Value of the Purchased Loans against the aggregate unpaid Repurchase Price and any other amounts owing by Seller hereunder. The proceeds of any disposition of Purchased Loans and the Purchased Items will be applied to the Obligations and Buyer’s related expenses as determined by Buyer in its reasonable good faith discretion. Buyer may purchase any or all of the Purchased Loans at any public or private sale.

(iii)                               The Seller shall remain liable to Buyer for any amounts that remain owing to Buyer following a sale and/or credit under the preceding section. Seller will be liable to Buyer for (A) the amount of all reasonable legal or other expenses (including, without limitation, all costs expenses of Buyer in connection with the enforcement of this Repurchase Agreement or any other agreement evidencing a Transaction, whether in action, suit or litigation or bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally, further including but not limited to, the reasonable fees and expenses of counsel (including the allocated costs of internal counsel of Buyer) incurred in connection with or as a result of an Event of Default, (B) damages in an amount equal to the reasonable, documented, out-of-pocket cost of Buyer (including all fees, expenses, and commissions) of entering into replacement transactions and entering into or terminating hedge transactions in connection with or as a result of an Event of Default, and (C) any other out-of-pocket loss, damage, cost or expense directly arising or resulting from the occurrence of an Event of Default in respect of a Transaction.

(iv)                              Buyer shall have the right to terminate this Agreement and declare all obligations of the Seller to be immediately due and payable, by a notice in accordance with Section 21 hereof; provided that no such notice shall be required for an Event of Default pursuant to Section 18(d).

(v)                                 The parties recognize that it may not be possible to purchase or sell all of the Purchased Loans on a particular Business Day, or in a transaction with the same purchaser, or in the same manner because the market for such Purchased Loans may not be liquid. In view of the nature of the Purchased Loans, the parties agree that liquidation of a Transaction or the underlying Purchased Loans does not require a public purchase or sale and that a good faith private purchase or sale shall be deemed to have been made in a commercially reasonable manner. Accordingly, Buyer may elect the time and manner of liquidating any Purchased Loan and nothing contained herein shall obligate Buyer to liquidate any Purchased Loan on the occurrence of an Event of Default or to liquidate all Purchased Loans in the same manner or on the same Business Day or shall constitute a waiver of any right or remedy of Buyer. Notwithstanding the foregoing, the parties to this Agreement agree that the Transactions have been entered into in consideration of and in reliance upon the fact that all Transactions hereunder constitute a single business and contractual obligation and that each Transaction has been entered into in consideration of the other Transactions.

(vi)                              To the extent permitted by applicable law, the Seller waives all claims, damages and demands it may acquire against Buyer arising out of the exercise by Buyer of any of its rights hereunder after an Event of Default, other than those claims, damages and demands arising from the gross negligence or willful misconduct of Buyer. If any notice of a proposed sale or other disposition of Purchased Items shall be required by law, such notice shall be deemed reasonable and proper if given at least two (2) Business Days before such sale or other disposition.

(b)                                 The Seller hereby acknowledges, admits and agrees that the Seller’s obligations under this Agreement are recourse obligations of the Seller.

(c)                                  Buyer shall have the right to obtain physical possession of the Servicing Records and all other files of the Seller relating to the Purchased Loans and all documents relating to the Purchased Loans which are then or may thereafter come into the possession of the Seller or any third party acting for the Seller and the Seller shall deliver to Buyer such assignments as Buyer shall request; provided that if such records and documents also relate to mortgage loans other than the Purchased Loans, Buyer shall have a right to obtain copies of such servicing records and servicing documents, rather than originals.

(d)                                 Buyer shall have the right to direct all Persons servicing the Purchased Loans to take such action with respect to the Purchased Loans as Buyer determines appropriate and as is consistent with the Servicer’s obligations and applicable law.

(e)                                  In addition to all the rights and remedies specifically provided herein, Buyer shall have all other rights and remedies provided by applicable federal, state, foreign, and local laws, whether existing at law, in equity or by statute, including, without limitation, all rights and remedies available to a purchaser or a secured party, as applicable, under the Uniform Commercial Code.

(f)                                   Except as otherwise expressly provided in this Agreement or by applicable law, Buyer shall have the right to exercise any of its rights and/or remedies immediately upon the occurrence and during the continuance of an Event of Default, and at any time thereafter, with notice to Seller, without presentment, demand, protest or further notice of any kind other than as expressly set forth herein, all of which are hereby expressly waived by the Seller. All rights and remedies arising under this Agreement as amended from time to time hereunder are cumulative and not exclusive of any other rights or remedies which Buyer may have.

(g)                                  Buyer may enforce its rights and remedies hereunder without prior judicial process or hearing, and the Seller hereby expressly waives, to the extent permitted by law, any right the Seller might otherwise have to require Buyer to enforce its rights by judicial process. The Seller also waives, to the extent permitted by law, any defense (other than a defense of payment or performance) the Seller might otherwise have arising from use of nonjudicial process, enforcement and sale of all or any portion of the Purchased Loans and any other Purchased Items or from any other election of remedies. The Seller recognizes that nonjudicial remedies are consistent with the usages of the trade, are responsive to commercial necessity and are the result of a bargain at arm’s length.

(h)                                 The Seller shall cause all sums received by the Seller after and during the continuance of an Event of Default with respect to the Purchased Loans to be deposited with such Person as Buyer may direct after receipt thereof. To the extent permitted by applicable law, Seller shall be liable to Buyer for interest on any amounts owing by Seller hereunder, from the date Seller becomes liable for such amounts hereunder until such amounts are (i) paid in full by Seller or (ii) satisfied in full by the exercise of Buyer’s rights hereunder. Interest on any sum payable by Seller to Buyer under this paragraph 19(h) is at a rate equal to the Post-Default Rate and Buyer shall be reimbursed for all reasonable costs and expenses incurred in connection with hedging or covering transactions related to the Purchased Loans, conduit advances and payments for mortgage insurance.

20.                              DELAY NOT WAIVER; REMEDIES ARE CUMULATIVE

No failure on the part of Buyer to exercise, and no delay in exercising, and no course of dealing with respect to, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by Buyer of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All rights and remedies of Buyer provided for herein are cumulative and in addition to any and all other rights and remedies provided by law, the Program Documents and the other instruments and agreements contemplated hereby and thereby, and are not conditional or contingent on any attempt by Buyer to exercise any of its rights under any other related document. Buyer may exercise at any time after the occurrence of an Event of Default one or more remedies, as it so desires, and may thereafter at any time and from time to time exercise any other remedy or remedies. An Event of Default will be deemed to be continuing unless expressly waived by Buyer in writing.

21.                              NOTICES AND OTHER COMMUNICATIONS

Except as otherwise expressly permitted by this Agreement, all notices, requests and other communications provided for herein and under the Custodial Agreement (including, without limitation, any modifications of, or waivers, requests or consents under, this Agreement) shall be given or made in writing (including, without limitation, by telex or telecopy or email) delivered to the intended recipient at the address of such Person set forth in this Section 21 below; or, as to any party, at such other address as shall be designated by such party in a written notice to each other party. Except as otherwise provided in this Agreement and except for notices given by the Seller under Section 3(a) (which shall be effective only on receipt), all such communications shall be deemed to have been duly given when transmitted by telex or telecopier or email or delivered or, in the case of a mailed notice, upon receipt, in each case given or addressed as aforesaid. In all cases, to the extent that the related individual set forth in the respective “Attention” line is no longer employed by the respective Person, such notice may be given to the attention of a Responsible Officer of the respective Person or to the attention of such individual or individuals as subsequently notified in writing by a Responsible Officer of the respective Person.

If to Buyer:

Citibank, N.A.

388 Greenwich Street, 6th Floor
New York, New York 10013
Attention: Bobbie Theivakumaran
Telephone: (212) 723-6753
Facsimile: (646) 291-3799
Email: bobbie.theivakumaran@citi.com,

with a copy to: susan.mills@citi.com and ryan.m.oconnor@citi.com

If to the Seller:

Quicken Loans Inc.

1050 Woodward Ave.

Detroit, Michigan 48226

Attention: Julie Booth

Telephone:  (313) 373-7968

Facsimile: (877) 380-4048

Email: JulieBooth@quickenloans.com

With a copy to:

Quicken Loans Inc.
1050 Woodward Ave,
Detroit, Michigan 48226

Attention:  Angelo V. Vitale

Telephone:  (313) 373-7556

Facsimile: (877) 380-4045

Email:  angelovitale@quickenloans.com

22.                              USE OF EMPLOYEE PLAN ASSETS

No assets of an employee benefit plan subject to any provision of ERISA shall be used by either party hereto in a Transaction.

23.                               INDEMNIFICATION AND EXPENSES.

(a)                                 The Seller agrees to hold Buyer, and its Affiliates and their officers, directors, employees, agents and advisors (each an “Indemnified Party”) harmless from and indemnify any Indemnified Party against all liabilities, losses, damages, judgments, costs and expenses of any kind (including reasonable fees of counsel) which may be imposed on, incurred by or asserted against such Indemnified Party (collectively, the “Costs”) relating to or arising out of this Agreement, any other Program Document or any transaction contemplated hereby or thereby, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, any other Program Document or any transaction contemplated hereby or thereby, that, in each case, results from anything other than any Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. Without limiting the generality of the foregoing, the Seller agrees to hold any Indemnified Party harmless from and indemnify such Indemnified Party against all Costs with respect to all Loans relating to or arising out of any violation or alleged violation of any environmental law, rule or regulation or any consumer credit laws, including without limitation laws with respect to unfair or deceptive lending practices and predatory lending practices, the Truth in Lending Act and/or the Real Estate Settlement Procedures Act, that, in each case, results from anything other than such Indemnified Party’s gross negligence or willful misconduct or a claim by one Indemnified Party against another Indemnified Party. In any suit, proceeding or action brought by an Indemnified Party in connection with any Purchased Loan for any sum owing thereunder, or to enforce any provisions of any Purchased Loan, the Seller will save, indemnify and hold such Indemnified Party harmless from and against all expense, loss or damage suffered by reason of any defense, set-off, counterclaim, recoupment or reduction of liability whatsoever of the account debtor or obligor thereunder, arising out of a breach by the Seller of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to or in favor of such account debtor or obligor or its successors from the Seller. The Seller also agrees to reimburse an Indemnified Party promptly after billed by such Indemnified Party for all such Indemnified Party’s reasonable documented, actual, out-of-pocket costs and expenses incurred in connection with the enforcement or the preservation of such Indemnified Party’s rights under this Agreement, any other Program Document or any transaction contemplated hereby or thereby, including without limitation the reasonable fees and disbursements of its counsel. The Seller hereby acknowledges that, the obligations of the Seller under this Agreement are recourse obligations of the Seller.

(b)                                 The Seller agrees to pay (within ten (10) Business Days after the Seller receives written demand for such payment from Buyer) all of the documented out-of-pocket costs and expenses reasonably incurred by Buyer in connection with the development, preparation, enforcement and execution of, and any waiver, amendment, supplement or modification to, this Agreement, any other Program Document or any other documents prepared in connection herewith or therewith. The Seller agrees to pay (within 10 Business Days after the Seller receives written demand for such payment from Buyer) all of the documented out-of-pocket costs and expenses reasonably incurred in connection with the consummation and administration of the transactions contemplated hereby and thereby including, without limitation, (i) filing fees and all the reasonable fees, disbursements and expenses of counsel to Buyer and (ii) all the due diligence, inspection, testing and review costs and expenses incurred by Buyer with respect to Purchased Items under this Agreement, including, but not limited to, those costs and expenses incurred by Buyer pursuant to this Section 23 and Section 43 hereof; provided, however, that (x) the aggregate amount of such costs and expenses referred to in clause (i) of this sentence shall not exceed [***] in connection with the development, preparation and execution of this Agreement, and (y) the aggregate amount of such costs and expenses referred to in clause (ii) of this sentence and incurred after the Effective Date shall not exceed [***] per annum; provided that after the occurrence of an Event of Default, such amounts shall not be applicable. Buyer shall deliver to the Seller copies of documentation supporting any of the foregoing demands on the Seller’s request. The Seller, Buyer, and each Indemnified Party also agree not to assert any claim against the others or any of their Affiliates, or any of their respective officers, directors, members, managers, employees, attorneys and agents, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Program Documents, the actual or proposed use of the proceeds of the Transactions, this Agreement or any of the transactions contemplated hereby or thereby. THE FOREGOING INDEMNITY AND AGREEMENT NOT TO ASSERT CLAIMS EXPRESSLY APPLIES, WITHOUT LIMITATION, TO THE NEGLIGENCE (BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF THE INDEMNIFIED PARTIES.

(c)                                  If the Seller fails to pay when due any costs, expenses or other amounts payable by it under this Agreement, including, without limitation, reasonable fees and expenses of counsel and indemnities, such amount may be paid on behalf of the Seller by Buyer (including without limitation by Buyer netting such amount from the proceeds of any Purchase Price paid by Buyer to the Seller hereunder), in its sole discretion and the Seller shall remain liable for any such payments by Buyer (except those that are paid by Seller, including by netting against any Purchase Price). No such payment by Buyer shall be deemed a waiver of any of Buyer’s rights under the Program Documents (except those that are paid by Seller, including by netting against any Purchase Price).

(d)                                 Without prejudice to the survival of any other agreement of Seller hereunder, the covenants and obligations of Seller contained in this Section 23 shall survive the termination of this Agreement and payment in full of the Repurchase Price and all other amounts payable hereunder and delivery of the Purchased Loans by Buyer against full payment therefor.

(e)                                  The obligations of Seller from time to time to pay the Repurchase Price and all other amounts due under this Agreement are full recourse obligations of Seller.

24.                              WAIVER OF DEFICIENCY RIGHTS

Seller hereby expressly waives, to the fullest extent permitted by law, every statute of limitation on a deficiency judgment (but solely with respect to deficiency judgments and not any other statute of limitation) and any right that it may have to direct the order in which any of the Purchased Items shall be disposed of in the event of any disposition pursuant hereto.

25.                              REIMBURSEMENT

All sums reasonably expended by Buyer in connection with the exercise of any right or remedy provided for herein shall be and remain Seller’s obligation (unless and to the extent that Seller is the prevailing party in any dispute, claim or action relating thereto). The Seller agrees to pay, with interest at the Post-Default Rate to the extent that an Event of Default has occurred, the reasonable, documented out-of-pocket expenses and reasonable attorneys’ fees reasonably incurred by Buyer and/or Custodian in connection with the preparation, negotiation, enforcement (including any waivers), administration and amendment of the Program Documents (regardless of whether a Transaction is entered into hereunder), the reasonable taking of any action, including legal action, required or permitted to be taken by Buyer and/or Custodian pursuant thereto, subject to Section 23(b), any due diligence, inspection, testing and review costs and expenses in connection with any “due diligence” or loan agent reviews conducted by Buyer or on its behalf or by refinancing or restructuring in the nature of a “workout” all pursuant to the terms of this Agreement.

26.                              FURTHER ASSURANCES

The Seller agrees to do such further acts and things and to execute and deliver to Buyer such additional assignments, acknowledgments, agreements, powers and instruments as are reasonably required by Buyer to carry into effect the intent and purposes of this Agreement and the other Program Documents, to grant, preserve, protect and perfect the interests of Buyer in the Purchased Items or to better assure and confirm unto Buyer its rights, powers and remedies hereunder and thereunder.

27.                              TERMINATION

This Agreement shall remain in effect until the Termination Date. However, no such termination shall affect the Seller’s outstanding obligations to Buyer at the time of such termination. The Seller’s obligations under Section 5, Section 12, Section 23, and Section 25 and any other reimbursement or indemnity obligation of the Seller to Buyer pursuant to this Agreement or any other Program Documents shall survive the termination hereof.

28.                              SEVERABILITY

If any provision of any Program Document is declared invalid by any court of competent jurisdiction, such invalidity shall not affect any other provision of the Program Documents, and each Program Document shall be enforced to the fullest extent permitted by law.

29.                              BINDING EFFECT; GOVERNING LAW

This Agreement shall be binding and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Seller may not assign or transfer any of its rights or obligations under this Agreement or any other Program Document without the prior written consent of Buyer. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF (EXCEPT FOR SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

30.                              AMENDMENTS

Except as otherwise expressly provided in this Agreement, any provision of this Agreement may be modified or supplemented only by an instrument in writing signed by the Seller and Buyer and any provision of this Agreement imposing obligations on the Seller or granting rights to Buyer may be waived by Buyer.

31.                              SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

32.                              CAPTIONS

The table of contents and captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.

33.                              COUNTERPARTS

This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. The parties agree that this Agreement, any documents to be delivered pursuant to this Agreement and any notices hereunder may be transmitted between them by email and/or facsimile. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties.

34.                              SUBMISSION TO JURISDICTION; WAIVERS

EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(A)                              SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND/OR ANY OTHER PROGRAM DOCUMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(B)                               CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(C)                               AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH IN SECTION 21 OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; PROVIDED THAT, AT THE TIME OF SUCH MAILING AN ELECTRONIC COPY OF SUCH SERVICE OF PROCESS IS ALSO SENT BY ELECTRONIC MAIL TO THE PERSONS SPECIFIED IN THE ADDRESS FOR NOTICES FOR SUCH PARTY IN SECTION 21; AND

(D)                               AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

35.                              WAIVER OF JURY TRIAL

SELLER AND BUYER EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER PROGRAM DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

36.                              ACKNOWLEDGEMENTS

The Seller hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Program Documents;

(b)                                 Buyer has no fiduciary relationship to the Seller; and

(c)                                  no joint venture exists between Buyer and the Seller.

37.                              HYPOTHECATION OR PLEDGE OF PURCHASED ITEMS.

Subject to the terms of this Section 37, Buyer shall have free and unrestricted use of all of the Purchased Items and nothing in this Agreement shall preclude Buyer from engaging in repurchase transactions with the Purchased Items or otherwise selling, pledging, repledging, transferring, assigning, hypothecating, rehypothecating or otherwise conveying the Purchased Items. Unless an Event of Default shall have occurred and be continuing, no such pledge or other action under this Section 37 shall relieve Buyer of its obligations under the Program Documents, including, without limitation, Buyer’s obligation to transfer Purchased Loans to Seller pursuant to the terms of the Program Documents, its obligation to return to Seller the exact Purchased Loans and the related Purchased Items and not substitutes therefor. As a condition to any action by Buyer under this Section 37, prior to an Event of Default, Buyer shall cause any third party pledgee or other counterparty to any other action under this Section 37 (a “Repledgee”) to agree to return such Purchased Loans to Seller and facilitate Buyer’s return of such Purchased Loans to Seller pursuant to this Agreement) and to credit or pay Income to, or apply Income to the obligations of, Seller pursuant to the Program Documents. As a condition to any action by Buyer under this Section 37, prior to an Event of Default, Buyer shall (i) cause Repledgee to receive notice of Seller’s rights to the Purchased Items and agree to subordinate its rights to any Purchased Items to Seller’s rights under this Agreement against Buyer to such Purchased Items, (ii) not permit the obligations to any Repledgee secured by any Purchased Loan to exceed its Repurchased Price, and (iii) agree and cause the Repledgee to agree to allow Seller to direct payment of the Repurchase Price to the Repledgee and get a release of the related Purchased Items upon receipt of such payment. Nothing contained in this Agreement obligates Buyer to segregate any Purchased Loans or Purchased Items delivered to Buyer by Seller.

38.                               ASSIGNMENTS.

(a)                                 The Seller may assign any of its rights or obligations hereunder only with the prior written consent of Buyer. Buyer may from time to time, with the consent of Seller which shall not be unreasonably withheld, conditioned or delayed assign all or a portion of its rights and obligations under this Agreement and the Program Documents to any party pursuant to an executed assignment and acceptance by Buyer and the applicable assignee in form and substance acceptable to Buyer and Seller (“Assignment and Acceptance”), specifying the percentage or portion of such rights and obligations assigned. On the effective date of any such assignment, (A) such assignee will be a party hereto and to each Program Document to the extent of the percentage or portion set forth in the Assignment and Acceptance, and will succeed to the related rights and obligations of Buyer hereunder, and (B) Buyer will, to the extent of such rights and obligations so assigned, be released from its obligations (but not its rights to the extent such rights are intended to survive any such assignment) hereunder and under the Program Documents. Notwithstanding the provisions of this Section 38(a), Buyer may assign or transfer all or any of its rights and obligations under this Agreement and the other Program Documents without the prior consent of Seller to any Affiliate of Buyer that (x) is a wholly-owned subsidiary of Buyer that is based in the United States, (y) participates in institutional lending arrangements and (z) the condition of which (financial and otherwise) is sufficient so as to fulfill all requirements of the Buyer as described in this Agreement; provided that, prior to the occurrence of an Event of Default any such assignment shall only be made following two (2) Business Days’ prior notice to Seller.

(b)                                 Buyer may furnish any information concerning the Seller or any of its Subsidiaries in the possession of Buyer from time to time to assignees (including prospective assignees) only after notifying the Seller in writing and securing signed confidentiality agreements (in a form mutually acceptable to Buyer and the Seller) and only for the sole purpose of evaluating assignments and for no other purpose.

(c)                                  Upon the Seller’s consent to an assignment, the Seller agrees to reasonably cooperate with Buyer in connection with any such assignment, to execute and deliver replacement notes, and to enter into such restatements of, and amendments, supplements and other modifications to, this Agreement and the other Program Documents in order to give effect to such assignment.

(d)                                 Buyer, solely for this purpose as Seller’s non-fiduciary agent, shall maintain a register (the “Register”) on which it will record each assignment hereunder and each Assignment and Acceptance. The Register will include the name and address of Buyer (including all assignees and successors) and the percentage or portion of such rights and obligations assigned. The entries in the Register will be conclusive absent manifest error. Seller shall treat each Person whose name is recorded in the Register as a Buyer for all purposes of this Agreement; provided however, that any failure to make any such recordation, or any error in such recordation shall not affect Seller’s obligations in respect of such rights. This Section 38(d) is intended to comprise a book entry system within the meaning of Treasury regulation section 5f.103-1(c) that is the exclusive way for Buyer (or any of its assignees or successors) to transfer an interest under this Agreement and these provisions shall be interpreted in a manner consistent with and so as to effect such intent.

39.                              SINGLE AGREEMENT

The Seller and Buyer acknowledge that, and have entered hereinto and will enter into each Transaction hereunder in consideration of and in reliance upon the fact that, all Transactions hereunder constitute a single business and contractual relationship and have been made in consideration of each other. Accordingly, the Seller and Buyer each agree (i) to perform all of its obligations in respect of each Transaction hereunder, and that a default in the performance of any such obligations shall constitute a default by it in respect of all Transactions hereunder; and (ii) that payments, deliveries and other transfers made by any of them in respect of any Transaction shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Transaction hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted.

40.                               INTENT

(a)                                 The Seller and Buyer recognize that this Agreement and each Transaction hereunder is a “securities contract” as that term is defined in Section 741(7)(A)(i) of the Bankruptcy Code, and a “master netting agreement” as that term is defined in Section 101(38A)(A) of the Bankruptcy Code, that all payments hereunder are deemed “margin payments” or “settlement payments” as defined in the Bankruptcy Code, and that the pledge of the Related Security in Section 8(a) hereof is intended to constitute “a security agreement or other arrangement or other credit enhancement” that is “related to” the Agreement and Transactions hereunder within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code. The Seller and the Buyer recognize that the Buyer shall be entitled to, without limitation, the liquidation, termination, acceleration and non-avoidability rights afforded to parties to securities contracts” pursuant to Sections 555, 362(b)(6) and 546(e) of the Bankruptcy Code and “master netting agreements” pursuant to Sections 561, 362(b)(27) and 546(j) of the Bankruptcy Code. Seller and Buyer further recognize and intend that this Agreement is an agreement to provide financial accommodations and is not subject to assumption pursuant to Bankruptcy Code Section 365(a).

(b)                                 It is understood that Buyer’s right to liquidate the Purchased Items delivered to it in connection with the Transactions hereunder or to accelerate or terminate this Agreement or otherwise exercise any other remedies pursuant to Section 19 hereof is a contractual right to liquidate, accelerate or terminate such Transaction as described in Sections 555, 559 and 561 of the Bankruptcy Code; any payments or transfers of property made with respect to this Agreement or any Transaction to satisfy a Margin Deficit is considered a “margin payment” as such term is defined in Bankruptcy Code Section 741(5).

(c)                                  The parties hereby agree that all Servicing Agreements and any provisions hereof or in any other document, agreement or instrument that is related in any way to the servicing of the Purchased Loans shall be deemed “related to” this Agreement within the meaning of Sections 101(38A)(A), 101(47)(a)(v) and 741(7)(A)(xi) of the Bankruptcy Code and part of the “contract” as such term is used in Section 741 of the Bankruptcy Code.

(d)                                 The parties further agree that if a party hereto is an “insured depository institution” as such term is defined in the Federal Deposit Insurance Act, as amended (“FDIA”), then each Transaction hereunder is a “qualified financial contract” as that term is defined in the FDIA, and any rules, orders or policy statement thereunder.

(e)                                  It is understood that this Agreement constitutes a “netting contract” as defined in and subject to Title IV of the Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) and each payment entitlement and payment obligation under any transaction hereunder shall constitute a “covered contractual payment entitlement” or “covered contractual payment obligation,” respectively, as defined in and subject to FDICIA.

41.                               CONFIDENTIALITY

(a)                                 Buyer and Seller hereby acknowledge and agree that all written or computer-readable information provided by one party to the other regarding the terms set forth in any of the Program Documents or the Transactions contemplated hereby or thereby or regarding any other confidential or proprietary information of a party, including, without limitation, any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 13(a) (the “Confidential Terms”), will be kept confidential by such party, and will not be divulged to any party without the prior written consent of such other party except to the extent that (i) such information is disclosed to direct or indirect parent companies, Subsidiaries, Affiliates, directors, officers, members, managers, shareholders, legal counsel, auditors, accountants or agents (the “Representatives”); provided that such Representatives are informed of the confidential nature of such information and the disclosing party is responsible for their breach of these confidentiality provisions; provided, further, that with respect to any financial information of Seller provided to Buyer, including, without limitation, financial information provided pursuant to Section 13(a), such financial information is only disclosed to Representatives in connection with the ongoing administration or performance of the Program Documents, (ii) disclosure of such information is required by law, rule, regulation or order of any court, taxing authority, governmental agency, regulatory body, regulatory authority or self-regulatory authority (including, without limitation, bank and securities examiners) having authority to regulate or oversee any aspect of such party’s business or that of its Representatives in connection with the exercise of such authority or claimed authority, (iii) any of the Confidential Terms are in the public domain other than due to a breach of the provisions of this Section 41, (iv) other than with respect to any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 13(a), which shall require Seller’s separate and prior written consent to disclose, to any approved hedge counterparty to the extent necessary to obtain any hedging arrangement; provided that such disclosure is made pursuant to a non-disclosure agreement acceptable to the non-disclosing party and the disclosing party is responsible for the breach of such non-disclosure agreement, (v) other than with respect to any financial information of Seller provided to Buyer, including, without limitation, pursuant to Section 13(a), which shall require Seller’s separate and prior written consent to disclose, such disclosure is made in any party’s financial statements or footnotes as required by such party’s accountants and the other party receives prior notice of such disclosure in accordance with GAAP, (vi) such disclosures are made to buyers or prospective buyers of such party’s business, and its counsel, accountants, representatives and agents; provided that such disclosure is made pursuant to a non-disclosure agreement acceptable to the non-disclosing party and the disclosing party is responsible for the breach of such non-disclosure agreement or (vii) such disclosure is pursuant to Section 38(c). Notwithstanding the foregoing or anything to the contrary contained herein or in any other Program Document, (a) following an Event of Default, Buyer or Agent may disclose any information to the extent it determines such information to be necessary or desirable to disclose (i) in connection with the marketing and sales of the Purchased Loans if a confidentiality agreement (containing terms at least as protective of such Confidential Information as provided in this Section 41) is obtained from the party to whom such disclosure is made or (ii) otherwise to enforce or exercise Buyer’s or Agent’s rights hereunder, provided that, to the extent reasonably practical, Buyer will use reasonable efforts to maintain confidentiality of any confidential information of Seller provided to Buyer and (b) the parties hereto may disclose to any and all Persons, without limitation of any kind, the federal, state and local tax treatment of the Transactions, any fact relevant to understanding the federal, state and local tax treatment of the Transactions, and all materials of any kind (including opinions or other tax analyses) relating to such federal, state and local tax treatment and that may be relevant to understanding such tax treatment; provided that, except as provided above, no party may disclose the name of or identifying information with respect to Seller, Buyer, their Affiliates or any other Indemnified Party, or any pricing terms (including, without limitation, the Applicable Margin, Applicable Percentage and Purchase Price) or other nonpublic business or financial information (including any sublimits and financial covenants) that is unrelated to the federal, state and local tax treatment of the Transactions and is not relevant to understanding the federal, state and local tax treatment of the Transactions, without the prior written consent of the other parties.

(b)                                 In the case of disclosure by Seller or Buyer, other than pursuant to Section 41(a)(i) or (iii), the disclosing party shall, to the extent permitted by law, provide the other parties with prior written notice to permit the other party to seek a protective order or to take other appropriate action. The disclosing party shall use commercially reasonable efforts to cooperate in the other party’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded the Program Documents. If, in the absence of a protective order, the disclosing party or any of its Representatives is compelled as a matter of law to disclose any such information, the disclosing party may disclose to the party compelling disclosure only the part of the Program Documents it is compelled to disclose (in which case, prior to such disclosure, the disclosing party shall, to the extent permitted by law, use commercially reasonable efforts to advise and consult with the other parties and their counsel as to such disclosure and the nature and wording of such disclosure).

(c)                                  Notwithstanding anything in this Agreement to the contrary, Buyer and Seller shall comply, in all material respects, with all applicable local, state and federal laws, including, without limitation, all privacy and data protection law, rules and regulations that are applicable to the Purchased Loans and/or any applicable terms of this Agreement (the “Confidential Information”). Seller and Buyer shall notify the other parties promptly following discovery of any breach or compromise in any material respect of any applicable requirements of law with respect to the security, confidentiality, or integrity of nonpublic personal information of the customers and consumers of the other parties. Seller and Buyer shall provide such notice to the other parties by personal delivery, by facsimile with confirmation of receipt, or by overnight courier with confirmation of receipt to the applicable requesting individual.

42.                               SERVICING

(a)                                 Subject to subsection (d) below, the Seller covenants to maintain or cause the servicing of the Purchased Loans to be maintained in conformity with Accepted Servicing Practices and pursuant to the related underlying Servicing Agreement, if any. In the event that the preceding language is interpreted as constituting one or more servicing contracts, each such servicing contract shall terminate automatically upon the earliest of (i) the termination thereof by Buyer pursuant to subsection (d) below, (ii) thirty one (31) days after the last Purchase Date of such Purchased Loan, (iii) a Default or an Event of Default, (iv) the date on which all the Obligations have been paid in full, or (v) the transfer of servicing to any entity approved by Buyer and the assumption thereof by such entity.

(b)                                 During the period the Seller is servicing the Purchased Loans for Buyer, (i) the Seller agrees that Buyer is the owner of all Servicing Records relating to Purchased Loans that have not been repurchased, including but not limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Loans (the “Servicing Records”), and (ii) the Seller grants Buyer a security interest in all servicing fees and rights relating to the Purchased Loans that have not been repurchased and all Servicing Records to secure the obligation of the Seller or its designee to service in conformity with this Section 42 and any other obligation of the Seller to Buyer. At all times during the term of this Agreement, the Seller covenants to hold such Servicing Records in trust for Buyer and to safeguard, or cause each Subservicer to safeguard, such Servicing Records and to deliver them, or cause any such Subservicer to deliver them to the extent permitted under the related Servicing Agreement promptly to Buyer or its designee (including the Custodian) at Buyer’s reasonable request. It is understood and agreed by the parties that prior to an Event of Default, Seller, as servicer shall retain the servicing fees with respect to the Purchased Loans.

(c)                                  If any Loan that is proposed to be sold on a Purchase Date is serviced by a servicer other than the Seller (a “Subservicer”), or if the servicing of any Purchased Loan is to be transferred to a Subservicer, the Seller shall provide a copy of the related servicing agreement and an Instruction Letter executed by such Subservicer (collectively, the “Servicing Agreement”) to Buyer at least three (3) Business Days prior to such Purchase Date or transfer date, as applicable, which Servicing Agreement shall be in form and substance reasonably acceptable to Buyer. In addition, the Seller shall have obtained the prior written consent of Buyer for such Subservicer to subservice the Loans, which consent may not unreasonably be withheld or delayed. Buyer shall have the right, exercisable at any time in its sole discretion, upon written notice, to terminate Seller or any Subservicers as servicer or subservicer, respectively, and any related Servicing Agreement (to the extent permitted therein) with respect to Purchased Loans that have not been repurchased without payment of any penalty or termination fee. Upon any such termination or upon the resignation of any Servicer, the Seller shall transfer or shall cause Subservicer to transfer such servicing with respect to such Purchased Loans to Buyer or its designee, appointed by Buyer in its sole discretion, at no cost or expense to Buyer in accordance with applicable laws and applicable Agency Guidelines. The Seller agrees to cooperate with Buyer in connection with the transfer of servicing.

(d)                                 After the Purchase Date, until the Repurchase Date, the Seller will have no right to modify or alter the terms of the Loan or consent to the modification or alteration of the terms of any Loan, except as required by law, Agency Guidelines, FHA Regulations, requirements for VA Loans, Rural Housing Service Regulations, Accepted Servicing Practices, any Program Documents or other requirements, and the Seller will have no obligation or right to repossess any Loan or substitute another Loan, except as provided in any Custodial Agreement or any Program Document, including, without limitation, Section 16 of this Agreement.

(e)                                  Seller retains no economic rights to the servicing of the Purchased Loans; provided that Seller shall continue to service the Purchased Loans hereunder as part of its Obligations hereunder. As such, Seller expressly acknowledges that the Purchased Loans are sold to Buyer on a “servicing released” basis.

43.                              PERIODIC DUE DILIGENCE REVIEW

The Seller acknowledges that Buyer has the right to perform continuing due diligence reviews with respect to the Purchased Loans and Seller, for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise, and the Seller agrees that upon reasonable (but no less than three (3) Business Days’) prior notice to the Seller (provided that upon the occurrence of a Default or an Event of Default, no such prior notice shall be required), Buyer or its authorized representatives will be permitted during normal business hours to examine, inspect, make copies of, and make extracts of, the Mortgage Files, the Servicing Records and any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller and/or the Custodian. Provided that no Event of Default has occurred and is continuing, Buyer agrees that it shall exercise commercially reasonable efforts, in the conduct of any such due diligence, to minimize any disruption to Seller’s normal course of business. The Seller also shall make available to Buyer a knowledgeable financial or accounting officer for the purpose of answering questions respecting the Mortgage Files and the Purchased Loans. Without limiting the generality of the foregoing, the Seller acknowledges that Buyer shall purchase Loans from the Seller based solely upon the information provided by the Seller to Buyer in the Loan Schedule and the representations, warranties and covenants contained herein, and that Buyer, at its option, has the right, at any time to conduct a partial or complete due diligence review on some or all of the Purchased Loans, including, without limitation, ordering new broker’s price opinions, new credit reports, new appraisals on the related Mortgaged Properties and otherwise re-generating the information used to originate such Loan. Buyer may underwrite such Loans itself or engage a third party underwriter to perform such underwriting. The Seller agrees to cooperate with Buyer and any third party underwriter in connection with such underwriting, including, but not limited to, providing Buyer and any third party underwriter with reasonable access to any and all documents, records, agreements, instruments or information relating to such Purchased Loans in the possession, or under the control, of the Seller. In addition, Buyer has the right to perform continuing Due Diligence Reviews of Purchased Loans for purposes of verifying compliance with the representations, warranties, covenants and specifications made hereunder or under any other Program Document, or otherwise. The Seller and Buyer further agree that all out-of-pocket costs and expenses incurred by Buyer in connection with Buyer’s activities pursuant to this Section 43 shall be paid by the Seller subject to the limitations of Section 23(b) of this Agreement and that, unless an Event of Default has occurred and is continuing, Buyer shall be limited to two (2) on-site visits in any calendar year.

44.                              SET-OFF

In addition to any rights and remedies of Buyer provided by this Agreement and by law, Buyer shall have the right, following any Event of Default, without prior notice to Seller (except for such notice and right to cure as may be specifically provided hereunder in connection with certain Events of Default), any such notice being expressly waived by Seller to the extent permitted by applicable law, upon any amount becoming due and payable by Seller hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Buyer to or for the credit or the account of Seller only to the extent specifically relating to this Agreement, the other Program Documents or the MSR Financing Facility. Buyer may set-off cash, the proceeds of the liquidation of any Purchased Items and all other sums or obligations owed by Buyer to Seller against all of Seller’s obligations to Buyer, whether under this Agreement or under any other agreement between the parties relating to the Transactions described hereunder or to the transactions between the parties relating to the MSR Financing Facility, in each case to the extent that such obligations of Seller are then due, without prejudice to Buyer’s right to recover any deficiency. Buyer agrees promptly to notify Seller after any such set-off and application made by Buyer; provided that the failure to give such notice shall not affect the validity of such set-off and application.

45.                              ENTIRE AGREEMENT

This Agreement and the other Program Documents embody the entire agreement and understanding of the parties hereto and thereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein and therein. No alteration, waiver, amendments, or change or supplement hereto shall be binding or effective unless the same is set forth in writing signed by a duly authorized representative of each party hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

QUICKEN LOANS INC., as Seller

By:	/s/ Jay Farner
	Name:	Jay Farner
	Title:	Chief Executive Officer

[Signature Page to Master Repurchase Agreement]

CITIBANK, N.A., as Buyer

By:	/s/ Susan Mills
	Name:	Susan Mills
	Title:	Vice President

[Signature Page to Master Repurchase Agreement]

Schedule 1

REPRESENTATIONS AND WARRANTIES RE: LOANS

Eligible Loans

For purposes of this Schedule 1 and the representations and warranties set forth herein, a breach of a representation or warranty will be deemed to have been cured with respect to a Loan if and when Seller has taken or caused to be taken action such that the event, circumstance or condition that gave rise to such breach no longer adversely affects such Loan. Seller represents and warrants to Buyer that as to each Loan that is subject to a Transaction hereunder, the Seller hereby makes the following representations and warranties to Buyer as of the Purchase Date and as of each date such Loan is subject to a Transaction:

(a)           Loans as Described. The information set forth in the Loan Schedule with respect to the Loan is complete, true and correct in all material respects as of the Purchase Date.

(b)           Payments Current. No payment required under the Loan is 30 days or more delinquent nor has any payment under the Loan been 30 days or more delinquent at any time since the origination of the Loan.

(c)           No Outstanding Charges. There are no defaults in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, condominium charges, homeowners and condominium owners association fees, leasehold payments or ground rents which previously became due and owing have been paid or are not delinquent, or an escrow of funds (for Loans other than Cooperative Loans) has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable and delinquent. Seller has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Loan, except for interest accruing from the date of the Note or date of disbursement of the Loan proceeds, whichever is earlier, to the day which precedes by one month the Due Date of the first installment of principal and interest.

(d)           Original Terms Unmodified. The terms of the Note and Mortgage have not been impaired, waived, altered or modified in any respect, from the date of origination except by a written instrument which has been recorded, if necessary to protect the interests of Buyer, and which has been delivered to Custodian or to such other Person as Buyer shall designate in writing, and the terms of which are reflected in the Loan Schedule. The substance of any such waiver, alteration or modification has been approved by the insurer under the PMI Policy, if any, and the title insurer, to the extent required by the policy, and, with respect to FHA Loans, RHS Loans and VA Loans, has been approved by the FHA, to the extent required by the FHA Insurance Contract, the RHS to the extent required by the Rural Housing Service Guaranty or the VA, to the extent of the VA Guaranty Agreement, and its terms are reflected on the Loan Schedule. No Mortgagor in respect of the Loan has been released, in whole or in part, except in connection with an assumption agreement approved by the insurer under the PMI Policy, if any, and the title insurer, to the extent required by the policy and with respect to any FHA Loan, the FHA to the extent required by the FHA Insurance Contract or FHA Regulations, or with respect to any VA Loan, the VA to the extent required by the VA Guaranty Agreement, or with respect to any RHS Loan, the RHS to the extent required by the Rural Housing Service Guaranty, and which assumption agreement is part of the Mortgage File delivered to the Custodian and the terms of which are reflected in the Loan Schedule.

Schedule 1-1

(e)           No Defenses. The Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Note or the Mortgage, or the exercise of any right thereunder, render either the Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at, or subsequent to, the time the Loan was originated. There is no litigation proceeding or governmental investigation pending, or any order, injunction or decree outstanding, existing or relating to the Loan or the related Mortgaged Property.

(f)            Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards covered by extended coverage insurance and such other hazards as are provided for in the applicable Agency, FHA, VA, RHS or HUD guidelines, as well as all additional requirements set forth in the Agency Guidelines or the Seller’s Underwriting Guidelines. If required by the Flood Disaster Protection Act of 1973, as amended, each Loan is covered by a flood insurance policy meeting the applicable requirements of the current guidelines of the Federal Insurance Administration as in effect which policy conforms to the applicable Agency, FHA, VA, RHS or HUD guidelines or Seller’s Underwriting Guidelines. All individual insurance policies contain a standard mortgagee clause naming the Seller and its successors and assigns as mortgagee, and all premiums due and owing thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance policies at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering a condominium, or any hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer and is in full force and effect. Seller has not engaged in, and has no knowledge of the Mortgagor’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of such policy, including, without limitation, to Seller’s knowledge, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by Seller, in any case, to the extent it would impair coverage under any such policy.

(g)           Compliance with Applicable Law. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, anti-predatory lending laws, laws covering fair housing, fair credit reporting, community reinvestment, homeowners equity protection, equal credit opportunity, mortgage reform and disclosure laws or unfair and deceptive practices laws applicable to the origination and servicing of such Loan have been complied with in all material respects, the consummation of the transactions contemplated hereby will not involve the violation of any such laws or regulations. Seller shall maintain in its possession, available for Buyer’s inspection, evidence of compliance with all requirements set forth herein.

(h)           No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such satisfaction, cancellation, subordination or rescission other than in the case of a release of a portion of the land comprising a Mortgaged Property or a release of a blanket Mortgage which release will not cause the Loan to fail to satisfy the applicable Agency Guidelines. Seller has not waived the performance by the

Schedule 1-2

Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Loan to be in default, nor has the Seller waived any default resulting from any action or inaction by the Mortgagor.

(i)            Valid First Lien. Each Mortgage is a valid and subsisting first lien on a single parcel or multiple contiguous parcels of real estate included in the Mortgaged Property, including all buildings and improvements on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems annexed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject to:

(i)                           the lien of current real property taxes and assessments not yet delinquent.

(ii)            covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to prudent mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Loan and (a) referred to or otherwise considered in the appraisal made for the originator of the Loan or (b) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(iii)            other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property, and which will not prevent realization of the full benefits of any Rural Housing Service Guaranty.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Loan establishes and creates a valid, subsisting, enforceable and first lien and first priority security interest on the property described therein and Seller has full right to pledge and assign the same to Buyer.

(j)            Validity of Mortgage Documents. The Note and the Mortgage and any other agreement executed and delivered by a Mortgagor in connection with a Loan are genuine (or in the case of an eNote, the copy of the eNote transmitted to Custodian’s eVault is the Authoritative Copy), and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization and other laws of general application affecting the rights of creditors and by general equitable principles. All parties to the Note, the Mortgage and any other such related agreement had legal capacity to enter into the Loan and to execute and deliver the Note, the Mortgage and any such agreement, and the Note, the Mortgage and any other such related agreement have been duly and properly executed by other the applicable related parties. No fraud or error, omission, misrepresentation, negligence or similar occurrence with respect to a Loan has taken place on the part of any Person, including without limitation, the Mortgagor, any appraiser, any builder or developer, or any other party involved in the origination or servicing of the Loan or in any mortgage or flood insurance, if applicable, in relation to such Loan. The Seller has reviewed all of the documents constituting the Mortgage File and has made such inquiries as they deem necessary to make and confirm the accuracy of the representations set forth herein.

(k)           Full Disbursement of Proceeds. The Loan has been closed and the proceeds of the Loan have been fully disbursed to or for the account of the Mortgagor and there is no further requirement for future advances thereunder and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Loan and the recording of the Mortgage were paid or are in the process of being paid and are not delinquent, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Note or Mortgage (excluding refunds that may result from escrow analysis adjustments).

Schedule 1-3

(l)            Ownership. Seller is the sole owner and holder of the Loan and the indebtedness evidenced by each Note and upon the sale of the Loans to Buyer, Seller will retain the Mortgage Files or any part thereof with respect thereto not delivered to the Custodian, Buyer or Buyer’s designee, in trust for the purpose of servicing and supervising the servicing of each Loan. The Loan is not assigned or pledged to a third party, subject to Takeout Commitments, and Seller has good, indefeasible and marketable title thereto, and has full right to transfer and sell the Loan to Buyer free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Loan pursuant to this Agreement and following the sale of each Loan, Buyer will hold such Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, except any security interest created pursuant to this Agreement.

(m)          Doing Business. All parties which have had any interest in the Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (i) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (ii) either (A) organized under the laws of such state, (B) qualified to do business in such state, (C) a federal savings and loan association, a savings bank or a national bank having a principal office in such state, (D) not doing business in such state, or (E) not otherwise required to be qualified to do business in such state.

(n)           Title Insurance. Other than with respect to a Cooperative Loan, the Loan is covered by either (i) an attorney’s opinion of title and abstract of title, the form and substance of which is acceptable to prudent mortgage lending institutions making mortgage loans in the area wherein the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy, or with respect to any Loan for which the related Mortgaged Property is located in California a CLTA lender’s title insurance policy, or other generally acceptable form of policy or insurance acceptable to the applicable Agency, FHA, VA, RHS or HUD and each such title insurance policy is issued by a title insurer acceptable to the applicable Agency, FHA, VA, RHS or HUD and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Seller, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Loan, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (l) of this Schedule 1, and in the case of adjustable rate Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment to the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The title policy does not contain any special exceptions (other than the standard exclusions) for zoning and uses and has been marked to delete the standard survey exception or to replace the standard survey exception with a specific survey reading. The Seller, its successors and assigns, are the sole insureds of such lender’s title insurance policy, and such lender’s title insurance policy is valid and remains in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the related Mortgage, including Seller, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy, including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other Person, and no such unlawful items have been received, retained or realized by Seller.

(o)           No Defaults. There is no default, breach, violation or event which would permit acceleration existing under the Mortgage or the Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event

Schedule 1-4

which would permit acceleration, and neither Seller nor any of its predecessors, have waived any default, breach, violation or event which would permit acceleration.

(p)           No Mechanics’ Liens. At origination, there were no mechanics’ or similar liens or claims which have been filed for work, labor or material and no homeowners’ association liens, judgment liens or any other encumbrance (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal to, the lien of the related Mortgage.

(q)           Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the related Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property, and no improvements on adjoining properties encroach upon the Mortgaged Property, except those which are insured against by the related title insurance policy. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation.

(r)            Origination. The Loan was originated by or in conjunction with a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar banking institution which is supervised and examined by a federal or state authority. Principal payments on the Loan commenced no more than 60 days after funds were disbursed in connection with the Loan. The Mortgage Interest Rate as well as the lifetime rate cap and the periodic cap are as set forth on the Loan Schedule, as applicable. The Note is payable in equal monthly installments of principal and interest, which installments of interest, with respect to adjustable rate Loans, are subject to change due to the adjustments to the Mortgage Interest Rate on each date on which an adjustment to the Mortgage Interest Rate with respect to each Loan becomes effective, with interest calculated and payable in arrears, sufficient to amortize the Loan fully by the stated maturity date, over an original term of not more than 30 years from commencement of amortization. The Due Date of the first payment under the Note is no more than 60 days from the date of the Note. No Loan is a reverse mortgage loan or a home equity loan.

(s)            Payment Provisions. Principal payments on the Loan commenced no more than sixty days after the proceeds of the Loan were disbursed. With respect to each Loan, the Note is payable on the first day of each month in Monthly Payments. The Note does not permit negative amortization. There are no convertible Loans which contain a provision allowing the Mortgagor to convert the Note from an adjustable interest rate Note to a fixed interest rate Note.

(t)            Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to the Mortgagor that would interfere with the right to sell the related Mortgaged Property at a trustee’s sale or the right to foreclose on the related Mortgage, subject in each case to applicable federal and state laws and judicial precedent with respect to bankruptcy and right of redemption.

(u)           Collection Practices; Escrow Deposits; Interest Rate Adjustments. The origination and collection practices and servicing used by Seller with respect to each Note and Mortgage are in compliance in all material respects with Accepted Servicing Practices and applicable law. The Loan has

Schedule 1-5

been serviced by Seller and any predecessor servicer in accordance with the terms of the Note. With respect to escrow deposits and Escrow Payments, if any, all such payments are in the possession of, or under the control of, Seller and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. Each escrow of funds that has been established is not prohibited by applicable law. No escrow deposits or Escrow Payments or other charges or payments due Seller have been capitalized under the Mortgage or the Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Note. Any interest required to be paid on escrowed funds pursuant to state, federal and local law has been properly paid and credited.

(v)           Conformance with Underwriting Guidelines and Agency Guidelines. The Loan was underwritten in accordance with the applicable Agency Guidelines or Underwriting Guidelines. The Note and Mortgage (exclusive of any riders) are on forms similar to those used by or acceptable to the applicable Agency, FHA, VA or HUD, as applicable, and Seller has not made any representations to a Mortgagor that are inconsistent with the mortgage instruments used.

(w)          No Additional Collateral. The Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage on the Mortgaged Property and the security interest of any applicable security agreement or chattel mortgage referred to in (i) above.

(x)           Appraisal. Unless the applicable Agency, FHA, VA, RHS or HUD requires otherwise, the Mortgage File contains an appraisal of the related Mortgaged Property or Cooperative Unit which satisfied the applicable standards of Fannie Mae and Freddie Mac and was made and signed prior to the approval of the Loan application by a qualified appraiser, duly appointed by Seller or the originator of the Loan, who had no interest, direct or indirect in the Mortgaged Property or Cooperative Unit or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Loan, and the appraisal and appraiser both satisfy the requirements of the applicable Agency, FHA, VA, RHS or HUD and Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Loan was originated. Seller makes no representation or warranty regarding the value of the Mortgaged Property or Cooperative Unit.

(y)           Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by Buyer to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor.

(z)           Delivery of Mortgage Documents. The Note, the Mortgage, the Assignment of Mortgage (other than for a MERS Loan) and any other documents required to be delivered under the Custodial Agreement for each Loan (other than Wet-Ink Loans) have been delivered to the Custodian, and Control of any eMortgage Loan that is a Purchased Loan has been transferred to the Custodian as agent for Buyer, except as otherwise provided in the Custodial Agreement. Seller is, or an agent of Seller is, in possession of a complete, true and materially accurate Mortgage File in compliance with the Custodial Agreement, except for such documents the originals (or Authoritative Copies) of which have been delivered to the Custodian and except as otherwise provided in the Custodial Agreement.

(aa)         No Buydown Provisions; No Graduated Payments or Contingent Interests. Except for Loans made in connection with employee relocations, no Loan contains provisions pursuant to which Monthly Payments are (a) paid or partially paid with funds deposited in any separate account established by Seller, the Mortgagor, or anyone on behalf of the Mortgagor, (b) paid by any source other than the Mortgagor or (c) contains any other similar provisions which may constitute a “buydown” provision. The

Schedule 1-6

Loan is not a graduated payment Loan and the Loan does not have a shared appreciation or other contingent interest feature. Such employee relocation Loans are identified on the related Loan Schedule.

(bb)         Mortgagor Acknowledgment. The Mortgagor has executed a statement to the effect that the Mortgagor has received all disclosure materials to the extent required by applicable law with respect to the making of fixed rate Loans and adjustable rate Loans and rescission materials with respect to refinanced Loans. Seller shall maintain such statement in the Mortgage File.

(cc)         No Construction Loans. No Loan was made in connection with the construction or rehabilitation of a Mortgaged Property or facilitating the trade in or exchange of a Mortgaged Property.

(dd)         Acceptable Investment. To Seller’s actual knowledge, there are no specific circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor, the Mortgage File or the Mortgagor’s credit standing that are reasonably expected to (i) cause private institutional investors which invest in loans similar to the Loan, to regard the Loan as an unacceptable investment, or (ii) adversely affect the value of the Loan in comparison to similar loans.

(ee)         LTV, PMI Policy. Except as approved by one of the Agencies, FHA, VA, RHS or HUD, no Loan has an LTV greater than 100%. If required by the applicable Agency, FHA, VA, RHS or HUD, the Loan is insured by a PMI Policy. All provisions of any PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Loan as set forth on the Loan Schedule is net of any such insurance premium.

(ff)          Capitalization of Interest. The Note does not by its terms provide for the capitalization or forbearance of interest.

(gg)         No Equity Participation. No document relating to the Loan provides for any contingent or additional interest in the form of participation in the cash flow of the Mortgaged Property or a sharing in the appreciation of the value of the Mortgaged Property. The indebtedness evidenced by the Note is not convertible to an ownership interest in the Mortgaged Property or the Mortgagor and Seller has not financed nor does it own directly or indirectly, any equity of any form in the Mortgaged Property or the Mortgagor.

(hh)         Proceeds of Loan. The proceeds of the Loan have not been and shall not be used to satisfy, in whole or in part, any debt owed or owing by the Mortgagor to Seller, except in connection with a refinanced Loan.

(ii)           Origination Date. The origination date is no earlier than ninety (90) days prior to the related Purchase Date.

(jj)          No Exception.  Custodian has not noted any material Exceptions on a Custodian

Loan Transmission with respect to the Loan which would materially adversely affect the Loan or Buyer’s interest in the Loan.

(kk)         Occupancy of Mortgaged Property or Cooperative Unit. The occupancy status of the Mortgaged Property or Cooperative Unit is in accordance with Agency Guidelines. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property or Cooperative Unit and, with respect to the use and occupancy of the same, including but not

Schedule 1-7

limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities.

(ll)           Transfer of Loans. Except with respect to Loans registered with MERS and Cooperative Loans, the Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located. With respect to each Cooperative Mortgage Loan, the UCC-3 assignment, if any, is in a form suitable for filing in the jurisdiction in which the Mortgaged Property is located.

(mm)      Consolidation of Future Advances. Any future advances made to the Mortgagor prior to the origination of the Loan have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. With respect to each Loan other than a Cooperative Loan, the lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to the applicable Agency, FHA, VA, RHS or HUD, as applicable. The consolidated principal amount does not exceed the original principal amount of the Loan.

(nn)                          No Balloon Payment. No Loan has a balloon payment feature.

(oo)         Condominiums/ Planned Unit Developments.  If the Mortgaged Property is a condominium unit or a unit in a planned unit development (other than a de minimis planned unit development) such condominium or planned unit development project is (i) acceptable to the applicable Agency, FHA, VA, RHS or HUD or (ii) located in a condominium or planned unit development project which has received project approval from the applicable Agency, FHA, VA, RHS or HUD. The representations and warranties required by the applicable Agency, FHA, VA, RHS or HUD with respect to such condominium or planned unit development have been satisfied and remain true and correct.

(pp)         Downpayment. The source of the down payment with respect to each Loan has been verified in accordance with applicable Agency Guidelines.

(qq)         Mortgaged Property Undamaged; No Condemnation Proceedings. There is no proceeding pending or threatened in writing for the total or partial condemnation of the Mortgaged Property or Cooperative Unit. The Mortgaged Property or Cooperative Unit is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property or Cooperative Unit as security for the Loan or the use for which the premises were intended and each Mortgaged Property or Cooperative Unit is in good repair.

(rr)           No Violation of Environmental Laws. To the knowledge of Seller, there exists no violation of any local, state or federal environmental law, rule or regulation with respect to the Mortgaged Property. To the knowledge of Seller, there is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue.

(ss)          Location and Type of Mortgaged Property. Other than with respect to a leasehold estate, the Mortgaged Property is a fee simple property located in the state identified in the Loan Schedule. Any Mortgaged Property that is a leasehold estate meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable. The Mortgaged Property consists of a single parcel or multiple contiguous parcels of real property with a detached single family residence erected thereon, a townhouse, or a Cooperative Unit in a Cooperative Project or a two to four-family dwelling, or an individual condominium in a low rise or high-rise condominium, or an individual unit in a planned unit development or a de minimis planned unit development and that no residence or dwelling is (i) a mobile home or (ii) a manufactured

Schedule 1-8

home, provided, however, that any condominium or planned unit development shall not fall within any of the “Ineligible Projects” of part VIII, Section 102 of the Fannie Mae Selling Guide and shall conform with the Agency Guidelines. The Mortgaged Property is not raw land. As of the date of origination, no portion of the Mortgaged Property was used for commercial purposes, and since the date of origination, no portion of the Mortgaged Property has been used for commercial purposes; provided, that Mortgaged Properties which contain a home office shall not be considered as being used for commercial purposes as long as the entire Mortgaged Property has not been altered for commercial purposes and no portion of the Mortgaged Property is storing any chemicals or raw materials other than those commonly used for homeowner repair, maintenance and/or household purposes. The Loan is not secured by an industrial, agricultural, mixed use or undeveloped property or by a condominium unit that was part of a condominium development that operated as, or held itself out to be, a condominium hotel, regardless of whether the unit itself was being used as a condotel unit.

(tt)           Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Loan in the event that the Mortgaged Property or Cooperative Unit, as applicable, is sold or transferred without the prior written consent of the mortgagee thereunder.

(uu)         Servicemembers Civil Relief Act of 2003. The Mortgagor has not notified Seller, and Seller has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2003.

(vv)         No Denial of Insurance. No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable special hazard insurance policy, primary mortgage guaranty insurance policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by Seller or any designee of Seller or any corporation in which Seller or any officer, director, or employee had a financial interest at the time of placement of such insurance.

(ww)       Leaseholds. With respect to any ground lease to which a Mortgaged Property is subject, (1) a true, correct and complete copy of the ground lease and all amendments, modifications and supplements thereto is included in the servicing file, and the Mortgagor is the owner of a valid and subsisting leasehold interest under such ground lease; (2) such ground lease is in full force and effect, unmodified and not supplemented by any writing or otherwise except as contained in the Mortgage File, (3) all rent, additional rent and other charges reserved therein have been fully paid to the extent payable as of the Purchase Date, (4) the Mortgagor enjoys quiet and peaceful possession of the leasehold estate, subject to any sublease, (5) the Mortgagor is not in default under any of the terms of such ground lease, and there are no circumstances that, with the passage of time or the giving of notice, or both, would result in a default under such ground lease, (6) the lessor under such ground lease is not in default under any of the terms or provisions of such ground lease on the part of the lessor to be observed or performed, (7) the lessor under such ground lease has satisfied any repair or construction obligations due as of the Purchase Date pursuant to the terms of such ground lease, (8) the execution, delivery and performance of the Mortgage do not require the consent (other than those consents which have been obtained and are in full force and effect) under, and will not contravene any provision of or cause a default under, such ground lease, (9) the ground lease term extends, or is automatically renewable, for at least ten years after the maturity date of the Note; (10) the Buyer has the right to cure defaults on the ground lease and (11) the ground lease meets the guidelines of the applicable Agency, FHA, VA, RHS or HUD, as applicable.

(xx)         No Predatory Lending. No predatory, abusive or deceptive lending practices, including but not limited to, the extension of credit to a mortgagor without regard for the mortgagor’s ability

Schedule 1-9

to repay the Loan and the extension of credit to a mortgagor which has no tangible net benefit to the mortgagor, were employed in connection with the origination of the Loan.

(yy)                          Prepayment Penalty. No Loan is subject to a prepayment penalty.

(zz)                            Predatory Lending Regulations; High Cost Loans. No Loan (i) is classified as a

High Cost Loan, (ii) is subject to Section 226.32 of Regulation Z or any similar state law (relating to high interest rate credit/lending transactions), or (iii) subject to any comparable federal, state or local statutes or regulations, or any other statute or regulation providing for heightened regulatory scrutiny or assignee liability to holders of such mortgage loans.

(aaa)      Tax Service Contract. Seller has obtained a life of loan, transferable real estate tax service contract with an approved tax service contract provider on each Loan and such contract is assignable without penalty, premium or cost to Buyer.

(bbb)      Flood Certification Contract. Seller has obtained a life of loan, transferable flood certification contract for each Loan and such contract is assignable without penalty, premium or cost to Buyer.

(ccc)       Recordation. Each original Mortgage was recorded or has been sent for recordation, and, except for those Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to Buyer) have been recorded or sent for recordation in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Mortgagor, or is in the process of being recorded.

(ddd)      Located in U.S. No collateral (including, without limitation, the related real property and the dwellings thereon and otherwise) relating to a Loan is located in any jurisdiction other than in one of the fifty (50) states of the United States of America or the District of Columbia.

(eee)       Single-Premium Credit Life Insurance. In connection with the origination of any Loan, no proceeds from any Loan were used to purchase any single premium credit insurance policy (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreement through Seller as a condition of obtaining the extension of credit. No proceeds from any Loan were used at the closing of such loan to purchase single premium credit insurance policies (e.g., life, mortgage, disability, accident, unemployment, or health insurance product) or debt cancellation agreements as part of the origination of, or as a condition to closing, such Loan.

(fff)        FHA Mortgage Insurance, VA Loan Guaranty, Rural Housing Service Guaranty. With respect to each Agency Loan that is an FHA Loan, the FHA Mortgage Insurance Contract is, or when issued will be, in full force and effect and to Seller’s knowledge, there exists no circumstances with respect to such FHA Loan that would permit the FHA to deny coverage under such FHA Mortgage Insurance. With respect to each Agency Loan that is a VA Loan, the VA Loan Guaranty Agreement is, or when issued will be, in full force and effect. With respect to each Agency Loan that is an RHS Loan, the Rural Housing Service Guaranty is, or when issued will be, in full force and effect. All necessary steps on the part of Seller have been taken to keep such guaranty or insurance valid, binding and enforceable and to Seller’s knowledge, each is the binding, valid and enforceable obligation of the FHA, the VA and the RHS, respectively, without currently applicable surcharge, set off or defense.

(ggg)       Qualified Mortgage. Each Loan (other than a Permitted Non-Qualified Mortgage Loan) satisfied the following criteria: (i) such Loan is a Qualified Mortgage, and (ii) such Loan is supported by documentation that evidences compliance with the QM Rule or the Ability to Repay Rule, as applicable.

Schedule 1-10

In addition, (i) with respect to any FHA Loan, all necessary evidence to demonstrate compliance with HUD’s rule defining “Qualified Mortgage,” as set forth in 24 C.F.R. Part 203.19, is included in the Mortgage File; and (ii) with respect to any VA Loan, all necessary evidence to demonstrate such compliance with VA’s rule defining “Qualified Mortgage,” as set forth in 38 C.F.R. Part 36.4300, is included in the Mortgage File.

(hhh) Permitted Non-Qualified Mortgage Loans. With respect to each Permitted Non-Qualified Mortgage Loan, there are no actions, suits, arbitrations, investigations or proceedings pending or threatened against Seller that questions or challenges the compliance of any Loan with the Ability to Repay Rule. Prior to the origination of each Loan, if required pursuant to applicable law, Seller or the related Qualified Originator, as applicable, made a reasonable and good faith determination that the related Mortgagor would have a reasonable ability to repay such Loan, according to its terms, in accordance with, at a minimum, the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation). In addition, if required pursuant to applicable law with respect to any Loan underwritten pursuant to any “Asset Qualification” or “Asset Utilization” program, such Loan considered and includes the calculations used to determine Mortgagor’s “debt-to-income ratio” or “residual income” in the underwriting process and such calculation are included in the Documentation Capsule. The Mortgage File for each Loan contains all necessary third-party records and other evidence and documentation to demonstrate such compliance by the related Loan with 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation) (the “Documentation Capsule”). If required pursuant to applicable law, Seller shall provide in connection with the delivery of each Loan a Documentation Capsule in the related Mortgage File and related Servicing File that fully documents how each Loan meets the ability to repay requirements of 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation). If applicable, the related Documentation Capsule shall contain all reasonably reliable third party records used by Seller to prove that each Loan complies with the ability to repay requirements of 12 C.F.R. § 1026.43(c) as the same may be amended from time to time (or any successor statute or regulation). If applicable, the related Documentation Capsule shall also include an evidentiary summary cover checklist that specifically enumerates each of the eight (8) underwriting factors set forth in 12 C.F.R. § 1026.43(c)(2) as the same may be amended from time to time (or any successor statute or regulation), and summarizes how each element of the checklist is satisfied by the Loan which shall be certified by either (A) Seller’s (or other applicable Qualified Originator’s) underwriter or (B) the credit officer of Seller (or other applicable Qualified Originator’s) involved in the origination of such Loan (the “ATR Checklist”).

(iii) Borrower Benefit. Each Relief Refinance Loan, as of the date of origination, meets the applicable borrower benefit requirements as defined by the applicable Agency subject to any exceptions or variances provided to Seller.

(jjj) No Discrimination. Seller makes credit accessible to all qualified applicants in accordance with all Requirements of Law. Seller has not caused any Qualified Originator to discriminate, and will not cause any Qualified Originator to discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Seller has not discriminated, and will not discriminate, against credit applicants on the basis of any prohibited characteristic, including race, color, religion, national origin, sex, marital or familial status, age (provided that the applicant has the ability to enter into a binding contract), handicap, sexual orientation or because all or part of the applicant’s income is derived from a public assistance program or because of the applicant’s good faith exercise of rights under the Federal Consumer Protection Act. Seller has measures in place designed to monitor its lending practices and platform-level origination details to prevent discrimination on

Schedule 1-11

any of the foregoing prohibited bases. Furthermore, Seller has not discouraged, and will not discourage, the completion of any credit application based on any of the foregoing prohibited bases. In addition, Seller has complied with all anti-redlining provisions and equal credit opportunity laws applicable under all Requirements of Law.

(kkk)      Cooperative Loans. With respect to each Cooperative Loan, Seller represents and warrants:

(1)           the Cooperative Loan is secured by a valid, subsisting, enforceable and perfected first lien on the Cooperative Shares issued to the related Mortgagor with respect to such Cooperative Loan, subject only to the Cooperative Corporation’s lien against such corporation stock, shares or membership certificate for unpaid assessments of the Cooperative Corporation to the extent required by applicable law. Any Security Agreement, chattel mortgage or equivalent document related to and delivered in connection with the Cooperative Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and Seller has full right to sell and assign the same to Buyer. The Cooperative Unit was not, as of the date of origination of the Cooperative Loan, subject to a mortgage, deed of trust, deed to secure debt or other security instrument creating a lien subordinate to the lien of the Security Agreement.

(2)           (i) the term of the related Proprietary Lease is longer than the term of the Cooperative Loan, (ii) there is no provision in any Proprietary Lease which requires the Mortgagor to offer for sale the Cooperative Shares owned by such Mortgagor first to the Cooperative, (iii) there is no prohibition in any Proprietary Lease against pledging the Cooperative Shares or assigning the Proprietary Lease and (iv) the Recognition Agreement is on a form of agreement published by the Aztech Document Systems, Inc. or includes provisions which are no less favorable to the lender than those contained in such agreement.

(3)           There is no proceeding pending or threatened for the total or partial condemnation of the building owned by the applicable Cooperative Corporation (the “Underlying Mortgaged Property”). The Underlying Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Underlying Mortgaged Property as security for the mortgage loan on such Underlying Mortgaged Property (the “Cooperative Mortgage”) or the use for which the premises were intended.

(4)           There is no default, breach, violation or event of acceleration existing under the Cooperative Mortgage or the mortgage note related thereto and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration.

(5)           The Cooperative Corporation has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation. The Cooperative Corporation has requisite power and authority to (i) own its properties, and (ii)       transact the business in which it is now engaged. The Cooperative Corporation possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which is now engaged.

Schedule 1-12

(6)           The Cooperative Corporation complies in all material respects with all applicable legal requirements. The Cooperative Corporation is not in default or violation of any order, writ, injunction, decree or demand of any governmental authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of the Cooperative Corporation.

(7)           The Cooperative Note, the Security Agreement, the Cooperative Shares, the Proprietary Lease or occupancy agreement, and any other documents required to be delivered under the Custodial Agreement for each Cooperative Loan have been delivered to Custodian, except as otherwise provided in the Custodial Agreement. To the extent required by the applicable Agency or Takeout Investor, an assignment of the Proprietary Lease in blank and an assignment of the Security Agreement in blank have been delivered to the Custodian.

(8)           The Security Agreement contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Cooperative Shares of the benefits of the security provided thereby.

(9)           As of the date of origination of the Cooperative Loan, the related Cooperative Project is insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Cooperative Project is located or as provided in the applicable Agency, FHA, VA, RHS or HUD guidelines.

(lll)                               Cooperative Filings.  With respect to each Cooperative Loan, each original UCC

Financing Statement, continuation statement or other governmental filing or recordation necessary to create or preserve the perfection and priority of the first priority lien and security interest in the Cooperative Shares and Proprietary Lease has been timely and properly made. Any security agreement, chattel mortgage or equivalent document related to the Cooperative Loan and delivered to Seller or its designee establishes in Seller a valid and subsisting perfected first lien on and security interest in the Mortgaged Property described therein, and Seller has full right to sell and assign the same.

(mmm)       FHA/VA/ RHS Loans. With respect to each FHA Loan, VA Loan and RHS Loans:

(1)           All parties which have had any interest in such FHA Loan, RHS Loan or a VA Loan, whether as mortgagee or assignee, are (or, during the period in which they held and disposed of such interest, were) an FHA Approved Mortgagee, Rural Housing Service Approved Lender or VA Approved Lender;

(2)           The Mortgage is either guaranteed by the VA or the RHS to the maximum extent permitted by law or is fully insured by the FHA and all necessary steps have been taken to make and keep such guaranty or insurance valid, binding and enforceable and the applicable insurance or guaranty agreement is the binding, valid and enforceable obligation of the FHA, RHS or VA, as the case may be, to the full extent thereof, without surcharge, set-off or defense;

(3)           In the case of an FHA Loan, no claim for insurance benefits, full or partial, has been filed with respect to such Loan and, in the case of a VA Loan or RHS Loan, no claim for guarantee has been filed;

Schedule 1-13

(4)           No Loan is (a) a Section 235 subsidy loan (24 C.F.R. 235), or a graduated loan under Section 245 (24 C.F.R. 203.45 and 24 C.F.R. 203.436), (b) an advance claim loan, or (c) a VA vendee loan;

(5)           Neither Seller, its servicer, nor any prior holder or servicer of the Loan has engaged in any action or inaction which would result in the curtailment of a payment (or nonpayment thereof) by the FHA, RHS or the VA; and

(6)           All actions required to be taken by Seller or the related Qualified Originator (if different from Seller) to cause Buyer, as owner of the FHA Loan, VA Loan or RHS Loan, to be eligible for the full benefits available under the applicable insurance or guaranty agreement have been taken by such entity.

(nnn)      CEMA Loans.  With respect to each Loan which is a CEMA Loan, Seller or Servicer has possession or control of, and maintains in its Servicing Records, the originals of each promissory note or other evidence of indebtedness related to such CEMA Loan (other than CEMA Consolidated Notes which have been delivered to the Custodian), including, without limitation all previous promissory notes or other evidence of indebtedness referenced in the Consolidation, Extension and Modification Agreement or CEMA Consolidated Note and any gap, new money or other similar promissory notes or other evidence of indebtedness of the related mortgagor/borrower. The Consolidation, Extension and Modification Agreement complies with all applicable laws and is in a form generally acceptable for sale in the secondary market. No CEMA Loan is an eMortgage Loan.

(ooo) eNotes. With respect to each eMortgage Loan, the related eNote satisfies all of the following criteria:

(i)                                     the eNote bears a digital or electronic signature;

(ii)                                  the Hash Value of the eNote indicated in the MERS eRegistry matches the Hash Value of the eNote as reflected in the eVault;

(iii)                               there is a single Authoritative Copy of the eNote, as applicable and within the meaning of Section 9-105 of the UCC or Section 16 of the UETA, as applicable, that is held in the eVault;

(iv)                              the Location status of the eNote on the MERS eRegistry reflects the MERS Org ID of the Custodian;

(v)                                 the Controller status of the eNote on the MERS eRegistry reflects the MERS Org ID of Buyer;

(vi)                              the Delegatee status of the eNote on the MERS eRegistry reflects the MERS Org ID of Custodian;

(vii)                           the Servicing Agent status of the eNote on the MERS eRegistry is blank;

(viii)                        There is no Control Failure or Electronic Security Failure with respect to such eNote;

Schedule 1-14

(ix)                              the eNote is a valid and enforceable Transferable Record or comprises “electronic chattel paper” within the meaning of the UCC;

(x)                                 there is no defect with respect to the eNote that would result in Buyer having less than full rights, benefits and defenses of “Control” (within the meaning of the UETA or the UCC, as applicable) of the Transferable Record; and

(xi)                              there is no paper copy of the eNote in existence nor has the eNote been papered-out.

(ppp) Escrow Letter. As of the date hereof and as of the date of each delivery of a Wet-Ink Loan, the Closing Agent has executed an escrow agreement or letter, copies of which shall be maintained in the possession of Seller and provided to Buyer upon request, if required, stating that in the event of a rescission of or if for any reason the Loan fails to fund on a given day, the party conducting the closing is holding all funds which would have been disbursed on behalf of the Mortgagor as agent for the benefit of Buyer and such funds shall be redeposited in the Disbursement Account for the benefit of Buyer not later than one Business Day after the date of Rescission or other failure of the Loan to fund on a given day. Such escrow letter inures to the benefit of, and the rights thereunder may be enforced by, the loan originator and its successors and assigns, including Buyer.

Schedule 1-15

Schedule 2

Subsidiaries

One Mortgage Holdings, LLC

One Reverse Mortgage, LLC

QL Ginnie EBO, LLC

QL Ginnie REO, LLC

Schedule 2-1

Schedule 12(c)

Litigation

I. Ordinary Course of Business Litigation

As a residential mortgage lender originating, closing and servicing loans in all 50 states, Quicken Loans Inc. may, at any point in time, be named as a party to dozens of legal proceedings which arise in the ordinary course of business, such as actions alleging improper lending practices, improper servicing, quiet title actions, improper foreclosure practices, violations of consumer protection laws, etc. In many of these actions, Quicken Loans may not be the real party of interest, but it may appear in the pleadings because it is in the chain of title to property over which there may be a dispute. In other cases, such as lien avoidance cases brought in bankruptcy, Quicken Loans is insured by title insurance and the case is turned over to the title insurer who tenders our defense.

As to other matters that arise in the ordinary course, management does not believe that the amount of liability, if any, for any of the pending matters individually or in the aggregate will materially affect Quicken Loans’ consolidated financial position. However, regardless of the outcome of the matters referred to herein, litigation can have a significant effect on Quicken Loans for other reasons such as defense costs, diversion of management focus and resources, and other factors. To the best of Quicken Loans’ information and belief, there are no outstanding judgments, liens or orders that have not been satisfied.

II. Non-Ordinary Course of Business Litigation

	Court	Case Number
Case Title	Action	Served	Nature of	Description of Claims	Date
Phillip Alig, et al. vs. Quicken Loans Inc., et al.	US District Court, Northern District, West Virginia	11-c-428	Lender Liability	Class action lawsuit alleging violation of state consumer protection statutes for providing homeowner’s estimated values to appraisers.	6/25/2012

Erik Mattson vs. Quicken Loans Inc., et al.	US District Court, District of Oregon	3:17-cv-01840	Consumer Protection

Putative class action alleges violations of the Telephone Consumer Protection Act by claiming, among other things, that: (a) QL called him, without express consent, even though his number was on the national DNC list; and (b) QL called him without having the proper procedures in place for maintaining an internal do not call list.

11/29/2017

Schedule 12(c)-1

HouseCanary, Inc. vs. Quicken Loans Inc., One Reverse Mortgage, LLC, and In-House Realty LLC	US District Court, Northern District of California	3:18-cv-01672	Intellectual Property	Lawsuit alleging that Quicken Loans (and the other defendants) have misappropriated HouseCanary’s trade secret information and used the purported trade secrets to their advantage.	3/21/2018

Ajomale v. Quicken Loans, Inc. and Corelogic Credco, LLC Loans, Inc. and Corelogic Credco, LLC	US District Court for the Southern District of Alabama	17-539-JB-MU	Fair Credit Reporting Act	Putative class action alleging QL improperly accessed the plaintiff’s credit report and failed to provide plaintiff with certain notices under the FCRA.	12/15/2017

Hill and Hyde v. Quicken Loans Inc.	US District Court for the Central District of California	5:19-cv-00163	Consumer Protection

Putative class action that alleges Quicken Loans violated the Telephone Consumer Protection Act by: (a) texting Plaintiff (and a class of others), without consent, through the use of an automatic telephone dialing system; and (b) texting Plaintiff (and a class of others) after the individual revoked consent.

1/28/2019

William Gray v. Quicken Loans Inc.	Superior Court of California, County of Ventura	56-2019-00528118- CU-OR-VTA	California Civil Code & Business and Professions Code	Putative class action that alleges Quicken Loans violated California law by failing to pay interest on insurance proceeds that were placed into an escrow account.	6/11/2019

III. Regulatory and Administrative Matters

As a non-depository mortgage company, Quicken Loans is regulated by and subject to various state agencies that oversee and regulate mortgage lending and the activities of bank and/or non-bank financial institutions. These state agencies are generally authorized to: issue licenses or registrations where state law requires; conduct periodic on-site or remote audits or examinations of the regulated institution’s books, files and practices; investigate consumer complaints; issue findings of audit or compliance variances that may require refunds to borrowers for charges beyond those permitted under the state’s laws or regulations; assess fines or penalties if administrative rules are not adhered to, and/or require other corrective actions to be taken.

These agencies also have the authority to seek revocation of an institution’s or individual’s license or registration to operate as a mortgage lender or loan originator in the state. In the ordinary course of business and in any given year, Quicken Loans participates in and responds to numerous regular periodic state

Schedule 12(c)-2

examinations. If the state agency issues a finding, Quicken Loans may dispute that finding and/or attempt to reconcile any differences of opinion. In other instances, Quicken Loans may undertake corrective action before being required to do so by the state regulator. In some states, the state’s attorney general may also investigate consumer complaints regarding mortgage lending and issue subpoenas, commence informal inquiries or formal investigations. As a licensed mortgage company Quicken Loans is, in the ordinary course of business, subject to such inquiries and investigations. Although Quicken Loans may currently be subject to various state examinations and consumer complaint inquiries, management does not believe the outcomes of these examinations or inquiries, individually or in the aggregate, will materially affect Quicken Loans’ consolidated financial position or operations.

Dated:  September 3, 2019

Schedule 12(c)-3

Schedule 13(i)

Related Party Transactions

In the ordinary course of business, Quicken Loans engages in transactions with its affiliates, including providing or receiving goods and services to or from affiliates such as administrative, purchasing, office supplies, telephone, travel, human resources, employee benefits, accounting, training, legal, computer programing, computer and other technology, software maintenance, software licensing, vendor, payables and other management, interior design and other services, loaning money, leasing office space to and from affiliates, intercompany purchases, advertising or sponsorship agreements and communications, real estate and security services and other administrative services. The majority of receivables from affiliated entities are amounts due from services performed by Quicken Loans on behalf of Rock Holdings subsidiaries. Quicken Loans maintains many large vendor relationships and purchasing these goods and services through Quicken Loans allows the affiliated entities to take advantage of reduced pricing. For convenience, maturity dates and dollar amounts are included in the below summaries; however, such dates and amounts are subject to adjustment in the sole discretion of the parties to the respective agreements.

Due from Affiliates

At December 31, 2018 the amounts due from affiliates totaled [***], including [***] of advances and accrued interest on loans made to a shareholder of [***]. Interest accrued on substantially all loans is based on a margin over 30-day LIBOR as of the date of advance.

Quicken Loans has provided an Uncommitted Line of Credit to its sole subsidiary, [***], in the amount of [***], with a maturity date of October 31, 2021.

Management Fees

Quicken Loans also charges management fees to certain affiliated companies. These fees represent amounts paid for goods and services provided by Quicken Loans and used by those affiliated companies. Services are provided primarily in connection with technology, facilities, human resources, accounting, training, and security functions. The total amounts charged for these services for the twelve months ended December 31, 2018 were [***] to consolidated subsidiaries of [***] and [***] to others, respectively.

Due to Affiliates

At December 31, 2018, the amounts due to affiliates totaled [***], primarily for transactions occurring in the ordinary course of business.

Quicken Loans is borrower under an Uncommitted Unsecured Line of Credit provided by [***], its parent company and affiliate, in the amount of [***], with a maturity of June 9, 2022.

Quicken Loans Arena Naming Rights

On July 1, 2017, Quicken Loans entered into an ongoing agreement with management of an NBA franchise, the Cleveland Cavaliers (the ‘‘Cavaliers’’), to renew the naming rights for a professional sports arena. The

Cavaliers are a related party to Quicken Loans as there is common ownership of the Cavaliers and Quicken Loans. The agreement obligates the Cavaliers to place signage on and in the arena in agreed-upon locations and provides for advertising spots on radio and television broadcasts as well as certain other advertising

Schedule 13(i)-1

benefits. The annual expense is expected to be [***] and the maturity of the agreement is scheduled for 2034.

Guarantees and Indemnities Relating to Affiliate Debt

As of September 30, 2017 and December 31, 2016, Quicken Loans guaranteed the debt of another related party totaling [***], consisting of three separate guarantees of [***] each. Quicken Loans did not record a liability for this guarantee because it was not probable that Quicken Loans would be required to make payments under this guarantee.

Quicken Loans also guarantees the obligations of two special purpose subsidiaries created and maintained for a specialized Master Repurchase Agreement, dated as of December 14, 2017, by and between those subsidiaries and JPMorgan Chase Bank, N.A. for the purpose of financing the acquisition by such subsidiaries of defaulted mortgage loans guaranteed by Ginnie Mae (this arrangement is typically known as an Early Buy-Out Master Repurchase Agreement facility). The guaranteed obligations are variable in nature, but are not to exceed [***].

Amrock Inc.

Quicken Loans is a party to an agreement with Amrock Inc. regarding title services. Amrock is an affiliate of Quicken Loans (thought common ownership through their parent company, Rock Holdings Inc.), that provides title insurance, escrow, settlement, and related vendor management services on residential mortgages.

Shareholders Agreement

[***].

Schedule 13(i)-2

EXHIBIT A

COMPLIANCE CERTIFICATE

1.                                      I,                        ,                         of Quicken Loans Inc. (the “Seller”), do hereby certify that as of the last calendar day of the fiscal [quarter/year] for which financial statements are being provided with this certification:

(i)                                      Seller is in compliance with all provisions and terms of the Master Repurchase Agreement, dated as of September 4, 2019 between Citibank, N.A. and Seller (as amended, restated, supplemented or otherwise modified from time to time,

“Agreement”) and the other Program Documents;

(ii)                                   Pursuant to Section 13(a) of the Agreement, Seller is furnishing to you herewith (or has recently furnished to you) the financial statements of Seller for the fiscal period ended as of the reporting date shown above. Such financial statements have been prepared in accordance with GAAP and present fairly, in all material respects, the financial condition of Seller covered thereby at the date thereof and the results of its operations for the period covered thereby, subject to normal year-end audit adjustments and the addition of footnotes.

(iii)                                no Default or Event of Default has occurred thereunder which has not previously been disclosed or waived[, except as specified below;] [If any Default or Event of Default has occurred and is continuing, describe the same in reasonable detail and describe the action Seller has taken or proposes to take with respect thereto];

(iv)                               the Seller’s consolidated Adjusted Tangible Net Worth is not less than [***]. The ratio of the Seller’s consolidated Indebtedness to Adjusted

Tangible Net Worth is not, as of the last day of the most recently completed calendar month, greater than [***]. The Seller has, on a consolidated basis, cash, Cash Equivalents and unused borrowing capacity on unencumbered assets that could be drawn against (taking into account required haircuts) under committed warehouse and repurchase facilities in an amount equal to not less than [***]. If as of the last day of any calendar month within the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification, the Seller’s consolidated Adjusted Tangible Net Worth was less than [***] or the Seller, on a consolidated basis, had cash and Cash Equivalents in an amount that was less than [***], in either case the Seller’s consolidated Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification before income taxes for such fiscal quarter was not less than [***].

(v)                                 all additional modifications to the Underwriting Guidelines since the date of the most recent disclosure to Buyer of any modification to the Underwriting Guidelines are set forth herein;

A-1-1

(vi)                              the detailed summary on Schedule 1 hereto of the Seller’s compliance with the financial covenants in clause (v) hereof, is true, correct and complete in all material respects.

Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

A-1-2

IN WITNESS WHEREOF, I have signed this certificate.

Date:                            , 201

QUICKEN LOANS INC.

By:
Name:
Title:

A-1-3

Schedule 1 to Quarterly Certification

Calculation of Financial Covenants as of

Liquidity:
Cash	$
plus
Cash Equivalents	$
Total	$
Minimum Liquidity Amount	[***]
COMPLIANCE	PASS	FAIL
Adjusted Tangible Net Worth:
Consolidated Net Worth (total assets over	$
total liabilities)
Less
Book value of all investments in non-	$
consolidated subsidiaries
Less
goodwill	$
research and development costs	$
Trademarks	$
trade names	$
Copyrights	$
Patents	$
rights to refunds and indemnification	$
unamortized debt discount and expense	$
[other intangibles, except servicing rights]	$
Total	$
Minimum Adjusted Tangible Net Worth	[***]
Amount
COMPLIANCE	PASS	FAIL
Leverage:

A-1-4

Consolidated Indebtedness	$
Divided by
Adjusted Tangible Net Worth	$
Ratio
Maximum Leverage Amount	[***]
COMPLIANCE	PASS	FAIL
Net Income:
Adjusted Tangible Net Worth as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Cash and Cash Equivalents as of last calendar day of the applicable month	[Only applicable if less than [***] in any month in the quarter]
Net Income for the fiscal quarter ended on or immediately before the last calendar day of the calendar month for which financial statements are being provided with this certification	[Only applicable if both of the prior two conditions are met.]
$
Total
Net Income requirement	[***]
COMPLIANCE	PASS	FAIL	NOT APPLICABLE

A-1-5

EXHIBIT B

FORM OF INSTRUCTION LETTER

                  , 201

                          , as Subservicer/Additional Collateral Servicer

Attention:

Re:                            Master Repurchase Agreement, dated as of September 4, 2019 between Citibank, N.A. (the “Buyer”) and Quicken Loans Inc. (the “Seller”)

Ladies and Gentlemen:

As [sub]servicer of those assets described on Schedule 1 hereto, which may be amended or updated from time to time (the “Eligible Assets”) pursuant to that Servicing Agreement, between you and the undersigned Seller, as amended or modified, attached hereto as Exhibit A (the “Servicing Agreement”), you are hereby notified that the undersigned Seller has sold to Buyer such Eligible Assets pursuant to that certain Master Repurchase Agreement, dated as September 4, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), between Buyer and the Seller. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Agreement.

You agree to service the Eligible Assets in accordance with the terms of the Servicing Agreement for the benefit of Buyer and, except as otherwise provided herein, Buyer shall have all of the rights, but none of the duties or obligations of the Seller under the Servicing Agreement including, without limitation, payment of any indemnification or reimbursement or payment of any servicing fees or any other fees. No subservicing relationship shall be hereby created between you and Buyer.

Upon your receipt of written notification by Buyer that a Default has occurred under the Agreement and identifying the then-current Eligible Assets (the “Default Notice”), you, as [Subservicer] [Additional Collateral Servicer], hereby agree to remit all payments or distributions made with respect to such Eligible Assets, net of the servicing fees payable to you with respect thereto, immediately in accordance with Buyer’s wiring instructions provided below, or in accordance with other instructions that may be delivered to you by Buyer:

Bank:	[ ]
ABA:	[ ]
A/C:	[ ]
A/C Name:	[ ]
FFC:	[ ]
FFC A/C:	[ ]

You agree that, following your receipt of such Default Notice, under no circumstances will you remit any such payments or distributions in accordance with any instructions delivered to you by the undersigned Seller, except if Buyer instructs you in writing otherwise.

You further agree that, upon receipt written notification by Buyer that an Event of Default has occurred under the Agreement, Buyer shall assume all of the rights and obligations of Seller under the Servicing Agreement, except as otherwise provided herein. Subject to the terms of the Servicing Agreement, you shall (x) follow the instructions of Buyer with respect to the Eligible Assets and deliver to a Buyer any information with respect to the Eligible Assets reasonably requested by such Buyer, and (y) treat this letter agreement as a separate and distinct servicing agreement between you and Buyer (incorporating the terms of the Servicing Agreement by reference), subject to no setoff or counterclaims arising in your favor (or the favor of any third party claiming through you) under any other agreement or arrangement between you and the Seller or otherwise. Notwithstanding anything to the contrary herein or in the Servicing Agreement, in no event shall Buyer be liable for any fees, indemnities, costs, reimbursements or expenses incurred by you prior to such Event of Default or otherwise owed to you in respect of the period of time prior to such Event of Default.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, with respect to those Eligible Assets marked as “Servicing Released” on Schedule 1 (the “Servicing Released Assets”), you are hereby instructed to service such Servicing Released Assets for a term of thirty (30) days (each, a “Servicing Term”) commencing as of the date such Servicing Released Loans become subject to a purchase transaction under the Agreement, which Servicing Term shall be deemed to be renewed at the end of each 30-day period subject to the following sentence. The Servicing Term shall terminate upon the occurrence of any of the following events: (i) such Servicing Released Asset is not repurchased by the Seller on the Repurchase Date under the Agreement, or (ii) you shall have received a written termination notice from Buyer at any time with respect to some or all of the Servicing Released Assets being serviced by you (each, a “Servicing Termination”). In the event of a Servicing Termination, you hereby agree to (i) deliver all servicing and “records” relating to such Servicing Released Assets to the designee of Buyer at the end of each such Servicing Term and (ii) cooperate in all respects with the transfer of servicing to Buyer or its designee. The transfer of servicing and such records by you shall be in accordance with customary standards in the industry and the terms of the Servicing Agreement, and such transfer shall include the transfer of the gross amount of all escrows held for the related mortgagors (without reduction for unreimbursed advances or “negative escrows”).

Further, you hereby constitute and appoint Buyer and any officer or agent thereof, with full power of substitution, as your true and lawful attorney-in-fact with full irrevocable power and authority in your place and stead and in your name or in Buyer’s own name, following any Servicer Termination with respect solely to the Servicing Released Assets that are subject to such Servicer Termination, to direct any party liable for any payment under any such Servicing Released Assets to make payment of any and all moneys due or to become due thereunder directly to Buyer or as Buyer shall direct including, without limitation, the right to send “goodbye” and “hello” letters on your behalf. you hereby ratify all that said attorneys shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

For the purpose of the foregoing, the term “records” shall be deemed to include but not be limited to any and all servicing agreements, files, documents, records, data bases, computer tapes, copies of computer tapes, proof of insurance coverage, insurance policies, appraisals, other closing documentation, payment history records, and any other records relating to or evidencing the servicing of such Servicing Released Assets.

This instruction letter may not be amended or superseded without the prior written consent of the Buyer. Buyer is a beneficiary of all rights and obligations of the parties hereunder.

[NO FURTHER TEXT ON THIS PAGE]

Please acknowledge receipt of this instruction letter by signing in the signature block below and forwarding an executed copy to Buyer promptly upon receipt. Any notices to Buyer should be delivered to the following address: [          ].

Very truly yours,

QUICKEN LOANS INC.

By:
Name:
Title:

Acknowledged and Agreed as of this    day of            , 201  :

[SUBSERVICER] [ADDITIONAL COLLATERAL SERVICER]

By:
Name:
Title:

EXHIBIT C

BUYER’S WIRE INSTRUCTIONS

For Cash:	Bank:	Citibank, N.A.
	ABA:	[***]
	A/C:	[***]
	A/C Name:	Quicken Loans Inc.

C-1

EXHIBIT D

FORM OF SECURITY RELEASE CERTIFICATION

[Insert Date]

[           ]

[           ]

[           ][           ]

Re:                            Security Release Certification

In accordance with the provisions below and effective as of    [DATE]         [      ] (“[ ]”) hereby relinquishes any and all right, title and interest it may have in and to the Loans described in Annex A attached hereto upon purchase thereof by Citibank, N.A. (the “Buyer”) from the Seller named below pursuant to that certain Master Repurchase Agreement, dated as of September 4, 2019 (as amended, restated, supplemented or otherwise modified from time to time, the “Repurchase Agreement”) as of the date and time of receipt by [ ] of an amount at least equal to the amount then due to [ ] as set forth on Annex A for such Loans (the “Date and Time of Sale”) and certifies that all notes, mortgages, assignments and other documents in its possession relating to such Loans have been delivered and shall be released to the Seller named below or its designees as of the Date and Time of Sale. Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Repurchase Agreement.

Name and Address of Lender:

[Custodian]
[ ]
For Credit Account No. [ ]
Attention: [ ]
Phone: [ ]
Further Credit — [ ]

[NAME OF WAREHOUSE LENDER]

By:
Name:
Title:

The Seller named below hereby certifies to Buyer that, as of the Date and Time of Sale of the above mentioned Loans to Buyer, the security interests in the Loans released by the above named corporation comprise all security interests in any and all such Loans. The Seller warrants that, as of such time, there are and will be no other security interests in any or all of such Loans.

QUICKEN LOANS INC.

By:
Name:
Title:

ANNEX TO SECURITY RELEASE CERTIFICATION

[List of Loans and amounts due]